   As filed with the Securities and Exchange Commission on June 13, 2002


                                       Registration Statement No. 333-89010

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              Amendment No. 1


                                    to

                                    Form S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                  INERGY, L.P.
             (Exact name of registrant as specified in its charter)

           Delaware                           5984                         43-1918951
 (State or other jurisdiction     (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or         Classification Code Number)          Identification No.)
         organization)

                            2 Brush Creek Blvd.


                        Kansas City, Missouri 64112

                                 (816) 842-8181
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                                John J. Sherman

                            2 Brush Creek Blvd.


                        Kansas City, Missouri 64112

                                 (816) 842-8181
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

        David P. Oelman                Paul E. McLaughlin                Joshua Davidson
    Catherine S. Gallagher        Stinson Morrison Hecker LLP          Baker Botts L.L.P.
    Vinson & Elkins L.L.P.        1201 Walnut St., Suite 2800            One Shell Plaza
    1001 Fannin, Suite 2300       Kansas City, Missouri 64106             910 Louisiana
   Houston, Texas 77002-6760             (816) 842-8600               Houston, Texas 77002
        (713) 758-2222                                                   (713) 229-1234

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
   If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the Registration Statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities, and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to completion, dated June 13, 2002


PROSPECTUS
                             1,400,000 Common Units

                                 [INERGY LOGO]

                     Representing Limited Partner Interests

                                  -----------

  We are offering 1,060,945 common units, and the selling unitholders are offering 339,055 common units. We will not receive any proceeds from the sale of the common units by the selling unitholders. Our common units are traded on the Nasdaq National Market under the symbol "NRGY." On June 11, 2002, the last reported sale price of our common units on the Nasdaq was $30.65 per common unit.


  Common units are entitled to receive minimum distributions of operating cash of $0.60 per quarter, or $2.40 on an annualized basis, before any distributions are paid on senior subordinated units or junior subordinated units, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partners. For the quarter ended March 31, 2002, we distributed $0.66 on each of our outstanding common, senior subordinated and junior subordinated units.

                                  -----------

                 Investing in our common units involves risks.
                    See "Risk Factors" beginning on page 14.

                                  -----------

  These risks include the following:
  . We may not be able to generate sufficient cash from operations to allow us to pay the minimum quarterly distribution.
  . Since weather conditions may adversely affect the demand for propane, our financial condition and results of operations are vulnerable to, and will be adversely affected by, warm winters.
  . If we are unable to integrate our recent acquisitions or if we do not continue to make acquisitions on economically acceptable terms, our future financial performance will be limited.
  . Due to our lack of asset diversification, adverse developments in our propane business would reduce our ability to make distributions to unitholders.
  . Unitholders have less ability to elect or remove management than holders of common stock in a corporation.
  . Cost reimbursements due our managing general partner may be substantial and reduce our ability to pay the minimum quarterly distribution.
  . Our general partners have conflicts of interest and limited fiduciary responsibilities, which may permit our general partners to favor their own interests to the detriment of unitholders.
  . You may be required to pay taxes on income from us even if you do not receive any cash distributions.

                                  -----------

                           PRICE $   PER COMMON UNIT

                                  -----------

                                                                  Per
                                                              Common Unit Total
                                                              ----------- -----
Public offering price........................................     $       $
Underwriting discount........................................     $       $
Proceeds, before expenses, to Inergy, L.P....................     $       $
Proceeds, before expenses, to the selling unitholders........     $       $

  We have granted the underwriters a 30-day option to purchase up to an additional 210,000 common units to cover over-allotments. The underwriters
expect to deliver the common units to purchasers on or about     , 2002.


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

A.G. Edwards & Sons, Inc.

           Raymond James

                         UBS Warburg
                                                        Wachovia Securities


                          Prospectus dated     , 2002

               [map and photographs of Inergy, L.P.'s operations]

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
GUIDE TO READING THIS PROSPECTUS..........................................   iv

PROSPECTUS SUMMARY........................................................    1
  Inergy, L.P.............................................................    1
  Summary of Conflicts of Interest and Fiduciary Responsibilities.........    6
  Partnership Structure and Management....................................    6
  Summary Pro Forma Financial and Operating Data..........................   11

RISK FACTORS..............................................................   14
  Risks Inherent in our Business..........................................   14
  Risks Inherent in an Investment in Inergy, L.P..........................   18
  Tax Risks To Common Unitholders.........................................   21

USE OF PROCEEDS...........................................................   24

CAPITALIZATION............................................................   25

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS.............................   26

CASH DISTRIBUTION POLICY..................................................   27
  Distributions of Available Cash.........................................   27
  Operating Surplus and Capital Surplus...................................   27
  Subordination Period....................................................   28
  Distributions of Available Cash from Operating Surplus During the
   Subordination Period...................................................   30
  Distributions of Available Cash from Operating Surplus After the
   Subordination Period...................................................   30
  Incentive Distribution Rights...........................................   30
  Percentage Allocations of Available Cash from Operating Surplus.........   31
  Distributions from Capital Surplus......................................   31
  Adjustment to the Minimum Quarterly Distribution and Target Distribution
   Levels.................................................................   32
  Distributions of Cash Upon Liquidation..................................   32

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.....................   35

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA..........................   45

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   49
  General.................................................................   49
  Inergy, L.P. and Inergy Partners, LLC...................................   51
  Independent Propane Company.............................................   55
  Hoosier Propane Group...................................................   56
  Liquidity and Capital Resources.........................................   59
  Description of Indebtedness.............................................   61
  Environmental Matters...................................................   65
  Recent Accounting Pronouncements........................................   66
  Critical Accounting Policies............................................   66
  Quantitative and Qualitative Disclosure About Market Risk...............   67
  Propane Price Risk......................................................   67

BUSINESS..................................................................   70
  General.................................................................   70
  Recent Acquisitions.....................................................   70
  Industry Background and Competition.....................................   71
  Competitive Strengths...................................................   73
  Retail Operations.......................................................   74
  Wholesale Supply, Marketing and Distribution Operations.................   76

                                                                            Page
                                                                            ----
  Transportation Assets, Truck Fabrication and Maintenance.................  77
  Supply...................................................................  77
  Pricing Policy...........................................................  77
  Billing and Collection Procedures........................................  78
  Properties...............................................................  78
  Trademark and Tradenames.................................................  78
  Employees................................................................  79
  Government Regulation....................................................  79
  Litigation...............................................................  80

MANAGEMENT.................................................................  81
  Our Managing General Partner Manages Inergy, L.P.........................  81
  Directors and Executive Officers of Inergy GP, LLC.......................  81
  Reimbursement of Expenses of the Managing General Partner................  83
  Compensation of Directors................................................  83
  Executive Compensation...................................................  84
  Employment Agreements....................................................  86
  Long-Term Incentive Plan.................................................  87
  Unit Purchase Plan.......................................................  88

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  89

SELLING UNITHOLDERS........................................................  92

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  93
  Related Party Transactions...............................................  93

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES.......................  96
  Conflicts of Interest....................................................  96

DESCRIPTION OF THE COMMON UNITS............................................ 100
  The Units................................................................ 100
  Transfer Agent and Registrar Duties...................................... 100

DESCRIPTION OF THE SUBORDINATED UNITS...................................... 102
  Limited Voting Rights.................................................... 102
  Distributions Upon Liquidation........................................... 102

THE PARTNERSHIP AGREEMENT.................................................. 103
  Organization............................................................. 103
  Purpose.................................................................. 103
  Power of Attorney........................................................ 103
  Capital Contributions.................................................... 103
  Limited Liability........................................................ 104
  Issuance of Additional Securities........................................ 104
  Amendment of the Partnership Agreement................................... 105
  Action Relating to the Operating Company................................. 107
  Merger, Sale or Other Disposition of Assets.............................. 108
  Termination and Dissolution.............................................. 108
  Liquidation and Distribution of Proceeds................................. 108
  Withdrawal or Removal of the General Partners............................ 109
  Transfer of General Partner Interests.................................... 110
  Transfer of Incentive Distribution Rights................................ 110
  Transfer of Ownership Interests in General Partners...................... 111
  Change of Management Provisions.......................................... 111

                                                                            Page
                                                                            ----
  Limited Call Right....................................................... 111
  Meetings; Voting......................................................... 111
  Status as Limited Partner or Assignee.................................... 112
  Non-Citizen Assignees; Redemption........................................ 112
  Indemnification.......................................................... 113
  Books and Reports........................................................ 113
  Right to Inspect our Books and Records................................... 114
  Registration Rights...................................................... 114

UNITS ELIGIBLE FOR FUTURE SALE............................................. 115

TAX CONSIDERATIONS......................................................... 116
  Partnership Status....................................................... 116
  Limited Partner Status................................................... 118
  Tax Consequences of Unit Ownership....................................... 118
  Tax Treatment of Operations.............................................. 123
  Disposition of Common Units.............................................. 124
  Uniformity of Units...................................................... 125
  Tax-Exempt Organizations and Other Investors............................. 126
  Administrative Matters................................................... 127
  State, Local and Other Tax Considerations................................ 129

INVESTMENT IN INERGY, L.P. BY EMPLOYEE BENEFIT PLANS....................... 130

UNDERWRITING............................................................... 131

VALIDITY OF THE COMMON UNITS............................................... 133

EXPERTS.................................................................... 133

OTHER MATTERS.............................................................. 134

WHERE YOU CAN FIND MORE INFORMATION........................................ 134

FORWARD-LOOKING STATEMENTS................................................. 135

INDEX TO FINANCIAL STATEMENTS.............................................. F-1

Appendix A--Glossary of Terms.............................................. A-1

                       GUIDE TO READING THIS PROSPECTUS

   The following information should help you understand some of the conventions used in this prospectus.

  . Throughout this prospectus,

   (1) when we use the terms "we," "us," or "Inergy, L.P.," we are referring either to Inergy, L.P., the registrant itself, or to Inergy, L.P. and its operating subsidiaries collectively, as the context requires, and

   (2) when we use the term "our predecessor," we are referring to Inergy Partners, LLC, the entity that conducted our business prior to our initial public offering, which closed on July 31, 2001. Inergy, L.P. was formed as a Delaware limited partnership on March 7, 2001 and did not have operations until the initial public offering. Our predecessor commenced operations in November 1996. The discussion of our business throughout this prospectus relates to the business operations of Inergy Partners, LLC prior to Inergy, L.P.'s initial public offering and Inergy, L.P. thereafter.

  . We have a managing general partner and a non-managing general partner.
    Our managing general partner is responsible for the management of our partnership and its operations are governed by a board of directors. Our managing general partner does not have rights to allocations or distributions from our partnership and does not receive a management fee, but it is reimbursed for expenses incurred on our behalf. Our non-managing general partner owns a 2% non-managing general partner interest in our partnership. Generally, we refer to each general partner as managing or non-managing, as the case may be. We collectively refer to our managing general partner and our non-managing general partner as our "general partners."

  . For ease of reference, a glossary of some terms used in this prospectus is included in this prospectus as Appendix A.

  . Unless otherwise specified, the information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements. You should read "Risk Factors" beginning on page 14 for more information about important factors that you should consider before buying common units.

                                  INERGY, L.P.

Our Business

   We own and operate a rapidly growing retail and wholesale propane marketing and distribution business. Since our predecessor's inception in November 1996, we have acquired thirteen propane companies for an aggregate purchase price of approximately $230 million, including working capital, assumed liabilities and acquisition costs. For the fiscal year ended September 30, 2001, on a pro forma combined basis, we sold approximately 117 million gallons of propane to retail customers and approximately 262 million gallons of propane to wholesale customers.

   Our retail business includes the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. We market our propane products primarily under six regional brand names and serve approximately 190,000 retail customers in Arkansas, Florida, Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and Wisconsin from 99 customer service centers. In addition to our retail business, we operate a wholesale supply, marketing and distribution business providing propane procurement, transportation, supply and price risk management services. We currently provide wholesale supply, marketing and distribution services to approximately 350 customers in 24 states, primarily in the Midwest and Southeast.

Recent Developments

 Recent Acquisitions

   Independent Propane Company Acquisition. In December 2001, we acquired the assets of Independent Propane Company Holdings, which we refer to in this prospectus as IPC, through IPCH Acquisition Corp., an affiliate of our managing general partner, for approximately $96.8 million, including approximately $7.5 million paid for net working capital.


   IPC's principal business is the retail sale of propane throughout its branch network in Texas, Oklahoma, Arkansas, Tennessee, South Carolina, Georgia, and Florida. For the twelve months ended September 30, 2001, IPC sold approximately
49.8 million retail gallons of propane to approximately 116,000 customers through its 44 branches and 24 satellite locations. For the year ended September 30, 2001, IPC sold 74% of its volumes to individual homeowners, 20% to commercial accounts and 6% to agricultural customers.

   Pro Gas Acquisition. In November 2001, we acquired the operations of the Pro Gas affiliated companies, which we refer to collectively in this prospectus as Pro Gas. The acquisition included six retail operations and three satellite bulk storage facilities in Michigan. For the twelve months ended September 30, 2001, Pro Gas delivered approximately 12.4 million gallons of propane to approximately 12,000 customers.

   Secured Notes Offering. On June 7, 2002, our operating company, Inergy Propane, LLC, issued $85.0 million of senior secured notes with a weighted average interest rate of 9.07% and a weighted average maturity of 5.9 years. The senior secured notes are guaranteed by IPCH Acquisition Corp., Inergy Propane's subsidiaries and us. We obtained an investment grade rating of "BBB-" for the senior secured notes from Fitch Ratings Service. We used the net proceeds from the senior secured notes offering to repay indebtedness under our bank credit facility.


Summary of Risk Factors

   An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Please carefully read the risks relating to these matters described under "Risk Factors."

 Risks Inherent in Our Business

  . We may not be able to generate sufficient cash from operations to allow us to pay the minimum quarterly distribution.

  . Since weather conditions may adversely affect the demand for propane, our financial condition and results of operations are vulnerable to, and will be adversely affected by, warm winters.

  . If we do not continue to make acquisitions on economically acceptable terms, our future financial performance will be limited.

  . We cannot assure you that we will be successful in integrating our recent acquisitions.

  . Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect our profit margins.

  . Our indebtedness may limit our ability to borrow additional funds, make distributions to you or capitalize on acquisition or other business opportunities.

  . The highly competitive nature of the retail propane business could cause us to lose customers, thereby reducing our revenues.

  . If we are not able to purchase propane from our principal suppliers, our results of operations would be adversely affected.

  . Competition from alternative energy sources may cause us to lose customers, thereby reducing our revenues.

  . Terrorists attacks, such as the attacks that occurred on September 11, 2001, have resulted in increased costs, and future war or risk of war may adversely impact our results of operations.

  . Our business would be adversely affected if service at our principal storage facilities or on the common carrier pipelines we use is interrupted.

  . We are subject to operating and litigation risks that could adversely affect our operating results to the extent not covered by insurance.

  . Our results of operations and financial condition may be adversely affected by governmental regulation and associated environmental and regulatory costs.

  . Energy efficiency and new technology may reduce the demand for propane.

  . Due to our lack of asset diversification, adverse developments in our propane business would reduce our ability to make distributions to unitholders.

 Risks Inherent in an Investment in Inergy, L.P.

  . Unitholders have less ability to elect or remove management than holders of common stock in a corporation.

  . The control of our managing general partner may be transferred to a third party without unitholder consent.


  . Our managing general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

  . Cost reimbursements due our managing general partner may be substantial and reduce our ability to pay the minimum quarterly distribution.

  . We may issue additional common units without your approval, which would dilute your existing ownership interests.

  . You may not have limited liability if a court finds that unitholder actions constitute control of our business.

  . Our general partners have conflicts of interest and limited fiduciary responsibilities, which may permit our general partners to favor their own interests to the detriment of unitholders.

 Tax Risks to Common Unitholders

  . The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

  . A successful IRS contest of the federal income tax positions we take may adversely affect the market for common units.

  . You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Our Competitive Strengths

   We believe that we are well positioned to compete in the propane industry. Our competitive strengths include:

  . Proven Acquisition Expertise. Our executive officers and key employees, who average more than 15 years experience in the propane industry, have significant industry contacts that have enabled us to negotiate all thirteen of our acquisitions on an exclusive basis. This acquisition expertise should allow us to continue to grow through strategic and accretive acquisitions that complement our existing operations.

  . Internal Growth. We consistently promote internal growth in our retail operations through a combination of marketing programs and employee incentives. We also provide various financial and other services, including level payment, fixed price and price cap programs, supply, repair and maintenance contracts, and 24-hour customer service, in order to attract new customers and retain existing customers.

  . Operations in High Growth Markets. A majority of our operations are concentrated in higher-than-average population growth areas, where natural gas distribution is not cost effective. We intend to pursue acquisitions in similar high growth markets.

  . Regional Branding. We believe that our success in generating internal growth at our customer service centers results from our established, locally recognized trade names. We attempt to capitalize on the reputation of the companies we acquire by retaining their local brand names and employees, thereby preserving the goodwill of the acquired business and fostering employee loyalty and customer retention.

  . High Percentage of Retail Sales to Residential Customers. Our retail propane operations concentrate on sales to residential customers who generate higher margins and are generally more stable purchasers than other customers. For the fiscal year ended September 30, 2001, sales to residential customers represented approximately 72% of our retail propane gallons sold and approximately 75% of our retail propane gross profits, on a pro forma combined basis.

  . Strong Wholesale Supply, Marketing and Distribution Business. Our wholesale business provides us with growing revenues as well as valuable market intelligence and awareness of potential acquisition opportunities. In addition, these operations help us achieve a secure, efficient source of supply and product cost advantages for our customer service centers. Moreover, the presence of our trucks serving our wholesale customers across the Midwest and Southeast allows us to take advantage of various pricing and distribution inefficiencies that exist in the market from time to time.

  . Flexible Financial Structure. We have a $75.0 million revolving credit facility for acquisitions and a $50.0 million revolving working capital facility. Upon completion of this offering, we expect to have available capacity of approximately $56.7 million under our acquisition facility and approximately $48.0 million under our working capital facility. We believe our available capacity under these facilities combined with our ability to fund acquisitions through the issuance of additional partnership interests will provide us with a flexible financial structure that will facilitate our acquisition strategy.


   Our primary objective is to increase distributable cash flow for our unitholders, while maintaining the highest level of commitment and service to our customers. We intend to pursue this objective by capitalizing on our competitive strengths.

Distribution History

   We have made distributions of available cash to all of our unitholders for one partial quarter and two full quarters since our initial public offering on July 31, 2001:

                                                 Distributions Paid Per Unit
                                               ---------------------------------
                                                          Senior       Junior
                                               Common  Subordinated Subordinated
                                               ------  ------------ ------------
Fiscal Year 2002
  Quarter ended March 31, 2002................ $0.660     $0.660       $0.660
  Quarter ended December 31, 2001.............  0.625      0.625        0.625
Fiscal Year 2001
  Quarter ended September 30, 2001............  0.400*     0.400*       0.400*

--------
* Represents a partial quarterly distribution for the period from July 31, 2001, the date of our initial public offering, through September 30, 2001, the end of our fourth fiscal quarter.

   For the quarter ended March 31, 2002, we distributed $0.66 per unit, representing $0.06 in excess of the minimum quarterly distribution on all of our outstanding units. In accordance with the terms of our partnership agreement, an affiliate of our general partners will receive increasing percentages, up to 48%, of the cash we distribute in excess of $0.66 per unit.

Industry Background

   Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. Our retail propane business consists principally of transporting propane to our customer service centers and other distribution areas and then to tanks located on our customers' premises. Retail propane falls into three broad categories: residential, industrial and commercial and agricultural. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control.

   According to the American Petroleum Institute, the domestic retail market for propane is approximately 12.1 billion gallons annually. This represents approximately 5% of household energy consumption in the United States. The propane distribution industry is characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of these local distributors have sought to sell their businesses for reasons that include retirement and estate planning. In addition, the propane industry faces increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer-oriented technologies. Primarily as a result of these factors, the industry is undergoing consolidation, and we, as well as other national and regional distributors, have been active consolidators in the propane market. In recent years, an active, competitive market has existed for the acquisition of propane assets and businesses. We expect this acquisition market to continue for the foreseeable future.

        SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

   Inergy GP, LLC, our managing general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary" duty. However, because our managing general partner is a subsidiary of Inergy Holdings, LLC (generally referred to as Inergy Holdings in this prospectus), its officers and directors also have fiduciary duties to manage our managing general partner's business in a manner beneficial to the members of Inergy Holdings. As a result of these relationships and others, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partners and their affiliates, on the other. For a more detailed description of the conflicts of interest and fiduciary responsibilities of our general partners, please read "Conflicts of Interest and Fiduciary Responsibilities."

   Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partners to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partners' fiduciary duties. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

                      PARTNERSHIP STRUCTURE AND MANAGEMENT

   Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our subsidiaries through our operating company, Inergy Propane, LLC.

  . We own a 100% membership interest in Inergy Propane, LLC. Our membership interest in Inergy Propane, LLC carries economic and voting rights.

  . Inergy GP, LLC, our managing general partner, has sole responsibility for conducting our business and managing our operations. Our managing general partner's only interest in us is its management rights. Inergy GP, LLC has no economic interest in our partnership and does not receive a management fee, but it is reimbursed for expenses incurred on our behalf.

  . Inergy Partners, LLC, our non-managing general partner, owns a 2% non-managing general partner interest in us. The 2% general partner interest is entitled to its proportionate share of allocations and distributions in our partnership. Our non-managing general partner has no operational or managerial responsibilities under our partnership agreement. In this prospectus, we refer to the interest owned by the non-managing general partner as its 2% general partner interest.

  . Inergy Holdings, LLC owns 100% of each of our managing general partner and our non-managing general partner. Inergy Holdings also owns all of the "incentive distribution rights," which entitle it to receive increasing percentages, up to 48%, of any cash we distribute in excess of $0.66 per unit in any quarter. Additionally, Inergy Holdings, LLC and its affiliates own 404,601 common units, representing an aggregate limited partner interest in us of approximately 5.2% after this offering.

  . New Inergy Propane, LLC, a wholly-owned subsidiary of our non-managing general partner, owns 961,158 senior subordinated units and 507,063 junior subordinated units, representing an aggregate limited partner interest in us of approximately 19.0% after this offering.


   Our principal executive offices are located at 2 Brush Creek Blvd., Kansas City, Missouri 64112, and our phone number is (816) 842-8181.


   The chart on the following page depicts our organization and ownership after giving effect to this offering.

                                               ----------------------------------------------------
                                                   Ownership of Inergy, L.P. after the offering:
                                                 Common units...........................     47.7%
---------------------------                      Senior subordinated units..............     42.9%
     Public Unitholders                          Junior subordinated units..............      7.4%
  3,274,216 Common Units                         General partner interest...............      2.0%
---------------------------                                                                 ------
       |                                                                                    100.0%
       |                                                                                    ------
       |                                       -----------------------------------------------------
       |
       |        ----------------------------------------                              ------------------------------
       |                    Owners of Certain                                             Inergy Holdings, LLC
       |                   Acquired Businesses                                             and its affiliates
       |                   and Other Investors                                            404,601 Common Units
       |          2,352,209 Senior Subordinated Units            _________________        Incentive Distribution       __________
       |            65,479 Junior Subordinated Units             |                               Rights                         |
       |        ----------------------------------------         |                    ------------------------------            |
       |                  |                                      |                                    |                         |
       |                  |                                      |                                    |                         |
       |                  |                                      |                                    |                         |
       |                  |                          100% membership interest                         |                         |
       |                  |                                      |                                    |                         |
       |                  |                                      |                         100% membership interest             |
       |                  |                                      |                                    |                         |
       |                  |                          -------------------------               ---------------------              |
       |                  |                            Inergy Partners, LLC                     Inergy GP, LLC                  |
      42.5% limited       |                _______     (The Non-managing                        (The Managing                   |
     partner interest     |                |            General Partner)                        General Partner                 |
       |                  |                |         -------------------------               ---------------------              |
       |                  |                |                     |                                    |                         |
       |                  |                |          100% membership interest                        |                         |
       |                  |                |                     |                                    |                         |
       |                  |                |                     |                                    |                         |
       |                  |                |         ---------------------------                      |                         |
       |                  |                |           New Inergy Propane, LLC                        |                         |
       |                  |        2% non-managing         961,158 Senior                             |                         |
       |                  |            general           Subordinated Units                management rights                    |
       |                  |         partner interest       507,063 Junior                    /                                  |
       |                  |                |             Subordinated Units                 /                                   |
       |                                   |         ---------------------------           /                                    |
       |           31.3% limited           |                     |                        /                                     |
       |         partner interest          |        19.0% limited partner interest       /                                      |
       |                                   |                     |                      /                   5.2% limited        |
       |                  |                |                     |                     /                  partner interest _____|
       |                  |                |                                          /                           |
       |                  |                |               ----------------                                       |
       |                  |                |____________                              ____________________________|
       |                  |                                  Inergy, L.P.
       |                  |_____________________________  (The Partnership)
       |________________________________________________
                                                           ----------------
                                                                 |
                                                                 |
                                                       100% membership interest
                                                                 |
                                                       -------------------------
                                                          Inergy Propane, LLC
                                                             (The Operating
                                                                Company)
                                                       -------------------------

                                  The Offering

Common units offered by
Inergy, L.P. .............

                              1,060,945 common units.


                              1,270,945 common units if the underwriters exercise their over-allotment option in full.

Common units offered by
the selling unitholders

...........................
                              339,055 common units. For information about the selling unitholders, please read "Selling Unitholders."


Units outstanding after
this offering ............

                              3,678,817 common units, representing a 47.7% limited partner interest in Inergy, L.P.; 3,313,367 senior subordinated units, representing a 42.9% limited partner interest in Inergy, L.P.; and 572,542 junior subordinated units, representing a 7.4% limited partner interest in Inergy, L.P.


Cash distributions .......    Common units are entitled to receive
                              distributions of available cash of $0.60 per quarter, or $2.40 on an annualized basis, before any distributions are paid on our subordinated units.

                              In general, we will pay any cash
                              distributions we make each quarter in the following manner:

                              . first, 98% to the common units and 2% to the
                                non-managing general partner, until each common unit has received a minimum quarterly distribution of $0.60 plus any arrearages from prior quarters;

                              . second, 98% to the senior subordinated units
                                and 2% to the non-managing general partner, until each senior subordinated unit has received a minimum quarterly distribution of $0.60;

                              . third, 98% to the junior subordinated units and
                                2% to the non-managing general partner, until each junior subordinated unit has received a minimum quarterly distribution of $0.60; and

                              . fourth, 98% to all units, pro rata, and 2% to
                                the non-managing general partner, until each unit has received a distribution of $0.66 per quarter.

                              If cash distributions exceed $0.66 per unit in any quarter, Inergy Holdings will receive increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to Inergy Holdings' right to receive these higher amounts of cash as "incentive distribution rights."

                              We must distribute all of our cash on hand at the end of each quarter, less reserves established by our managing general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement and in the glossary in

                              Appendix A. The amount of available cash may be greater than or less than the minimum quarterly distribution.

Timing of distributions       We pay distributions approximately 45 days
...........................    after March 31, June 30, September 30 and
                              December 31 to unitholders of record on the applicable record date and to our non-managing general partner.

Subordination period .....    The subordination period will end once we
                              meet the financial tests in the partnership agreement, but it generally cannot end before June 30, 2006 with respect to the senior subordinated units and June 30, 2008 with respect to the junior subordinated units.

                              When the applicable subordination period ends, all remaining senior subordinated units or junior subordinated units, as applicable, will convert into common units on a one-for-one basis. Once all subordinated units have been converted into common units, the common units will no longer be entitled to arrearages.

Early conversion of
subordinated units .......
                              If we meet the applicable financial tests in the partnership agreement for any quarter ending on or after June 30, 2004, 25% of the senior subordinated units will convert into common units. If we meet these tests for any quarter ending on or after June 30, 2005, an additional 25% of the senior subordinated units will convert into common units. The early conversion of the second 25% of the senior subordinated units may not occur until at least one year after the early conversion of the first 25% of the senior subordinated units.

                              If we meet the applicable financial tests in the partnership agreement for any quarter ending on or after June 30, 2006, 25% of the junior subordinated units will convert into common units. If we meet these tests for any quarter ending on or after June 30, 2007, an additional 25% of the junior subordinated units will convert into common units. The early conversion of the second 25% of the junior subordinated units may not occur until at least one year after the early conversion of the first 25% of the junior subordinated units.

                              Notwithstanding the foregoing, all
                              outstanding junior subordinated units may convert into common units on a one-for-one basis on or after June 30, 2006, if we have paid a distribution of at least $2.80 on each outstanding unit for each of the three preceding non-overlapping four-quarter periods, all of the senior subordinated units have been converted into common units, and we have met other applicable financial tests in the partnership agreement.

Issuance of additional        In general, while any senior subordinated
units ....................    units remain outstanding, we may not issue
                              more than 800,000 additional common units without obtaining unitholder approval. We may, however, issue an unlimited number of common units in connection with acquisitions that increase cash flow from operations per unit on a pro forma basis. We refer to acquisitions which increase cash flow from operations on a per unit basis as "accretive."

Voting rights ............    Unlike the holders of common stock in a
                              corporation, you will have only limited
                              voting rights on matters affecting our
                              business. You will have no right to elect our managing general partner or its directors on an annual or other continuing basis. The managing general partner may not be removed except by the vote of the holders of at least
                              66 2/3% of the outstanding units, including units owned by the general partners and their affiliates.

Limited call right .......    If at any time not more than 20% of the
                              outstanding common units are held by persons other than our general partners and their affiliates, our managing general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then current market price of the common units.

Estimated ratio of
taxable income to
distributions ............
                              We estimate that if you own the common units you purchase in this offering through December 31, 2004, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be no more than 20% of the cash distributed to you with respect to that period.

                              Please read "Tax Considerations--Tax
                              Treatment of Unitholders--Ratio of Taxable
                              Income to Distributions" for the basis of this estimate.

Exchange listing .........    Our common units are traded on the Nasdaq
                              National Market under the symbol "NRGY."

                 SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA

   The summary pro forma financial and operating data of Inergy, L.P. reflect the consolidated historical operating results of Inergy, L.P., and our predecessor, Inergy Partners, LLC., the Hoosier Propane Group, Pro Gas and IPC, as adjusted for this offering, the senior secured notes offering, our initial public offering and the related acquisition transactions. The summary pro forma financial data are derived from the unaudited pro forma financial statements. The pro forma balance sheet assumes that this offering and the senior secured notes offering occurred on March 31, 2002. The pro forma statements of income assume that the Hoosier Propane Group, Pro Gas and IPC acquisitions, our initial public offering, this offering and the senior secured notes offering occurred on October 1, 2000. For a description of all of the assumptions used in preparing the summary pro forma and pro forma, as adjusted financial data, you should read the notes to the pro forma financial statements for Inergy, L.P. The pro forma financial and operating data should not be considered as indicative of the historical results we would have had or future results.

   We define EBITDA as shown in the table on page 12 and elsewhere in this prospectus as income before income taxes, plus interest expense and depreciation and amortization expense, less interest income. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. EBITDA, as we define it, may not be comparable to EBITDA or similarly titled measures used by other corporations or partnerships.

   The following table should be read together with, and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included in this prospectus. The table should also be read together with "Selected Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  Year Ended              Six Months Ended
                              September 30, 2001           March 31, 2002
                          -------------------------- --------------------------
                                        Pro Forma As               Pro Forma As
                          Pro Forma (a) Adjusted (b) Pro Forma (a) Adjusted (b)
                          ------------- ------------ ------------- ------------
                                 (in thousands, except per unit amounts)
Statement of Income
 Data:
Revenues................    $350,420      $350,420     $178,823      $178,823
Cost of product sold....     258,510       258,510      119,984       119,984
                            --------      --------     --------      --------
Gross profit............      91,910        91,910       58,839        58,839
Expenses:
 Operating and
  administrative........      52,118        52,118       28,048        28,048
 Depreciation and
  amortization..........      13,066        13,066        6,258         6,258
                            --------      --------     --------      --------
Operating income........      26,726        26,726       24,533        24,533
Other income (expense):
 Interest expense.......     (12,642)      (11,766)      (4,344)       (5,634)
 Interest income........         238           238            6             6
 Gain (loss) on sale of
  property, plant and
  equipment.............          46            46         (119)         (119)
 Finance charges........         302           302           85            85
 Other..................         246           246           39            39
                            --------      --------     --------      --------
Income before income
 taxes..................      14,916        15,792       20,200        18,910
Provision for income
 taxes..................          39            39           52            52
                            --------      --------     --------      --------
Net income..............    $ 14,877      $ 15,753     $ 20,148      $ 18,858
                            ========      ========     ========      ========
Non-managing general
 partner's interest in
 net income.............    $    298      $    315     $    403      $    377
                            ========      ========     ========      ========
Limited partners'
 interest in net
 income.................    $ 14,579      $ 15,438     $ 19,745      $ 18,481
                            ========      ========     ========      ========
Net income per limited
 partner unit:
 Basic..................    $   2.24      $   2.04     $   3.04      $   2.44
                            ========      ========     ========      ========
 Diluted................    $   2.22      $   2.02     $   2.99      $   2.41
                            ========      ========     ========      ========
Weighted average limited
 partners' units
 outstanding:
 Basic..................       6,504         7,565        6,504         7,565
                            ========      ========     ========      ========
 Diluted................       6,569         7,630        6,595         7,656
                            ========      ========     ========      ========
Balance Sheet Data (end
 of period):
Current assets..........                                             $ 53,049(c)
Total assets............                                              272,430(c)
Long-term debt,
 including current
 portion................                                              111,924(c)
Partners' capital.......                                              134,790(c)

Other Financial Data:
EBITDA..................    $ 40,386      $ 40,386     $ 30,796      $ 30,796
Maintenance capital
 expenditures (d).......       3,428         3,428        1,068         1,068
Reconciliation of Net
 Income to EBITDA:
Net income..............    $ 14,877      $ 15,753     $ 20,148      $ 18,858
Plus:
 Income taxes...........          39            39           52            52
 Interest expense.......      12,642        11,766        4,344         5,634
 Depreciation and
  amortization expense..      13,066        13,066        6,258         6,258
                            --------      --------     --------      --------
                              40,624        40,624       30,802        30,802
Less:
 Interest income........         238           238            6             6
                            --------      --------     --------      --------
EBITDA..................    $ 40,386      $ 40,386     $ 30,796      $ 30,796
                            ========      ========     ========      ========


Other Operating Data:
Retail propane gallons
 sold...................     117,476       117,476       64,392        64,392
Wholesale propane
 gallons sold...........     262,335       262,335      231,079       231,079


                                                   (footnotes on following page)

--------
(a) Reflects the acquisitions of the Hoosier Propane Group, Pro Gas and IPC, the financing in connection with these acquisitions, and the initial public offering and transactions whereby Inergy, L.P. became the successor to the business of our predecessor, as if all such transactions took place on October 1, 2000.
(b) In addition to the transactions described in footnote (a) above, reflects the proceeds from this offering and the senior secured notes offering, including interest expense adjustments resulting from the repayment of debt under our bank credit facility with the proceeds of this offering and the refinancing of $85.0 million of remaining debt under our bank credit facility as if this offering and the senior secured notes offering took place on October 1, 2000.
(c) Assumes that this offering and the senior secured notes offering took place on March 31, 2002.
(d) Capital expenditures fall generally into three categories: (1) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of our retail customer base, (2) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (3) acquisition capital expenditures.

                                 RISK FACTORS

   Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in the common units.

   If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in our Business

 We may not be able to generate sufficient cash from operations to allow us to pay the minimum quarterly distribution.

   The amount of cash we can distribute on our common units depends upon the amount of cash we generate from our operations. The amount of cash we generate from our operations will fluctuate from quarter to quarter and will depend upon, among other things, the temperatures in our operating areas, the cost to us of the propane we buy for resale, the level of competition from other propane companies and other energy providers and prevailing economic conditions. In addition, the actual amount of cash available for distribution will also depend on other factors, such as the level of capital expenditures we make, debt service requirements, fluctuations in working capital needs, our ability to borrow under our working capital facility to make distributions, and the amount, if any, of cash reserves established by the managing general partner in its discretion for the proper conduct of our business. Because of all these factors, we may not have sufficient available cash each quarter to be able to pay the minimum quarterly distribution.

   Furthermore, you should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

 Since weather conditions may adversely affect the demand for propane, our financial condition and results of operations are vulnerable to, and will be adversely affected by, warm winters.

   Weather conditions have a significant impact on the demand for propane because our customers depend on propane principally for heating purposes. As a result, warm weather conditions will adversely impact our operating results and financial condition. On a pro forma basis for the fiscal year ended September 30, 2001, approximately 75% of our retail propane volume and approximately 73% of our gross profit was attributable to sales during the peak heating season of October through March. Actual weather conditions can substantially change from one year to the next. Furthermore, warmer than normal temperatures in one or more regions in which we operate can significantly decrease the total volume of propane we sell. Consequently, our operating results may vary significantly due to actual changes in temperature. During the fiscal years ended September 30, 1999 and 2000, temperatures were significantly warmer than normal in our areas of operation. Similarly, the first half of fiscal 2002 was significantly warmer than normal in our areas of operations. We believe that our results of operations during these periods were adversely affected primarily due to this abnormally warm weather.

 If we do not continue to make acquisitions on economically acceptable terms, our future financial performance will be limited.

   The propane industry is not a growth industry because of increased competition from alternative energy sources. In addition, as a result of longstanding customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and propane's higher cost as compared to certain other energy sources, we may have difficulty in increasing our retail customer base other than through acquisitions. Therefore, while our business strategy includes internal growth, our ability to grow will depend principally on acquisitions. Our future financial performance depends on our ability to continue to make acquisitions at attractive prices. We cannot assure you that we will be able to continue to identify attractive acquisition candidates in the future or that we will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business has intensified and become more costly. We may not be able to grow as rapidly as we expect through acquiring additional businesses after this offering closes for various reasons, including the following:

  . We will use our cash from operations primarily for reinvestment in our business and distributions to unitholders. Consequently, the extent to which we are unable to use cash or access capital to pay for additional acquisitions may limit our growth and impair operating results. Further, we are subject to certain debt incurrence covenants in our revolving credit facility and senior secured notes that may restrict our ability to incur additional debt to finance acquisitions. In addition, any new debt we incur to finance acquisitions may adversely affect our ability to make distributions to our unitholders.

  . Although we intend to use common units as an acquisition currency, some prospective sellers may not be willing to accept units as consideration and their issuance in some circumstances may be dilutive to our existing unitholders.

   Moreover, acquisitions involve potential risks, including:

  . the inability to integrate the operations of recently acquired businesses,

  .  the diversion of management's attention from other business concerns,

  .  customer or key employee loss from the acquired businesses, and

  .  a significant increase in our indebtedness.

 We cannot assure you that we will be successful in integrating our recent acquisitions.

   We have recently completed the IPC and Pro Gas acquisitions, which geographically expanded our operations into several new states, including Arkansas, Florida, Georgia, Oklahoma, South Carolina and Texas. For the year ended September 30, 2001, the IPC and Pro Gas operations constituted 49% of our pro forma gross profits and 47% of our pro forma EBITDA. We cannot assure you that we will successfully integrate these acquisitions into our operations, or that we will achieve the desired profitability from these acquisitions. Failure to successfully integrate these substantial acquisitions could adversely affect our operations and cash flows available for distribution to our unitholders.

 Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect our profit margins.

   The propane industry is a "margin-based" business in which gross profits depend on the excess of sales prices over supply costs. As a result, our profitability will be sensitive to changes in wholesale prices of propane caused by changes in supply or other market conditions. When there are sudden and sharp increases in the wholesale cost of propane, we may not be able to pass on these increases to our customers through retail or wholesale prices. Propane is a commodity and the price we pay for it can fluctuate significantly in response to supply or other market conditions. We have no control over supply or market conditions. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce our gross profits and could, if continued over an extended period of time, reduce demand by encouraging our retail customers to conserve or convert to alternative energy sources. Furthermore, on May 1, 2002, we entered into a one-year contract to purchase all of Sunoco Inc. (R&M)'s propane production at its Toledo, Ohio refinery, which is approximately 62 million gallons per year. If we are unable to market all of this propane at competitive prices, our gross profits and margins could be significantly reduced.

 Our indebtedness may limit our ability to borrow additional funds, make distributions to you or capitalize on acquisition or other business opportunities.

   Upon completion of this offering, we expect our total outstanding long-term indebtedness (excluding borrowings under our working capital facility) to be approximately $106.9 million, including $85.0 million of senior secured notes, approximately $18.3 million under our acquisition facility and approximately $3.6 million of other indebtedness. Our payment of principal and interest on the indebtedness will reduce the cash available for distribution on our outstanding units. We will be prohibited by our credit facility and the terms of our senior secured notes from making cash distributions during an event of default under any of our indebtedness. Furthermore, our leverage and various limitations in the credit facility and the note purchase agreement relating to the senior secured notes may reduce our ability to incur additional indebtedness, to engage in some transactions and to capitalize on acquisition or other business opportunities.


   In addition, our credit facility contains provisions relating to change of control of our managing general partner, our partnership and our operating company. If these provisions are triggered, such outstanding indebtedness may become due. In such event, there is no assurance that we would be able to pay the indebtedness, in which case the lenders would have the right to foreclose on our assets, which would have a material adverse effect on us. There is no restriction on the ability of our general partners to enter into a transaction which would trigger the change of control provisions.

   Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness." Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

 The highly competitive nature of the retail propane business could cause us to lose customers, thereby reducing our revenues.

   We have competitors and potential competitors who are larger and have substantially greater financial resources than we do, which may provide them with some advantages. Also, because of relatively low barriers to entry into the retail propane business, numerous small retail propane distributors, as well as companies not engaged in retail propane distribution, may enter our markets and compete with us. Competition in the past several years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. Most of our propane retail branch locations compete with several marketers or distributors. The principal factors influencing competition with other retail marketers are:

  .  price,

  .  reliability and quality of service,

  .  responsiveness to customer needs,

  .  safety concerns,

  .  long-standing customer relationships,

  .  the inconvenience of switching tanks and suppliers, and

  .  the lack of growth in the industry.

   We can make no assurances that we will be able to compete successfully on the basis of these factors. If a competitor attempts to increase market share by reducing prices, we may lose customers, which would reduce our revenues.

 If we are not able to purchase propane from our principal suppliers, our results of operations would be adversely affected.

   During the fiscal year ended September 30, 2001, Louis Dreyfus Energy Services, L.P. and Dynegy Inc. each accounted for approximately 10% of our volume of propane purchases on a pro forma combined basis. Most of these purchases were made under supply contracts that have a term of one year, are subject to annual renewal and provide various pricing formulas. On May 1, 2002, we entered into a one-year contract to purchase all of Sunoco Inc. (R&M)'s propane production at its Toledo, Ohio refinery, which is approximately 62 million gallons per year. In the event that we are unable to purchase propane from Sunoco or our other significant suppliers, our failure to obtain alternate sources of supply at competitive prices and on a timely basis would hurt our ability to satisfy customer demand, reduce our revenues and adversely affect our results of operations.


 Competition from alternative energy sources may cause us to lose customers, thereby reducing our revenues.

   Competition from alternative energy sources, including natural gas and electricity, has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity. Propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a less expensive source of energy than propane. The gradual expansion of natural gas distribution systems and availability of natural gas in many areas that previously depended upon propane could cause us to lose customers, thereby reducing our revenues.

 Terrorist attacks, such as the attacks that occurred on September 11, 2001, have resulted in increased costs, and future war or risk of war may adversely impact our results of operations.

   The impact that the terrorist attacks of September 11, 2001 may have on the energy industry in general, and on us in particular, is not known at this time. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror. We may have to incur additional costs in the future to safeguard certain of our assets and we may be required to incur significant additional costs in the future.

   The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to the September 11 attacks may make certain types of insurance more difficult for us to obtain. We may be unable to secure the levels and types of insurance we would otherwise have secured prior to September 11, 2001. There can be no assurance that insurance will be available to us without significant additional costs. A lower level of economic activity could also result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

 Our business would be adversely affected if service at our principal storage facilities or on the common carrier pipelines we use is interrupted.

   Historically, a substantial portion of the propane purchased to support our operations has originated at Conway, Kansas, Hattiesburg, Mississippi and Mont Belvieu, Texas and has been shipped to us through major common carrier pipelines. Any significant interruption in the service at these storage facilities or on the common carrier pipelines we use would adversely affect our ability to obtain propane.

 We are subject to operating and litigation risks that could adversely affect our operating results to the extent not covered by insurance.

   Our operations are subject to all operating hazards and risks incident to handling, storing, transporting and providing customers with combustible liquids such as propane. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. Our insurance may not be adequate to protect us from all material expenses related to potential future claims for personal and property damage. In addition, the occurrence of a serious accident, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

 Our results of operations and financial condition may be adversely affected by governmental regulation and associated environmental and regulatory costs.

   The propane business is subject to a wide range of federal and state laws and regulations related to environmental and other regulated matters. We may have higher costs in the future due to stricter pollution control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental regulations might adversely impact our operations, as well as the storage and transportation of propane.

 Energy efficiency and new technology may reduce the demand for propane.

   The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. Future conservation measures or technological advances in heating, conservation, energy generation or other devices might reduce demand for propane.

 Due to our lack of asset diversification, adverse developments in our propane business would reduce our ability to make distributions to our unitholders.

   We rely exclusively on the revenues generated from our propane business. Due to our lack of asset diversification, an adverse development in this business would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Risks Inherent in an Investment in Inergy, L.P.

 Unitholders have less ability to elect or remove management than holders of common stock in a corporation.

   Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business, and therefore limited ability to influence management's decisions regarding our business. Unitholders did not elect our managing general partner or its board of directors and will have no right to elect our managing general partner or its board of directors on an annual or other continuing basis. The board of directors of our managing general partner is chosen by the sole member of our managing general partner, Inergy Holdings. Although our managing general partner has a fiduciary duty to manage our partnership in a manner beneficial to Inergy, L.P. and the unitholders, the directors of the managing general partner have a fiduciary duty to manage the managing general partner in a manner beneficial to its member, Inergy Holdings.

   Furthermore, if the unitholders are dissatisfied with the performance of our managing general partner, they will have little ability to remove our managing general partner. First of all, the managing general partner generally may not be removed except upon the vote of the holders of 66 2/3% of the outstanding units voting together as a single class. Because the general partners and their affiliates, including our executive officers and directors, will control approximately 31% of all the units upon completion of this offering, it will be difficult to remove the managing general partner without the consent of the general partners and our affiliates. Furthermore, if the managing general partner is removed without cause during the subordination period and units held by the general partners and their affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units which would otherwise have continued until we had met certain distribution and performance tests.

   Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the managing general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our managing general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the managing general partner because of the unitholders' dissatisfaction with the managing general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

   Furthermore, unitholders' voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partners and their affiliates, cannot be voted on any matter.

 The control of our managing general partner may be transferred to a third party without unitholder consent.

   The managing general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owner of the managing general partner, Inergy Holdings, from transferring its ownership interest in the managing general partner to a third party. The new owner of the managing general partner would then be in a position to replace the board of directors and officers of the managing general partner with its own choices and to control the decisions taken by the board of directors and officers.

 Our managing general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

   If at any time less than 20% of the outstanding units of any class are held by persons other than our general partners and their affiliates, our managing general partner has the right to acquire all, but not less than all, of those units held by the unaffiliated persons. The price for these units will not be less than the then-current market price of the units. As a consequence, you may be required to sell your common units at an undesirable time or price. Our managing general partner may assign this acquisition right to any of its affiliates or to the partnership.

 Cost reimbursements due our managing general partner may be substantial and reduce our ability to pay the minimum quarterly distribution.

   Prior to making any distributions on the units, we will reimburse our managing general partner for all expenses it has incurred on our behalf. In addition, our general partners and their affiliates may provide us with services for which we will be charged reasonable fees as determined by the managing general partner. The reimbursement of these expenses and the payment of these fees could adversely affect our ability to make distributions to you. Our managing general partner has sole discretion to determine the amount of these expenses and fees. From July 31, 2001 until March 31, 2002, our general partners and their affiliates incurred $7.0 million of direct and indirect expenses on our behalf, consisting primarily of salaries and employee benefits. Effective January 1, 2002, all employees of our general partners became employees of our operating company.

 We may issue additional common units without your approval, which would dilute your existing ownership interests.

   While any senior subordinated units remain outstanding, our managing general partner may cause us to issue up to 800,000 additional common units without your approval. Our managing general partner may also cause us to issue an unlimited number of additional common units, without your approval, in a number of circumstances, such as:

  . the issuance of common units in connection with acquisitions that increase cash flow from operations per unit on a pro forma basis,

  .  the conversion of subordinated units into common units,

  . the conversion of the general partner interests and the incentive distribution rights into common units as a result of the withdrawal of our general partners, or

  .  issuances of common units under our employee benefit plans.

   The issuance of additional common units or other equity securities of equal rank will have the following effects:

  .  your proportionate ownership interest in us will decrease,

  . the amount of cash available for distribution on each common unit may decrease,

  . since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase,

  . the relative voting strength of each previously outstanding common unit may be diminished, and

  .  the market price of the common units may decline.

   Once no senior subordinated units remain outstanding, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Our partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units.

 You may not have limited liability if a court finds that unitholder actions constitute control of our business.

   Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right of unitholders to remove our managing general partner or to take other action under the partnership agreement constituted participation in the "control" of our business.

   Our general partners generally have unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partners.

   In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read "The Partnership Agreement--Limited Liability" for a discussion of the implications of the limitations on liability to a unitholder.

 Our general partners have conflicts of interest and limited fiduciary responsibilities, which may permit our general partners to favor their own interests to the detriment of unitholders.

   Following this offering, Inergy Holdings and its affiliates will indirectly own an aggregate limited partner interest of approximately 24% in us and the incentive distribution rights, will own and control our managing general partner and will own and control our non-managing general partner, which owns the 2% general partner interest. Conflicts of interest could arise in the future as a result of relationships between Inergy Holdings, our general partners and their affiliates, on the one hand, and the partnership or any of the limited partners, on the other hand. As a result of these conflicts our general partners may favor their own interests and those of their affiliates over the interests of the unitholders. The nature of these conflicts includes the following considerations:

  . Our general partners may limit their liability and reduce their fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. Unitholders are deemed to have consented to some actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

  . Our general partners are allowed to take into account the interests of parties in addition to the partnership in resolving conflicts of interest, thereby limiting their fiduciary duties to the unitholders.

  . Our general partners' affiliates are not prohibited from engaging in other business or activities, including those in direct competition with us.

  . Our managing general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves, each of which can affect the amount of cash that is distributed to unitholders.

  . Our managing general partner determines whether to issue additional units or other equity securities of the partnership.

  . Our managing general partner determines which costs are reimbursable by us.

  . Our managing general partner controls the enforcement of obligations owed to us by it.

  . Our managing general partner decides whether to retain separate counsel, accountants or others to perform services for us.

  . Our managing general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

  . In some instances our managing general partner may borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or hasten the expiration of the subordination period.

Tax Risks To Common Unitholders

   You are urged to read "Tax Considerations" for a more complete discussion of the following expected material federal income tax consequences of owning and disposing of our common units.

 The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

   The anticipated after-tax economic benefit of an investment in our units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

   If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35% and we would likely pay state taxes as well. Distributions to you would generally be taxed again to you as corporate distributions, and none of our income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

   A change in current law or a change in our business could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that causes us to be treated as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be adjusted to reflect that impact on us.

 A successful IRS contest of the federal income tax positions we take may adversely affect the market for common units and the costs of any contest will be borne by our unitholders and our general partners.

   We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely affect the market for our common units and the price at which they trade. In addition, some or all of our unitholders and our general partners will indirectly bear the costs of any contest with the IRS, principally legal, accounting and related fees.

 You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

   You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from the taxation of your share of our taxable income.

 Tax gain or loss on disposition of common units could be different than expected.

   If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit which decreased your tax basis in that common unit will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount you realize, whether or not representing gain, will likely be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of your common units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

 Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units which may result in adverse tax consequences to them.

   Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to unitholders who are organizations exempt from federal income tax, may be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company. Distributions to non-U.S. persons will be reduced by withholding taxes, at the highest effective tax rate applicable to individuals, and non-U.S. persons will be required to file federal income tax returns and generally pay tax on their share of our taxable income.

 We are registered as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

   We are registered with the IRS as a "tax shelter." Our tax shelter registration number is 01204000001. The tax laws require that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that may be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in your tax returns and may lead to audits of your tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return and indirectly bear a portion of the cost of an audit of us.

 We will treat each purchaser of units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.

   Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that do not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns. Please read "Tax Considerations--Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

 You will likely be subject to state and local taxes in states where you do not live as a result of an investment in the units.

   In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future even if you do not live in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We presently anticipate that substantially all of our income will be generated in the following states:
Arkansas, Florida, Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and Wisconsin. Each of these states, except Florida and Texas, imposes a personal income tax. If we expand our operations into other states, you may have to file state and local income tax returns in additional jurisdictions. If we conduct operations in other states, you may be required to file state and local income tax returns in additional jurisdictions. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds of approximately $29.6 million from the sale of the 1,060,945 common units by us, together with a capital contribution from our non-managing general partner of approximately $0.6 million to maintain its 2% general partner interest in our partnership, assuming an offering price of $30.65 per unit and after deducting underwriting discounts and estimated offering expenses. We intend to use all of the net proceeds of this offering to repay a portion of our borrowings incurred in connection with the acquisition of IPC and Pro Gas under our bank credit facility. We will use the net proceeds from any exercise of the overallotment option to further repay borrowings under our bank credit facility.


   As of June 11, 2002, total borrowings under our credit facility were approximately $50.5 million and had a weighted average interest rate of 4.38%. The credit facility has a maturity date of December 20, 2004. We incurred all of our debt to fund acquisitions and for working capital purposes.


   We will not receive any proceeds from the sale of the 339,055 common units by the selling unitholders.

                                 CAPITALIZATION

   The following table shows (1) our historical capitalization as of March 31, 2002 on an actual basis, and (2) our pro forma capitalization as of March 31, 2002, as adjusted to reflect the sale of 1,060,945 common units in this offering at an assumed price of $30.65 per unit and the application of the net proceeds we receive in the offering as described under "Use of Proceeds" as well as the issuance of the senior secured notes and the application of the proceeds therefrom. We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus.



                                               As of March 31, 2002
                                   --------------------------------------------
                                            Senior Secured Common Unit
                                            Note Offering   Offering      As
                                    Actual   Adjustments   Adjustments Adjusted
                                   -------- -------------- ----------- --------
                                                  (in thousands)
Cash and cash equivalents......... $  2,475    $ (1,000)               $  1,475
                                   ========    ========                ========
Debt:
  Current portion of long-term
   debt........................... $  3,722    $    --      $    --    $  3,722
  Long-term bank debt, less
   current portion................  138,442     (85,000)     (30,240)    23,202
  Senior secured notes............      --       85,000                  85,000
                                   --------    --------     --------   --------
    Total debt....................  142,164         --       (30,240)   111,924
                                   --------    --------     --------   --------
Partners' capital:
  Common unitholders..............   49,514        (306)      29,611     78,819
  Senior subordinated
   unitholders....................   51,421        (276)                 51,145
  Junior subordinated
   unitholders....................    2,358         (48)                  2,310
  Non-managing general partner....    1,900         (13)         629      2,516
                                   --------    --------     --------   --------
  Total partners' capital.........  105,193        (643)      30,240    134,790
                                   --------    --------     --------   --------
    Total capitalization.......... $247,357    $   (643)    $    --    $246,714
                                   ========    ========     ========   ========

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

   The common units are listed and traded on the Nasdaq National Market under the symbol "NRGY." The common units began trading on July 26, 2001 at an initial public offering price of $22.00 per common unit. The following table shows the high and low closing sales prices per common unit, as reported by the Nasdaq National Market, for the periods indicated. Distributions are shown in the quarter for which they were paid. For each quarter, an identical cash distribution was paid on all outstanding senior and junior subordinated units.


                                                              Cash Distributions
Period Ended                                     Low    High       Per Unit
------------                                    ------ ------ ------------------
Fiscal 2002:
  June 30, 2002(a)............................. $29.75 $34.24
  March 31, 2002...............................  27.65  30.10       $0.660
  December 31, 2001............................  23.50  28.25        0.625
Fiscal 2001:
  September 30, 2001........................... $22.20 $27.45       $0.400(b)

--------

(a) Through June 11, 2002.

(b) Reflects the pro rata portion of the $0.60 minimum quarterly distribution per unit, representing the period from the July 31, 2001 closing of the initial public offering through September 30, 2001.

   The last reported sale price of the common units on the Nasdaq on June 11, 2002 was $30.65. As of June 11, 2002, there were approximately 2,500 holders of record of our common units.

                            CASH DISTRIBUTION POLICY

Distributions of Available Cash

   General. Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.

   Definition of Available Cash. We define available cash in the glossary, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter less the amount of cash that the managing general partner determines in its reasonable discretion is necessary or appropriate to:

  .  provide for the proper conduct of our business,

  . comply with applicable law, any of our debt instruments, or other agreements, or

  . provide funds for distributions to unitholders (including units held by affiliates of Inergy Holdings) and to our non-managing general partner for any one or more of the next four quarters,

  plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our working capital facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

   Minimum Quarterly Distribution. Common units are entitled to receive distributions from operating surplus of $0.60 per quarter, or $2.40 on an annualized basis, before any distributions are paid on our subordinated units. There is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default under our credit facility or the secured notes. As reflected below, our definition of operating surplus contains an $8.5 million basket. This basket is a provision that will enable us, if we choose, to distribute as operating surplus up to $8.5 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus.

Operating Surplus and Capital Surplus

   General. All cash distributed to unitholders will be characterized either as "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

   Definition of Operating Surplus. We define operating surplus in the glossary, and for any period it generally means:

  . our cash balance of $5.8 million at the closing of our initial public offering,

  .  plus $8.5 million (as described above),

  . plus all of our cash receipts since the initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales of assets outside the ordinary course of business,

  . plus working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter,

  . less all of our operating expenditures since the initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures,

  . less the amount of cash reserves that our managing general partner deems necessary or advisable to provide funds for future operating expenditures.

   Definition of Capital Surplus. We also define capital surplus in the glossary, and it will generally be generated only by:

  .  borrowings other than working capital borrowings,

  .  sales of debt and equity securities, and

  . sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

   Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

   General. During the subordination period, which we define below, the common units have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.60 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on any junior or senior subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. The majority of our senior subordinated units are held by persons who received preferred equity in our predecessor when we bought their propane business or when they made a preferred investment. Our management owns the majority of our junior subordinated units and a portion of our senior subordinated units.

   Definition of Subordination Period. We define the subordination period in the glossary. The subordination period will extend until the first day of any quarter beginning after June 30, 2006 for the senior subordinated units and June 30, 2008 for the junior subordinated units that each of the following tests are met:

  . distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date,

  . the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods, and

  . there are no arrearages in payment of the minimum quarterly distribution on the common units.

   Before the end of the subordination period, a portion of the senior subordinated units may convert into common units on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after:

  .  June 30, 2004 with respect to 25% of the senior subordinated units, and

  .  June 30, 2005 with respect to 25% of the senior subordinated units.

   Before the end of the subordination period, a portion of the junior subordinated units may convert into common units on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after:

  .  June 30, 2006 with respect to 25% of the junior subordinated units, and

  .  June 30, 2007 with respect to 25% of the junior subordinated units.

   The early conversions will occur if at the end of the applicable quarter each of the following occurs:

  . distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date,

  . the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods, and

  . there are no arrearages in payment of the minimum quarterly distribution on the common units.

   However, the early conversion of the second 25% of the senior or junior subordinated units, as applicable, may not occur until at least one year following the early conversion of the first 25% of the senior or junior subordinated units, as applicable.

   Notwithstanding the foregoing, all outstanding junior subordinated units may convert into common units on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after June 30, 2006, if each of the following tests is met:

  . distributions of available cash from operating surplus on each of the outstanding common units and the subordinated units equaled or exceeded the sum of $2.80 for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date,

  . the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of $2.80 on all of the outstanding common units and senior and junior subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods,

  . all of the senior subordinated units have been converted into common units, and

  . there are no arrearages in payment of the minimum quarterly distribution on the common units.

   Definition of Adjusted Operating Surplus. We define "adjusted operating surplus" in the glossary and for any period as:

  .  operating surplus generated during that period,

  .  less any net increase in working capital borrowings during that period,

  . less any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

  .  plus any net decrease in working capital borrowings during that period,

  . plus any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

   Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

   Effect of Expiration of the Subordination Period. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our managing general partner other than for cause, the subordination period will end, any then-existing arrearages on the common units will terminate, and each subordinated unit will immediately convert into one common unit.

Distributions of Available Cash from Operating Surplus During the Subordination Period

   Our partnership agreement requires us to make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  . First, 98% to the common unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter,

  . Second, 98% to the common unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period,

  . Third, 98% to the senior subordinated unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each senior subordinated unit an amount equal to the minimum quarterly distribution for that quarter,

  . Fourth, 98% to the junior subordinated unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each junior subordinated unit an amount equal to the minimum quarterly distribution for that quarter, and

  . Thereafter, in the manner described in "--Incentive Distribution Rights" below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

   Our partnership agreement requires us to make distributions of available cash from operating surplus for any quarter following the subordination period in the following manner:

  . First, 98% to all unitholders, pro rata, and 2% to the non-managing general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter, and

  . Thereafter, in the manner described in "--Incentive Distribution Rights" below.

Incentive Distribution Rights

   Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Inergy Holdings, which owns our managing general partner and substantially all of our non-managing general partner, currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest to an entity that controls or is controlled by the managing general partner.

   If for any quarter:

  . we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution, and

  . we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution,

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the non-managing general partner in the following manner:

  . First, 98% to all unitholders, pro rata, and 2% to the non-managing general partner, until each unitholder receives a total of $0.66 per unit for that quarter (the "first target distribution"),

  . Second, 85% to all unitholders, pro rata, 2% to the non-managing general partner and 13% to Inergy Holdings, until each unitholder receives a total of $0.75 per unit for that quarter (the "second target distribution"),

  . Third, 75% to all unitholders, pro rata, 2% to the non-managing general partner and 23% to Inergy Holdings, until each unitholder receives a total of $0.90 per unit for that quarter (the "third target distribution"), and

  . Thereafter, 50% to all unitholders, pro rata, 2% to the non-managing general partner and 48% to Inergy Holdings.

   In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units.

Percentage Allocations of Available Cash from Operating Surplus

   The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders, the non-managing general partner and Inergy Holdings up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the unitholders, non-managing general partner and Inergy Holdings in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the non-managing general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

                                                                 Marginal Percentage
                                                              Interest in Distributions
                                                      -----------------------------------------
                         Total Quarterly Distribution              Non-Managing      Inergy
                                Target Amount         Unitholders General Partner Holdings, LLC
                         ---------------------------- ----------- --------------- -------------
Minimum Quarterly
 Distribution...........            $0.60                 98%            2%            --
First Target
 Distribution...........         up to $0.66              98%            2%            --
Second Target
 Distribution...........   above $0.66 up to $0.75        85%            2%             13%
Third Target
 Distribution...........   above $0.75 up to $0.90        75%            2%             23%
Thereafter..............         above $0.90              50%            2%             48%

Distributions from Capital Surplus

   How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus in the following manner:

  . First, 98% to all unitholders, pro rata, and 2% to the non-managing general partner, until we distribute for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price,

  . Second, 98% to the common unitholders, pro rata, and 2% to the non-managing general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units, and

  . Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

   Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the

"unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for Inergy Holdings to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

   Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, 2% to our non-managing general partner and 48% to Inergy Holdings.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

   In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, we will proportionately adjust the minimum quarterly distribution, target distribution levels, unrecovered initial unit price, the number of common units issuable during the subordination period without a unitholder vote and the number of common units into which a subordinated unit is convertible if we combine our units into fewer units or subdivide our units into a greater number of units. In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

   If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our non-managing general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

   The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Inergy, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of Inergy Holdings.

   Manner of Adjustments for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  . First, to the non-managing general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances, which are not expected,

  . Second, 98% to the common unitholders, pro rata, and 2% to the non-managing general partner until the capital account for each common unit is equal to the sum of:

   (1) the unrecovered initial unit price for that common unit, plus

   (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs, plus

   (3) any unpaid arrearages in payment of the minimum quarterly distribution on that common unit,

  . Third, 98% to the senior subordinated unitholders, pro rata, and 2% to the non-managing general partner until the capital account for each senior subordinated unit is equal to the sum of:

   (1) the unrecovered initial unit price on that senior subordinated unit, and

   (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs,

  . Fourth, 98% to the junior subordinated unitholders, pro rata, and 2% to the non-managing general partner until the capital account for each junior subordinated unit is equal to the sum of:

   (1) the unrecovered initial unit price on that junior subordinated unit, and

   (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs,

  . Fifth, 98% to all unitholders, pro rata, and 2% to the non-managing general partner, until we allocate under this paragraph an amount per unit equal to:

   (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence, less

   (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our non-managing general partner for each quarter of our existence,

  . Sixth, 85% to all unitholders, pro rata, 2% to the non-managing general partner and 13% to Inergy Holdings, until we allocate under this paragraph an amount equal to:

   (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence, less

   (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, 2% to our non-managing general partner and 13% to Inergy Holdings for each quarter of our existence,

  . Seventh, 75% to all unitholders, pro rata, 2% to the non-managing general partner and 23% to Inergy Holdings, until we allocate under this paragraph an amount per unit equal to:

   (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence, less

   (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, 2% to our managing general partner and 23% to Inergy Holdings for each quarter of our existence,

  . Thereafter, 50% to all unitholders, pro rata, 2% to the non-managing general partner and 48% to Inergy Holdings.

   If the liquidation occurs after the end of the subordination period, the distinction between common units, senior subordinated units and junior subordinated units will disappear, so that clause (3) of the second priority above and all of the third and fourth priorities above will no longer be applicable.

   Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to our non-managing general partner and the unitholders in the following manner:

  . First, 98% to holders of junior subordinated units in proportion to the positive balances in their capital accounts and 2% to our non-managing general partner until the capital accounts of the holders of the junior subordinated units have been reduced to zero,

  . Second, 98% to the holders of senior subordinated units in proportion to the positive balances in their capital accounts and 2% to our non-managing general partner until the capital accounts of the holders of the senior subordinated units have been reduced to zero,

  . Third, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our non-managing general partner until the capital accounts of the common unitholders have been reduced to zero, and

  .  Thereafter, 100% to our non-managing general partner.

   If the liquidation occurs after the end of the subordination period, the distinction between common units, senior subordinated units and junior subordinated units will disappear, so that all of the first and second bullets point above will no longer be applicable.

   Adjustments to Capital Accounts Upon the Issuance of Additional Units. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized, and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our managing general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the capital account balances of our non-managing general partner equaling the amount which would have been in its capital account balance if no earlier positive adjustments to the capital accounts had been made.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  For the Year Ended September 30, 2001 and for the Six Months Ended March 31,
                                      2002

   The unaudited pro forma consolidated balance sheet of Inergy, L.P. as of March 31, 2002, was prepared to reflect the effects of this offering and the senior secured notes offering as if they had been completed as of March 31, 2002. The unaudited pro forma consolidated statements of income of Inergy, L.P. for the year ended September 30, 2001 and for the six months ended March 31, 2002 were prepared to reflect the effects of the acquisitions of the Hoosier Propane Group, Pro Gas and IPC, our initial public offering, this offering and the senior secured notes offering, as if all such transactions took place on October 1, 2000.

   The unaudited pro forma consolidated financial statements of Inergy, L.P. have been derived from: the audited historical consolidated statements of operations of Inergy Partners, LLC, Inergy, L.P. and IPC for the year ended September 30, 2001; the audited historical combined statement of income of the Hoosier Propane Group for the three months ended December 31, 2000; the unaudited historical consolidated financial statements of Inergy, L.P. for the six months ended March 31, 2002; the unaudited historical combined statements of income of Pro Gas until the date of its acquisition; and the unaudited historical consolidated statement of income of IPC from October 1, 2001 until the date of its acquisition, in each case, after giving effect to the pro forma adjustments discussed below. Therefore, the unaudited pro forma consolidated statement of income for the six months ended March 31, 2002 reflects one month of pre-acquisition operations of Pro Gas and approximately two and one-half months of pre-acquisition operations of IPC, and the unaudited pro forma consolidated statement of income for the year ended September 30, 2001 reflects three months of pre-acquisition operations of the Hoosier Propane Group and twelve months of pre-acquisition operations of Pro Gas and IPC.

   In preparing the unaudited pro forma consolidated financial statements of Inergy, L.P., we have made four sets of adjustments to the historical financial statements. The first set of adjustments is acquisition related and reflects:

  . the acquisitions in purchase business combinations of the assets of the Hoosier Propane Group in January 2001, Pro Gas in November 2001 and IPC in December 2001, including the financing in connection with these acquisitions. The pre-acquisition historical results of operations for each acquired company are presented separately from acquisition adjustments. The consideration paid and purchase price allocation of each acquisition is as follows:

                                                          Hoosier
                                                          Propane
                                                           Group  Pro Gas  IPC
                                                          ------- ------- -----
                                                              (in millions)
       Cash..............................................  $56.0   $10.9  $74.6
       Assumed liabilities...............................    5.6     0.8    2.5
       9% redeemable preferred interests.................    7.4     --     --
       9% subordinated debentures........................    5.0     --     --
       5% seller note payable............................    --      0.8    --
       Common units......................................    --      --    19.7
                                                           -----   -----  -----
                                                           $74.0   $12.5  $96.8
                                                           =====   =====  =====
       Property, plant and equipment.....................  $34.9   $10.9  $45.9
       Goodwill..........................................   25.2     --    15.0
       Customer accounts.................................   10.5     --    27.4
       Covenant not to compete...........................    0.5     1.3    1.0
       Net current assets................................    2.9     0.3    7.5
                                                           -----   -----  -----
                                                           $74.0   $12.5  $96.8
                                                           =====   =====  =====

             We determined the fair value of the property and equipment acquired by reference to replacement cost values readily available for the assets acquired (predominantly tanks). The values of customer accounts represent the discounted present values of future profits on customer accounts acquired and were determined through consultations with, and assistance received from, valuation and appraisal professionals. The values of covenants not to compete represent the discounted present value of future payments to contracted individuals. The book value of current assets acquired was generally considered fair value due to their rapid turnover.

  . financing the Hoosier Propane Group acquisition through the issuance of: 9% redeemable preferred interests in our predecessor (all of which were converted into senior subordinated units at the initial public offering) to certain former owners of the Hoosier Propane Group ($7.4 million) and other new and existing members ($16.1 million in cash); $5.0 million in subordinated indebtedness; and the incurrence of $78.3 million of indebtedness under our bank credit facility, less a repayment of $36.1 million of indebtedness and accrued interest incurred in connection with previous acquisitions,

  . financing the Pro Gas acquisition through the incurrence of $10.9 million of indebtedness under our bank credit facility, and

  . financing the IPC acquisition through: the incurrence of $132.0 million of indebtedness under our amended bank credit facility (including $70.0 million under the IPC acquisition term loan and $62.0 million under our revolving acquisition facility), less a repayment of $57.4 million of indebtedness and accrued interest incurred in connection with the above acquisitions; and the issuance of $19.7 million of common units.

   The second set of adjustments reflects our initial public offering completed on July 31, 2001, including:

  . the initial public offering of 1,840,000 common units of Inergy, L.P. at an initial public offering price of $22.00 per common unit,

  . the payment of approximately $6.2 million of underwriting fees and commissions and other fees and expenses associated with the initial public offering, and

  . the application of the net proceeds of the offering to retire $5.0 million of the subordinated debt and $29.3 million of bank loans assumed to be outstanding for the ten-month period immediately prior to the initial public offering.

   The third set of adjustments reflects this offering, including:

  . the public offering of 1,060,945 common units of Inergy, L.P. at an assumed public offering price of $30.65 per common unit,


  . the contribution by Inergy Partners, LLC to Inergy L.P. of $0.6 million to maintain its 2% general partner interest,


  . the payment of approximately $2.9 million of underwriting fees and commissions and other fees and expenses associated with this offering, and


  . the application of the net proceeds of this offering to repay $30.2 million of indebtedness under the bank credit facility.


   The fourth set of adjustments reflects the senior secured notes offering, including:

  . the private placement of $85.0 million senior secured notes with a weighted average interest rate of 9.07% and a weighted average maturity of 5.9 years, as follows: $35.0 million principal amount of 8.85% senior secured notes with a 5-year maturity, $25.0 million principal amount of 9.10% senior secured notes with a 6-year maturity, and $25.0 million principal amount of 9.34% senior secured notes with a 7-year maturity,

  . the payment of approximately $1.0 million of placement agent fees and other fees and expenses associated with the senior secured notes offering, capitalized as deferred financing costs and amortized over the weighted average life of the senior secured notes,

  . the application of the proceeds of the note offering to repay $85.0 million of indebtedness under the bank credit facility with an average interest rate of 4.60% for the six months ended March 31, 2002 and 7.60% for the year ended September 30, 2001, and

  . the write off of the net deferred financing costs of $643,000 associated with the retirement of the IPC acquisition term loan.

   The unaudited pro forma consolidated financial statements do not purport to present the results of operations of Inergy, L.P. had the transactions described above actually been completed as of the dates indicated. In addition, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of future operations of Inergy, L.P. and should be read in conjunction with the audited historical financial statements and notes thereto of Inergy Partners, LLC, Inergy, L.P., the Hoosier Propane Group and IPC appearing elsewhere in this prospectus.

                                  INERGY, L.P.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 31, 2002
                                 (in thousands)


                                             Inergy, L.P. Adjustments  Pro Forma
                                             ------------ -----------  ---------
                   ASSETS
Current assets:
 Cash.......................................   $  2,475    $ 33,147 A  $  1,475
                                                             (2,907)B
                                                            (30,240)C
                                                             85,000 D
                                                            (85,000)D
                                                             (1,000)D
 Accounts receivable, net...................     24,111                  24,111
 Inventories................................     16,591                  16,591
 Prepaid expenses and other current assets..      1,975                   1,975
 Assets from price risk management
  activities................................      8,897                   8,897
                                               --------    --------    --------
Total current assets........................     54,049      (1,000)     53,049
Property, plant and equipment, at cost......    134,853                 134,853
 Less accumulated depreciation..............     (9,378)                 (9,378)
                                               --------    --------    --------
Net property, plant and equipment...........    125,475                 125,475
Intangible assets:
 Covenants not to compete...................      6,124                   6,124
 Deferred financing costs...................      4,977       1,000 D     5,334
                                                               (643)E
 Customer accounts..........................     41,411                  41,411
 Goodwill...................................     47,053                  47,053
                                               --------    --------    --------
                                                 99,565         357      99,922
 Less accumulated amortization..............     (6,489)                 (6,489)
                                               --------    --------    --------
Net intangible assets.......................     93,076         357      93,433
Other.......................................        473                     473
                                               --------    --------    --------
Total assets................................   $273,073    $   (643)   $272,430
                                               ========    ========    ========
     LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
 Accounts payable...........................   $  9,041    $           $  9,041
 Accrued expenses...........................      6,743                   6,743
 Customer deposits..........................      5,314                   5,314
 Liabilities from price risk management
  activities................................      4,618                   4,618
 Current portion of long-term debt..........      3,722                   3,722
                                               --------    --------    --------
Total current liabilities...................     29,438                  29,438
Long-term debt, less current portion........    138,442     (30,240)C   108,202
                                                             85,000 D
                                                            (85,000)D
Partners' capital:
 Common unitholders (2,617,872 units issued
  and outstanding, actual, and 3,678,817
  units, pro forma).........................     49,514      32,518 A    78,819
                                                             (2,907)B
                                                               (306)E
 Senior subordinated unitholders (3,313,367
  units issued and outstanding, actual and
  pro forma)................................     51,421        (276)E    51,145
 Junior subordinated unitholders (572,542
  units issued and outstanding, actual and
  pro forma)................................      2,358         (48)E     2,310
 Non-managing general partner (2% interest
  with dilutive effect equivalent to 132,730
  units issued and outstanding, actual, and
  154,382, pro forma).......................      1,900         629 A     2,516
                                                                (13)E
                                               --------    --------    --------
Total partners' capital.....................    105,193      29,597     134,790
                                               --------    --------    --------
Total liabilities and partners' capital.....   $273,073    $   (643)   $272,430
                                               ========    ========    ========

                                  INERGY, L.P.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                    For the six months ended March 31, 2002
                      (in thousands, except per unit data)


                                                           Acquisition             Offering    Pro Forma
                          Inergy, L.P. Pro Gas(F) IPC(G)   Adjustments Pro Forma  Adjustments As Adjusted
                          ------------ ---------- -------  ----------- ---------  ----------- -----------
Revenues................    $164,060     $1,227   $13,536     $ --     $178,823     $   --     $178,823
Cost of product sold....     113,787        793     5,404       --      119,984         --      119,984
                            --------     ------   -------     -----    --------     -------    --------
Gross profit............      50,273        434     8,132       --       58,839         --       58,839
Expenses:
 Operating and
  administrative........      23,326        267     4,455       --       28,048         --       28,048
 Depreciation and
  amortization..........       5,145         53     1,649         4 H     6,258         --        6,258
                                                               (593)I
                            --------     ------   -------     -----    --------     -------    --------
Operating income........      21,802        114     2,028       589      24,533         --       24,533
Other income (expense):
 Interest expense.......      (3,236)        (1)     (842)     (143)J    (4,344)        (85)N    (5,634)
                                                               (122)K                   695 O
                                                                                     (1,900)P
 Interest income........         --           6       --        --            6         --            6
 Gain (loss) on sale of
  property, plant and
  equipment.............        (119)       --        --        --         (119)        --         (119)
 Finance charges........          85        --        --        --           85         --           85
 Other..................          36        --          3       --           39         --           39
                            --------     ------   -------     -----    --------     -------    --------
Income before income
 tax....................      18,568        119     1,189       324      20,200      (1,290)     18,910
Provision for income
 taxes..................          52        --        --        --           52         --           52
                            --------     ------   -------     -----    --------     -------    --------
Net income..............    $ 18,516     $  119   $ 1,189     $ 324    $ 20,148     $(1,290)   $ 18,858
                            ========     ======   =======     =====    ========     =======    ========
Partners' interest
 information:
 Non-managing general
  partner's interest in
  net income............    $    370                                   $    403                $    377
                            ========                                   ========                ========
Limited partners'
 interest in net income:
 Common unit interest...    $  6,702                                   $  7,948                $  8,988
 Senior subordinated
  unit interest.........       9,758                                     10,059                   8,095
 Junior subordinated
  unit interest.........       1,686                                      1,738                   1,398
                            --------                                   --------                --------
 Total limited partners'
  interest in net
  income................    $ 18,146                                   $ 19,745                $ 18,481
                            ========                                   ========                ========
Net income per limited
 partner unit:
 Basic..................    $   2.94                                   $   3.04                $   2.44
                            ========                                   ========                ========
 Diluted................    $   2.90                                   $   2.99                $   2.41
                            ========                                   ========                ========
Weighted average limited
 partners' units
 outstanding:
 Basic..................       6,162                            342 L     6,504       1,061 Q     7,565
                            ========                          =====    ========     =======    ========
 Diluted................       6,249                            346 M     6,595       1,061 Q     7,656
                            ========                          =====    ========     =======    ========

                                  INERGY, L.P.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     For the year ended September 30, 2001
                      (in thousands, except per unit data)


                          Inergy, L.P. Hoosier                         IPO and                          Pro Forma
                              and      Propane                       Acquisition             Offering      As
                          Predecessor  Group(R)  Pro Gas(S)   IPC    Adjustments Pro Forma  Adjustments Adjusted
                          ------------ --------  ---------- -------  ----------- ---------  ----------- ---------
Revenues................    $223,139   $31,541    $19,320   $76,420    $   --    $350,420     $   --    $350,420
Cost of product sold....     182,582    25,172     12,995    37,761        --     258,510         --     258,510
                            --------   -------    -------   -------    -------   --------     -------   --------
Gross profit............      40,557     6,369      6,325    38,659        --      91,910         --      91,910
Expenses:
 Operating and
  administrative........      23,501     2,538      3,757    22,322        --      52,118         --      52,118
 Depreciation and
  amortization..........       6,532       373        639     7,019         33 H   13,066                 13,066
                                                                        (2,201)I
                                                                           671 T
                            --------   -------    -------   -------    -------   --------     -------   --------
 Operating income.......      10,524     3,458      1,929     9,318      1,497     26,726         --      26,726
Other income (expense):
 Interest expense.......      (6,670)     (246)       (32)   (6,297)      (652)J  (12,642)       (170)N  (11,766)
                                                                         1,255 K                2,297 O
                                                                                               (1,251)P
 Interest income........         --         57        181       --         --         238         --         238
 Gain (loss) on sale of
  property, plant and
  equipment.............          37        10         (1)      --         --          46         --          46
 Finance charges........         290        12        --        --         --         302         --         302
 Other..................         168        78        --        --         --         246         --         246
                            --------   -------    -------   -------    -------   --------     -------   --------
Income before income
 tax....................       4,349     3,369      2,077     3,021      2,100     14,916         876     15,792
Provision for income
 taxes..................         --        --          39       --         --          39         --          39
                            --------   -------    -------   -------    -------   --------     -------   --------
Net income..............    $  4,349   $ 3,369    $ 2,038   $ 3,021    $ 2,100   $ 14,877     $   876   $ 15,753
                            ========   =======    =======   =======    =======   ========     =======   ========
Net income for the
 period from October 1,
 2000 to July 31, 2001
 attributable to Inergy,
 L.P. predecessor.......    $  6,664
                            ========
Net loss for the period
 from July 31, 2001
 through September 30,
 2001 attributable to
 Inergy, L.P. following
 initial public
 offering...............    $ (2,315)
                            ========
Partners' interest
 information for the
 period from July 31,
 2001 through September
 30, 2001, actual (the
 year ended September
 30, 2001, pro forma):
Non-managing general
 partner's interest in
 net income (loss):.....    $    (46)                                            $    298               $    315
                            ========                                             ========               ========
Limited partners'
 interest in net income
 (loss):
 Common unit interest:
 Allocation of net
  income (loss).........    $   (729)                                            $  5,869               $  7,508
 Less beneficial
  conversion value
  allocated to senior
  subordinated units....      (8,600)                                    8,600 U      --                     --
                            --------                                             --------               --------
 Net common unit
  interest..............      (9,329)                                               5,869                  7,508
 Senior subordinated
  interest:
 Allocation of net
  loss..................      (1,313)                                               7,427                  6,762
 Plus beneficial
  conversion value
  allocated to senior
  subordinated units....       8,600                                    (8,600)U      --                     --
                            --------                                             --------               --------
 Net senior subordinated
  unit interest.........       7,287                                                7,427                  6,762
 Junior subordinated
  unit interest.........        (227)                                               1,283                  1,168
                            --------                                             --------               --------
 Total limited partners'
  interest in net income
  (loss)................    $ (2,269)                                            $ 14,579               $ 15,438
                            ========                                             ========               ========
Net income (loss) per
 limited partner unit
 Basic..................    $  (0.40)                                            $   2.24               $   2.04
                            ========                                             ========               ========
 Diluted................    $  (0.40)                                            $   2.22               $   2.02
                            ========                                             ========               ========
Weighted average limited
 partners' units
 outstanding
 Basic..................       5,726                                       778 L    6,504       1,061 Q    7,565
                            ========                                   =======   ========     =======   ========
 Diluted................       5,726                                       843 M    6,569       1,061 Q    7,630
                            ========                                   =======   ========     =======   ========

                                  INERGY, L.P.

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

                      Six Months Ended March 31, 2002 and
                         Year Ended September 30, 2001

(A) Reflects the gross proceeds to Inergy, L.P. of $32.5 million from the issuance and sale of 1,060,945 common units at an assumed offering price of $30.65 per common unit, together with a capital contribution from the non-managing general partner of approximately $0.6 million to maintain its 2% general partner interest.


(B) Reflects the payment of the underwriters' discounts and commissions and offering expenses, estimated to be $2.9 million.


(C) Reflects the repayment of borrowings under our bank credit facility using the net proceeds from the sale of common units in this offering.

(D) Reflects the $85.0 million senior secured notes offering with net proceeds used to pay down indebtedness under our bank credit facility. In conjunction with the senior secured notes offering, a payment of $1.0 million is estimated for placement agent fees and other fees and expenses.

(E) Reflects the allocation of the write-off of the net deferred financing costs of $643,000 associated with the retirement of the IPC acquisition term loan. The dollar amounts assigned are based on the pro rata number of units of each class issued and outstanding, pro forma as adjusted. This amount is not reflected in the accompanying pro forma statements of income but will be included in our financial statements upon the closing of the secured notes offering.

(F) Includes the historical combined operating results of Pro Gas for the period from October 1, 2001 to October 31, 2001 (immediately prior to the acquisition).

(G) Includes the historical consolidated operating results of IPC for the period from October 1, 2001 to December 19, 2001 (immediately prior to the acquisition).

(H) Reflects pro forma depreciation and amortization based on the portion of the purchase price of Pro Gas allocated to property, plant and equipment and intangible assets, as follows:

                                                      Depreciation and Amortization
                                                     -------------------------------
                                                      Year Ended
                                           Composite September 30, Six Months Ended
                                Amount      Life(a)      2001      March 31, 2002(b)
                            -------------- --------- ------------- -----------------
                                              (in
                            (in thousands)  years)           (in thousands)
   Property, plant and
    equipment
    (excluding land).......     $9,521       19.87       $479             $41
   Covenants not to
    compete................      1,348        7.00        193              16
                                                         ----             ---
                                                          672              57
   Historical depreciation
    and amortization
    expense of Pro Gas.....                               639              53
                                                         ----             ---
   Pro forma adjustment to
    depreciation and
    amortization expense...                              $ 33             $ 4
                                                         ====             ===

  --------
  (a) The composite life is calculated by taking the weighted average lives of the assets. Propane tanks, which were allocated $7.3 million of the $9.5 million allocated to property, plant and equipment, are depreciated over 30 years; buildings are depreciated over 25 years; and office furniture and equipment, vehicles and other plant equipment are depreciated over four to eight years.
  (b) Pro forma effect is only for the period from October 1, 2001 to October 31, 2001 (immediately prior to the acquisition).

(I) Reflects pro forma depreciation and amortization based on the portion of the purchase price of IPC allocated to property, plant and equipment and intangible assets, as follows:


                                                     Depreciation and Amortization
                                                     ------------------------------
                                                      Year Ended   Six Months Ended
                                           Composite September 30,    March 31,
                                Amount      Life(a)      2001          2002(b)
                            -------------- --------- ------------- ----------------
                                              (in
                            (in thousands)  years)           (in thousands)
   Property, plant and
    equipment (excluding
    land)..................    $44,013       15.77      $ 2,791         $  612
   Covenants not to
    compete................      1,000        5.00          200             44
   Customer accounts.......     27,411       15.00        1,827            400
                                                        -------         ------
                                                          4,818          1,056
   Historical depreciation
    and amortization
    expense of IPC.........                               7,019          1,649
                                                        -------         ------
   Pro forma adjustment to
    depreciation and
    amortization expense...                             $(2,201)        $ (593)
                                                        =======         ======

  --------
  (a) The composite life is calculated by taking the weighted average lives of the assets. Propane tanks, which were allocated $29.4 million of the $44.0 million allocated to property, plant and equipment, are depreciated over 30 years; buildings are depreciated over 25 years; and office furniture and equipment, vehicles and other plant equipment are depreciated over four to eight years. Goodwill recorded in connection with this acquisition is not amortized in accordance with SFAS No. 142.
  (b) Pro forma effect is only for the period from October 1, 2001 to December 19, 2001 (immediately prior to the acquisition).

(J) Reflects amortization of $2.0 million of debt issuance costs incurred in connection with the IPC acquisition over the three-year term of our bank credit facility.

(K) Reflects the adjustment to interest expense resulting from the acquisition related transactions described on pages 35-37, and our initial public offering, reconciled as follows:

                                                 Year Ended   Six Months Ended
                                                September 30,    March 31,
                                                    2001            2002
                                                ------------- ----------------
                                                        (in thousands)
   Inergy's historical interest expense
    attributable to debt refinanced in
    connection with the acquisition of IPC,
    interest based on LIBOR plus 2.0% to 3.5%..    $(6,246)       $(2,689)
   Interest expense related to the debt of the
    Hoosier Propane Group, Pro Gas and IPC.....     (6,575)          (843)
   Pro forma interest expense attributable to
    the financing of the IPC acquisition and
    the refinancing of existing indebtedness:
     Interest on bank credit facility at
      average LIBOR rates in effect during the
      year ended September 30, 2001 and the six
      months ended March 31, 2002 plus 2.50%
      spread, ranging from 6.20% to 8.24% for
      the year ended September 30, 2001 and
      4.58% to 4.85% for the six months ended
      March 31, 2002...........................     11,245          3,494
     Interest on assumed seller notes payable
      at an average of 8.12% per annum.........        321            160
                                                   -------        -------
                                                    11,566          3,654
                                                   -------        -------
   Pro forma adjustment to interest expense....    $(1,255)       $   122
                                                   =======        =======

  The interest rates used in determining the amount of pro forma interest expense were based upon Inergy's weighted average borrowing rate under its bank credit facility. Assuming a change in the interest rate on Inergy, L.P.'s floating rate debt of 1/8%, interest expense would have been approximately $184,000 and $95,000 greater or lesser than the amounts shown above for the fiscal year ended September 30, 2001 and the six months ended March 31, 2002, respectively.

(L) Reflects the issuance of: 394,601 common units to IPCH Acquisition Corp. in conjunction with the IPC acquisition, 365,019 common units to former IPC shareholders, and 18,252 common units to certain members of IPC management who continue as employees of Inergy, L.P. For the six months ended March 31, 2002, these units are weighted from October 1, 2001 through December 19, 2001 prior to the acquisition.

(M) Reflects the additional common units related to Inergy, L.P. options previously considered antidilutive in the historical financial statements and additional common units resulting from the issuance of options to certain members of IPC management who continue as employees of Inergy, L.P. For the six months ended March 31, 2002, the common units resulting from the issuance of options are weighted from October 1, 2001 through December 19, 2001 prior to the acquisition.

(N) Reflects amortization of $1.0 million of debt issuance costs expected to be incurred in connection with the senior secured notes offering over 5.9 years, the weighted average life of the notes.


(O) Reflects reduction of interest expense resulting from the repayment of a portion of our bank credit facility borrowings with an average interest rate of 7.60% for the year ended September 30, 2001 and 4.60% for the six months ended March 31, 2002 with the net proceeds from this offering.

(P) Reflects increased interest expense resulting from refinancing $85.0 million of the existing indebtedness under our bank credit facility with an average interest rate of 7.60% for the year ended September 30, 2001 and 4.60% for the six months ended March 31, 2002 with proceeds from the senior secured notes offering with an average interest rate of 9.07%.

(Q) Reflects the issuance of 1,060,945 common units offered by Inergy, L.P. in this offering.


(R) Includes the historical combined operating results of the Hoosier Propane Group for the period from October 1, 2000 to December 31, 2000 (immediately prior to the acquisition).

(S) Includes the historical combined operating results of Pro Gas for the period from October 1, 2000 to September 30, 2001.

(T) Reflects pro forma depreciation and amortization based on the portion of the purchase price of the Hoosier Propane Group allocated to property, plant and equipment and intangible assets (including goodwill because the acquisition was completed prior to July 1, 2001), as follows:

                                                               Depreciation and
                                                                 Amortization
                                                               ----------------
                                                                  Year Ended
                                                     Composite  September 30,
                                          Amount      Life(a)      2001(b)
                                      -------------- --------- ----------------
                                                        (in
                                      (in thousands)  years)    (in thousands)
   Property, plant and equipment
    (excluding land).................    $33,423       19.67        $ 428
   Covenants not to compete..........        465        7.00           17
   Customer accounts.................     10,500       15.00          176
   Goodwill..........................     25,183       15.00          423
                                                                    -----
                                                                    1,044
   Historical depreciation and
    amortization expense of Hoosier
    for the period October 1, 2000 to
    December 31, 2000................                                 373
                                                                    -----
   Pro forma adjustment to
    depreciation and amortization
    expense..........................                               $ 671
                                                                    =====

  --------
  (a) The composite life is calculated by taking the weighted average lives of the assets. Propane tanks, which were allocated $25.3 million of the $33.4 million allocated to property, plant and equipment, are depreciated over 30 years; buildings are depreciated over 25 years; and office furniture and equipment, vehicles and other plant equipment are depreciated over four to eight years.
  (b) Pro forma effect is only for the period from October 1, 2000 to December 31, 2000 (immediately prior to the acquisition).

(U) Reflects an elimination in the beneficial conversion value of $8.6 million allocated to senior subordinated units with a corresponding decrease in common unit capital, and initially recognized upon completion of the initial public offering, assuming our initial public offering occurred immediately prior to October 1, 2000.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

   The following table sets forth selected financial data and other operating data of Inergy, L.P., our predecessor, Inergy Partners, LLC, the Hoosier Propane Group and IPC. The selected historical financial data of Inergy Partners, LLC for the period from November 8, 1996 (date of formation) to September 30, 1997, and the years ended September 30, 1998, 1999 and 2000 and as of September 30, 1997, 1998, 1999 and 2000 are derived from the audited financial statements of Inergy Partners, LLC. The selected historical financial data of Inergy, L.P. as of and for the year ended September 30, 2001 are derived from the audited financial statements of Inergy Partners, LLC and Inergy, L.P. The selected historical financial data of Inergy Partners, LLC and Inergy, L.P. for the six months ended March 31, 2001 and 2002 are derived from the unaudited financial statements of Inergy Partners, LLC and Inergy, L.P. The historical financial data of Inergy Partners, LLC and Inergy, L.P. include the results of operations of the Hoosier Propane Group from January 1, 2001, the effective date of the acquisition, which closed on January 12, 2001, the results of operations of Pro Gas from November 1, 2001, the date of acquisition, and the results of operations of IPC from December 20, 2001, the effective date of the acquisition. The selected historical financial data for the Hoosier Propane Group as of and for the years ended September 30, 1998, 1999 and 2000 and the three months ended December 31, 2000 are derived from the audited financial statements of the Hoosier Propane Group. The selected historical financial data of the Hoosier Propane Group for the three months ended December 31, 1999 are derived from the unaudited financial statements of the Hoosier Propane Group. The selected historical financial data for IPC as of and for the years ended September 30, 1999, 2000 and 2001 are derived from the audited financial statements of IPC.

   In the opinion of our management, each of the unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. Operating results for the six months ended March 31, 2002 are not necessarily indicative of the results that can be expected for the entire year ending September 30, 2002.

   "EBITDA" shown in the table below is defined as income before income taxes, plus interest expense and depreciation and amortization expense, less interest income. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. EBITDA, as we define it, may not be comparable to EBITDA or similarly titled measures used by other corporations or partnerships.

   The data in the following tables should be read together with and are qualified in their entirety by reference to, the historical financial statements and the accompanying notes included in this prospectus. The tables should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                          Inergy Partners, LLC and Inergy, L.P.
                            --------------------------------------------------------------------------
                             November 8,                                            Six Months Ended
                               1996 to        Years ended September 30,                 March 31,
                            September 30, -------------------------------------     ------------------
                                1997       1998      1999      2000      2001         2001      2002
                            ------------- -------  --------  --------  --------     --------  --------
                                                                                       (unaudited)
                                                      (in thousands)
Statement of Operations
 Data:
Revenues..................     $ 6,966    $ 7,507  $ 19,211  $ 93,595  $223,139     $170,439  $164,060
Cost of product sold......       4,366      4,215    13,754    81,636   182,582      141,425   113,787
                               -------    -------  --------  --------  --------     --------  --------
Gross profit..............       2,600      3,292     5,457    11,959    40,557       29,014    50,273
Expenses:
 Operating and
  administrative(a).......       2,196      2,424     4,119     8,990    23,501       11,464    23,326
 Depreciation and
  amortization............         325        394       690     2,286     6,532        2,588     5,145
                               -------    -------  --------  --------  --------     --------  --------
Operating income..........          79        474       648       683    10,524       14,962    21,802
Other income (expense):
 Interest expense.........        (398)      (569)     (962)   (2,740)   (6,670)      (3,020)   (3,236)
 Gain (loss) on sale of
  property, plant and
  equipment...............         --         --        101       --         37          --       (119)
 Finance charges..........          44         59        79       176       290          158        85
 Other....................           1          1         5        59       168           87        36
                               -------    -------  --------  --------  --------     --------  --------
Income (loss) before
 income taxes.............        (274)       (35)     (129)   (1,822)    4,349       12,187    18,568
Provision for income
 taxes....................         --         --         56         7       --           --         52
                               -------    -------  --------  --------  --------     --------  --------
Net income (loss).........     $  (274)   $   (35) $   (185) $ (1,829) $  4,349     $ 12,187  $ 18,516
                               =======    =======  ========  ========  ========     ========  ========
Net income (loss) per
 limited partner unit:
 Basic....................                                             $  (0.40)(b)           $   2.94
                                                                       ========               ========
 Diluted..................                                             $  (0.40)(b)           $   2.90
                                                                       ========               ========
Weighted average limited
 partners' units
 outstanding:
 Basic....................                                                5,726 (b)              6,162
                                                                       ========               ========
 Diluted..................                                                5,726 (b)              6,249
                                                                       ========               ========
Balance Sheet Data (end of
 period):
Current assets............     $ 2,282    $ 2,119  $ 11,390  $ 22,199  $ 36,920     $ 31,306  $ 54,049
Total assets..............       8,457     10,230    38,896    68,924   155,653      150,373   273,073
Long-term debt, including
 current portion..........       5,382      5,694    22,337    34,927    54,132       84,398   142,164
Redeemable preferred
 members' interest........         --         --        --     10,896       --        34,313       --
Members' equity/partners'
 capital..................       1,209      2,611     5,269     2,972    72,754       14,453   105,193
Other Financial Data:
EBITDA (unaudited)........     $   449    $   928  $  1,523  $  3,204  $ 17,551     $ 17,795  $ 26,949
Net cash provided by (used
 in) operating
 activities...............         555        362      (774)     (222)    4,659        2,594    10,633
Net cash used in investing
 activities...............      (6,640)      (727)  (13,130)  (12,464)  (64,025)     (60,179)   88,966
Net cash provided by
 financing activities.....       6,114        336    14,056    13,907    60,164       59,740    78,637
Maintenance capital
 expenditures(c)
 (unaudited)..............         -- (d)      61       156       283     1,901          551       637
Other Operating Data
 (unaudited):
Retail propane gallons
 sold.....................       4,765      5,612     8,006    18,112    46,750       34,031    60,869
Wholesale propane gallons
 sold.....................         N/A        N/A    24,735   146,644   238,649      161,768   231,079
Reconciliation of Net
 Income (Loss) to EBITDA:
Net income (loss).........     $  (274)   $   (35) $   (185) $ (1,829) $  4,349     $ 12,187  $ 18,516
Plus:
 Income taxes.............         --         --         56         7       --           --         52
 Interest expense.........         398        569       962     2,740     6,670        2,588     3,236
 Depreciation and
  amortization expense....         325        394       690     2,286     6,532        3,020     5,145
                               -------    -------  --------  --------  --------     --------  --------
Less:                              449        928     1,523     3,204    17,551       17,795    26,949
 Interest income..........         --         --        --        --        --           --        --
                               -------    -------  --------  --------  --------     --------  --------
EBITDA....................     $   449    $   928  $  1,523  $  3,204  $ 17,551     $ 17,795  $ 26,949
                               =======    =======  ========  ========  ========     ========  ========

--------
(a) The historical financial statements include non-cash charges related to amortization of deferred compensation of $78,000, $79,000 and $234,000 for the years ended September 30, 1999, 2000 and 2001, respectively, and $39,000 for the six month period ended March 31, 2001.
(b) Amounts relate to the net loss incurred by Inergy, L.P. and the weighted average limited partners' units outstanding for the period from July 31, 2001 (the closing date of our initial public offering) through September 30, 2001. See pages F-4 and F-5.
(c) Capital expenditures fall generally into three categories: (1) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of our retail customer base, (2) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (3) acquisition capital expenditures.
(d) Maintenance capital expenditures are not available for this period.

                                                    Independent Propane
                                                      Company Holdings
                                                 ----------------------------
                                                 Years ended September 30,
                                                 ----------------------------
                                                   1999      2000      2001
                                                 --------  --------  --------
                                                       (in thousands)
Statement of Income Data:
Sales........................................... $ 44,990  $ 58,973  $ 76,420
Cost of sales...................................   16,037    28,329    37,761
                                                 --------  --------  --------
Gross profit....................................   28,953    30,644    38,659
Operating expenses:
 Selling, general and administrative............   21,305    21,923    22,322
 Depreciation and amortization..................    5,544     6,883     7,019
                                                 --------  --------  --------
Operating profit................................    2,104     1,838     9,318
 Interest expense, net..........................    5,095     7,394     6,297
                                                 --------  --------  --------
Net income (loss)............................... $ (2,991) $ (5,556) $  3,021
                                                 ========  ========  ========
Balance Sheet Data (end of period):
Current assets.................................. $  7,692  $ 10,639  $ 10,688
Total assets....................................   71,966    75,408    71,078
Long-term debt, including current portion.......   53,412    61,408    54,966
Stockholders' deficit...........................  (21,495)  (31,997)  (34,653)
Other Financial Data:
EBITDA (unaudited).............................. $  7,648  $  8,721  $ 16,337
Net cash provided by operating activities.......    2,927       784    10,099
Net cash used in investing activities...........  (21,834)   (8,054)   (2,997)
Net cash provided by (used in) financing
 activities.....................................   18,763     7,378    (6,908)
Maintenance capital expenditures (a)
 (unaudited)....................................    1,710       287     1,013
Other Operating Data (unaudited):
Retail propane gallons sold.....................   43,591    45,141    49,763
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)............................... $ (2,991) $ (5,556) $  3,021
Plus:
 Interest expense, net..........................    5,095     7,394     6,297
 Depreciation and amortization expense..........    5,544     6,883     7,019
                                                 --------  --------  --------
                                                    7,648     8,721    16,337
Less:
 Interest income................................      --        --        --
                                                 --------  --------  --------
EBITDA.......................................... $  7,648  $  8,721  $ 16,337
                                                 ========  ========  ========

--------
(a) Capital expenditures fall generally into three categories: (1) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of our retail customer base, (2) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (3) acquisition capital expenditures.

                                            Hoosier Propane Group
                                   -------------------------------------------
                                                               Three Months
                                    Years ended September          Ended
                                             30,               December 31,
                                   -------------------------  ----------------
                                    1998     1999     2000     1999     2000
                                   -------  -------  -------  -------  -------
                                                                (unaudited)
                                               (in thousands)
Statement of Income Data:
Revenues.......................... $55,740  $43,678  $65,595  $20,780  $31,541
Costs of product sold.............  42,823   28,889   49,049   15,604   25,172
                                   -------  -------  -------  -------  -------
Gross profit......................  12,917   14,789   16,546    5,176    6,369
Expenses:
 Operating and administrative.....   7,617    8,274    9,375    2,493    2,538
 Depreciation and amortization....   1,529    1,690    1,623      389      373
                                   -------  -------  -------  -------  -------
Operating income..................   3,771    4,825    5,548    2,294    3,458
Other income (expense):
 Interest expense.................    (594)    (941)  (1,029)    (287)    (246)
 Interest income..................     239      205      230       32       57
 Gain (loss) on sales of property,
  plant and equipment.............     (43)     (63)      51       17       10
 Other............................     158      130      184       81       90
                                   -------  -------  -------  -------  -------
Net income........................ $ 3,531  $ 4,156  $ 4,984  $ 2,137  $ 3,369
                                   =======  =======  =======  =======  =======
Balance Sheet Data (end of
 period):
Current assets.................... $11,680  $11,431  $ 8,377  $12,408  $18,677
Total assets......................  32,237   36,079   33,117   37,707   43,298
Long-term debt, including current
 portion..........................   7,711    9,543    7,559    9,868    6,268
Stockholders' equity..............  13,910   15,700   16,506   17,479   18,798
Other Financial Data:
EBITDA (unaudited)................ $ 5,415  $ 6,582  $ 7,406  $ 2,781  $ 3,931
Net cash provided by (used in)
 operating activities.............   8,845    1,152    9,274    3,734     (321)
Net cash used in investing
 activities.......................  (4,648)  (4,893)  (1,527)    (615)    (239)
Net cash provided by (used in)
 financing activities.............  (2,640)   2,540   (7,822)  (1,007)   1,569
Maintenance capital expenditures
 (a) (unaudited)..................     968      795      764      198      117
Other Operating Data (unaudited):
Retail propane gallons sold.......  17,440   22,780   22,911    7,228    8,581
Wholesale propane gallons sold....  89,706   63,804   68,801   29,202   23,686
Reconciliation of Net Income to
 EBITDA:
Net income........................ $ 3,531  $ 4,156  $ 4,984  $ 2,137  $ 3,369
Plus:
 Interest expense.................     594      941    1,029      287      246
 Depreciation and amortization
  expense.........................   1,529    1,690    1,623      389      373
                                   -------  -------  -------  -------  -------
                                     5,654    6,787    7,636    2,813    3,988
Less:
 Interest income..................     239      205      230       32       57
                                   -------  -------  -------  -------  -------
EBITDA............................ $ 5,415  $ 6,582  $ 7,406  $ 2,781  $ 3,931
                                   =======  =======  =======  =======  =======

--------
(a) Capital expenditures fall generally into three categories: (1) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of our retail customer base, (2) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (3) acquisition capital expenditures.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   You should read the following discussion of our financial condition and results of operations in conjunction with the historical financial statements included in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma financial statements included in this prospectus.

General

   We are a Delaware limited partnership recently formed to own and operate a rapidly growing retail and wholesale propane marketing and distribution business. For the fiscal year ended September 30, 2001, on a pro forma combined basis we sold approximately 117 million gallons of propane to retail customers and approximately 262 million gallons of propane to wholesale customers. Our retail business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. In addition to our retail business, we operate a wholesale supply, marketing and distribution business, providing propane procurement, transportation, supply and price risk management services to our customer service centers, as well as to independent dealers and multistate marketers and, to a lesser extent, selling propane as standby fuel to industrial end-users.

   The results of operations discussed below are those of Inergy, L.P. on and after July 31, 2001, the date of the initial public offering, and our predecessor, Inergy Partners, LLC prior to July 31, 2001. Audited financial statements for Inergy, L.P. and Inergy Partners, LLC are included elsewhere in this prospectus.


   Since the inception of our predecessor in November 1996, we have acquired 13 propane companies for an aggregate purchase price of approximately $230 million, including working capital, assumed liabilities and acquisition costs. For a more detailed description of our predecessor, please read "Guide to Reading this Prospectus." These acquisitions have significantly increased the size of our operations over the periods discussed below and, accordingly, impact the comparability of the financial results presented. Our most recent acquisitions include:


  . The acquisition of IPC on December 19, 2001. At the time of the acquisition, IPC had annual sales of approximately 49.8 million retail gallons.

  . The acquisition of Pro Gas on November 1, 2001. At the time of the acquisition, Pro Gas had annual sales of approximately 12.4 million retail gallons.

  . The acquisition of the Hoosier Propane Group on January 12, 2001, effective January 1, 2001. At the time of the acquisition, the Hoosier Propane Group had annual sales of approximately 22.9 million retail gallons and 68.8 million wholesale gallons.

  . The acquisition of Country Gas Company, Inc. on June 1, 2000. At the time of the acquisition, Country Gas had annual sales of approximately 9.9 million retail gallons.

   On a pro forma basis in the fiscal year ended September 30, 2001, we sold approximately 72% of our retail gallons to residential customers, 20% to industrial and commercial customers and 8% to agricultural customers. Sales to residential customers during that period accounted for approximately 75% of our pro forma retail gross profit on propane sales, reflecting the higher profitability of this segment of the business.

   The retail distribution business is largely seasonal due to propane's primary use as a heating source in residential and commercial buildings. As a result, cash flows from operations are highest from November through April when customers pay for propane purchased during the six-month peak heating season of October through March. On a pro forma basis in the fiscal year ended September 30, 2001, approximately 75% of our retail propane volume and approximately 73% of our gross profit was attributable to sales during this six-month period. We generally experience losses in the six-month, off season of April through September.

   Because a substantial portion of our propane is used in the weather-sensitive residential markets, the temperatures realized in our areas of operations, particularly during the six-month peak heating season, have a significant effect on our financial performance. In any given area, warmer-than-normal temperatures will tend to result in reduced propane use, while sustained colder-than-normal temperatures will tend to result in greater propane use. Therefore, we use information on normal temperatures in understanding how historical results of operations are affected by temperatures that are colder or warmer than normal and in preparing forecasts of future operations, which are based on the assumption that normal weather will prevail in each of our regions. "Heating degree days" are a general indicator of weather impacting propane usage and are calculated by taking the difference between 65 degrees and the average temperature of the day (if less than 65 degrees).

   In determining actual and normal weather for a given period of time, we compare the actual number of heating degree days for such period to the average number of heating degree days for a longer time period assumed to more accurately reflect the average normal weather, in each case as such information is published by the National Oceanic and Atmospheric Administration, for each measuring point in each of our regions. When we discuss "normal" weather in our results of operations presented below, we are referring to a 30 year average consisting of the years 1961 through 1990. We then calculate weighted averages, based on retail volumes attributable to each measuring point, of actual and normal heating degree days within each region. Based on this information, we calculate a ratio of actual heating degree days to normal heating degree days, first on a regional basis and then on a partnership-wide basis.


   Although we believe that comparing temperature information for a given period of time to "normal" temperatures is helpful for an understanding of our results of operations, when comparing variations in weather to changes in total revenues or operating profit, we draw your attention to the fact that a portion of our total revenues is not weather-sensitive and other factors such as price, competition, product supply costs and customer mix also affect the results of operations. For example, our sales to industrial customers are generally not sensitive to fluctuations in the weather. Sales to residential customers ordinarily generate higher margins than sales to other customer groups, such as commercial or agricultural customers.

   The propane business is a "margin-based" business where the level of profitability is largely dependent on the difference between sales prices and product cost. The unit cost of propane is subject to volatile changes as a result of product supply or other market conditions. Propane unit cost changes can occur rapidly over a short period of time and can impact margins. There is no assurance that we will be able to fully pass on product cost increases, particularly when product costs increase rapidly. We have generally been successful in passing on higher propane costs to our customers and have historically maintained or increased our gross margin per gallon in periods of rising costs. In periods of increasing costs, we have experienced a decline in our gross profit as a percentage of revenues. In periods of decreasing costs, we have experienced an increase in our gross profit as a percentage of revenues. Retail sales generate significantly higher margins than wholesale sales and sales to residential customers generally generate higher margins than sales to our other retail customers.

   We believe our wholesale supply, marketing and distribution business complements our retail distribution business. For the fiscal year ended September 30, 2001, on a pro forma combined basis, we sold approximately 262 million gallons of propane on a wholesale basis. Although sales to wholesale customers would have accounted for approximately 69% of our total volumes on a pro forma basis, such sales would have accounted for only 7% of our pro forma gross profit from propane sales, reflecting the lower margins our wholesale business generates. Through our wholesale operations, we also offer price risk management services to propane retailers and other related businesses through a variety of financial and other instruments, including:

  . forward contracts involving the physical delivery of propane;

  . swap agreements which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for propane; and

  . options, futures contracts on the New York Mercantile Exchange and other contractual arrangements.

   We purchase a portion of our propane (approximately 50% of a given typical year's projected propane needs) pursuant to agreements with terms of one year that contain various pricing formulas. The balance of our propane needs are satisfied in the spot market. On a pro forma basis, during the fiscal year ended September 30, 2001, two suppliers each provided approximately 10% of our propane supplies, and no other single supplier provided more than ten percent of our total propane supply for the year ended September 30, 2001. On May 1, 2002, we entered into a one-year contract with Sunoco Inc. (R&M) to purchase all of its propane production at its Toledo, Ohio refinery. Current annual production at this refinery is 62 million gallons.


   We engage in hedging transactions to reduce the effect of price volatility on our product costs and to help ensure the availability of propane during periods of short supply. We attempt to balance our contractual portfolio by purchasing volumes only when we have a matching purchase commitment from our wholesale customers. However, we may experience net unbalanced positions from time to time which we believe to be immaterial in amount. In addition to our ongoing policy to maintain a balanced position, for accounting purposes we are required, on an ongoing basis, to track and report the market value of our purchase obligations and our sales commitments.

   In addition to the revenues we generate from our retail and wholesale propane operations, we generate additional revenues from truck fabrication and maintenance as well as from sales of propane appliance and propane service operations.

Inergy, L.P. and Inergy Partners, LLC

   The results of operations discussed below are those of Inergy, L.P. on and after July 31, 2001, the date of the initial public offering, and our predecessor, Inergy Partners, LLC prior to July 31, 2001. Audited and unaudited financial statements for Inergy, L.P. and Inergy Partners, LLC are included elsewhere in this prospectus. The results discussed below include the results of operations of Country Gas beginning on June 1, 2000, the date of its acquisition, the results of operations of the Hoosier Propane Group beginning on January 1, 2001, the effective date of its acquisition, the results of operations of Pro Gas beginning on November 1, 2001, the effective date of its acquisition, and the results of operations of IPC beginning on December 20, 2001, the effective date of its acquisition. For a more detailed description of our predecessor, please read "Guide to Reading this Prospectus."

 Six Months Ended March 31, 2002 Compared to Six Months Ended March 31, 2001

   Volume. During the six months ended March 31, 2002, we sold 60.9 million retail gallons of propane, an increase of 26.9 million gallons, or 79%, from the 34.0 million retail gallons sold during the six months ended March 31, 2001. The increase in retail sales volume was principally due to the January 2001 acquisition of Hoosier, the November 2001 acquisition of Pro Gas and the December 2001 acquisition of IPC (in the aggregate, 33.3 million gallons). The increases associated with these acquisitions were partially offset by weather that was approximately 18% warmer in the six months ended March 31, 2002 as compared to the same period in 2001 in our retail areas of operations.

   Wholesale gallon sales increased 69.3 million gallons, or 43%, to 231.1 million gallons in the six months ended March 31, 2002 from 161.8 million gallons in the six months ended March 31, 2001. This increase was attributable to the Hoosier acquisition, partially offset by a decrease due to weather that was approximately 20% warmer in the six months ended March 31, 2002 as compared to the same period in 2001 in our wholesale areas of operations.

   Revenues. Revenues in the six months ended March 31, 2002 were $164.1 million, a decrease of $6.3 million, or 4%, from $170.4 million of revenues for the six months ended March 31, 2001. Revenues from retail propane sales were $66.5 million in the six months ended March 31, 2002, an increase of $18.3 million, or 38%, from $48.2 million for the same six-month period in 2001. This increase was primarily attributable to acquisition related volume (approximately $33.4 million), partially offset by lower selling prices of propane (approximately $11.0 million) and volume decreases (approximately $4.1 million) primarily due to warmer weather in the six months ended March 31, 2002. Other retail revenues increased approximately $2.4 million, or 46%, from $5.2 million in the six months ended March 31, 2001 to $7.6 million in the six months ended March 31, 2002 due to acquisitions. These revenues consist of transportation revenues, tank rentals, heating oil sales, appliance sales and service. Revenues from wholesale propane sales were $89.8 million (after elimination of sales to our retail operations) in the six months ended March 31, 2002, a decrease of $27.2 million, or 23%, from $117.0 million for the six months ended March 31, 2001. This decrease was attributable to decreased selling prices as a result of the lower cost of propane.


   Cost of Product Sold. Cost of product sold in the six months ended March 31, 2002 was $113.8 million, a decrease of $27.6 million, or 20%, from cost of product sold of $141.4 million in the same six-month period in 2001. This decrease was attributable to an approximate 46% decrease in the average cost of propane, partially offset by an increase in both wholesale and retail propane volumes as discussed above.

   Gross Profit. Retail gross profit was $46.9 million in the six months ended March 31, 2002 compared to $24.3 million in the six months ended March 31, 2001, an increase of $22.6 million, or 93%. This increase was primarily attributable to an increase in retail gallons sold (approximately $18.0 million) and an increase in margin per gallon (approximately $1.7 million). Wholesale gross profit was $3.4 million (after elimination of gross profit attributable to our retail operations) in the six months ended March 31, 2002 compared to $4.8 million in the same six-month period in 2001, a decrease of $1.4 million. This decrease was attributable to a decrease in margin per gallon partially offset by an increase in wholesale volumes.

   Operating and Administrative Expenses. Operating and administrative expenses increased $11.8 million, or 103%, to $23.3 million for the six months ended March 31, 2002 as compared to $11.5 million in the same period in 2001. This increase resulted from the acquisitions discussed above and, to a lesser extent, an increase in insurance costs as a result of higher premiums and self insured retention amounts, and an increase in personnel costs associated with our growth and the completion of the initial public offering in July 2001.

   Depreciation and Amortization. Depreciation and amortization increased $2.5 million, or 99%, to $5.1 million in the six months ended March 31, 2002 from $2.6 million in the same six-month period in 2001 primarily as a result of the Hoosier, Pro Gas and IPC acquisitions.

   Interest Expense. Interest expense increased $0.2 million, or 7%, to $3.2 million in the six months ended March 31, 2002 as compared to $3.0 million for the six months ended March 31, 2001. This increase is the result of additional debt outstanding during 2002 as compared to 2001, partially offset by lower interest rates in 2002.


   Net Income. Net income increased $6.3 million, or 52%, to $18.5 million in the six months ended March 31, 2002 from $12.2 million in the same six-month period in 2001. This increase in net income was attributable to the increase in gross profit partially offset by an increase in operating and administrative expenses, depreciation and amortization expenses.

   EBITDA. In the six months ended March 31, 2002, EBITDA increased $9.1 million, or 51%, to $26.9 million from $17.8 million in the same period of fiscal 2001. The increase was primarily attributable to increased sales volumes partially offset by an increase in operating and administrative expenses.

 Fiscal Year Ended September 30, 2001 Compared to Fiscal Year Ended September 30, 2000

   Volume. During fiscal 2001, we sold 46.8 million retail gallons of propane, an increase of 28.7 million gallons, or 158%, from the 18.1 million retail gallons sold in fiscal 2000. The increase in retail sales volume was principally due to the acquisitions of Country Gas (7.6 million gallons) and the Hoosier Propane Group

(16.3 million gallons). The remaining 4.8 million gallon increase was attributable to internal growth and the fact that the year ended September 30, 2001 was approximately 15.8% colder than the year ended September 30, 2000 and approximately 1.4% colder than normal in our retail areas of operation.

   Wholesale gallon sales increased 92.0 million gallons, or 63%, to 238.6 million gallons in fiscal 2001 from 146.6 million gallons in fiscal 2000. This increase was attributable to the continued growth of our wholesale sales operations, which were initiated after the fiscal 1999 winter season, and the acquisition of the Hoosier Propane Group. In addition, fiscal 2001 was approximately 8% colder than fiscal 2000 and slightly warmer than normal in our wholesale areas of operations.

   Revenues. Revenues in fiscal 2001 were $223.1 million, an increase of $129.5 million, or 138%, over $93.6 million of revenues in fiscal 2000. Revenues from retail propane sales increased $41.7 million, or 221%, from $18.9 million in fiscal 2000 to $60.6 million in fiscal 2001. This increase was attributable to the acquisitions of Country Gas ($10.5 million) and the Hoosier Propane Group ($19.9 million) and higher sales prices ($4.6 million), with the remaining increase ($6.7 million) due to volume increases due to growth and colder weather in our retail areas of operations. Revenues from wholesale propane sales increased $81.7 million, or 116%, from $70.1 million in fiscal 2000 to $151.8 million (after elimination of sales to our retail operations) in fiscal 2001. Approximately $23.1 million resulted from increased selling prices and the remaining $58.6 million was attributed to our growth and colder weather described above. Other retail revenues increased approximately $6.1 million, or 133%, from $4.6 million in fiscal 2000 to $10.7 million in fiscal 2001. This increase was primarily due to transportation revenues of $6.0 million attributable to the acquisition of the Hoosier Propane Group. Other retail revenues also consist of tank rentals, heating oil sales, appliance sales and service.

   Cost of Product Sold. Cost of product sold in fiscal 2001 was $182.6 million, an increase of $101.0 million, or 124%, over fiscal 2000 cost of sales of $81.6 million. The increase was principally attributable to the significant increases in wholesale and retail volumes (approximately $75.9 million) and an approximate 28% increase in the average cost of propane (approximately $21.7 million). In addition, we recorded a charge to cost of product sold in fiscal 2001 of approximately $0.6 million associated with a third party who was involuntarily petitioned into bankruptcy in December 2001.

   Gross Profit. Retail gross profit was $34.6 million in fiscal 2001 compared to $10.7 million in fiscal 2000, an increase of $23.9 million, or 223%. This increase was primarily attributable to higher retail gallons (approximately $17.4 million) and an increase in margin per gallon (approximately $3.7 million). Wholesale gross profit was $5.9 million (after elimination of gross profit attributable to our retail operations) in fiscal 2001 compared to $1.3 million in fiscal 2000, an increase of $4.6 million, or 368%. This increase was attributable to higher wholesale gallon sales in fiscal 2001, including the acquisition of the wholesale operations within the Hoosier Propane Group (approximately $2.3 million), and an increase in gross profit per gallon (approximately $2.3 million).


   Operating and Administrative Expenses. Operating and administrative expenses were $23.5 million in fiscal 2001 as compared to $9.0 million in fiscal 2000, an increase of $14.5 million, or 161%. This increase primarily resulted from acquisitions and personnel costs, including performance incentives accrued as a result of the increased profitability, with the remaining increase primarily attributable to higher vehicle fuel and maintenance costs as a result of the increased retail volumes.

   Depreciation and Amortization. Depreciation and amortization increased $4.2 million, or 186%, to $6.5 million in fiscal 2001 from $2.3 million in fiscal 2000. This increase was primarily a result of the Country Gas and the Hoosier Propane Group acquisitions, which included property, plant and equipment and intangible assets of approximately $88.6 million.

   Interest Expense. Interest expense increased $4.0 million, or 143%, to $6.7 million in fiscal 2001 from $2.7 million in fiscal 2000. This increase was primarily a result of the higher average outstanding borrowings in fiscal 2001 over fiscal 2000 associated with the debt incurred in the Country Gas and the Hoosier Propane Group acquisitions. In addition, included in interest expense in fiscal 2001 is a charge of $0.5 million associated with the early termination of an interest rate swap agreement that was terminated by Inergy Partners, LLC immediately prior to the initial public offering.

   Net Income (Loss). Net income increased $6.1 million to $4.3 million in fiscal 2001 from a net loss of $1.8 million in fiscal 2000. This increase in net income was attributable to the increase in gross profit in an amount greater than the increases in operating and administrative expenses and depreciation and amortization expense partially offset by an increase in interest expense as a result of higher average outstanding borrowings associated with the acquisitions.

   EBITDA. EBITDA increased $14.3 million, or 448%, to $17.5 million in fiscal 2001 from $3.2 million in fiscal 2000. The increase in EBITDA was attributable to increased retail and wholesale volumes and margin per gallon associated with our retail and wholesale sales partially offset by increased operating and administrative expenses.

 Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

   Volume. During fiscal 2000, Inergy Partners, LLC sold 18.1 million retail gallons of propane, an increase of 10.1 million gallons, or 126%, from the 8.0 million retail gallons sold in fiscal 1999. This increase was primarily attributable to the acquisition of six retail propane distributors during fiscal 1999 and two retail propane distributors in fiscal 2000 (8.6 million gallons). The balance of the increase (1.5 million gallons) was attributable to a winter that was slightly colder in fiscal 2000 than in fiscal 1999 as well as internal growth. Fiscal 2000 was 17% warmer than normal in our retail areas of operation.

   Wholesale gallon sales increased 121.9 million gallons, or 493%, to 146.6 million gallons in fiscal 2000 from 24.7 million gallons in fiscal 1999. This increase was attributable to the growth of our wholesale sales operations, which were initiated after the fiscal 1999 winter season. Fiscal 2000 was approximately 11% warmer than normal in our wholesale areas of operations.

   Revenues. Revenues in fiscal 2000 were $93.6 million, an increase of $74.4 million, or 387%, over $19.2 million of revenues in fiscal 1999. Revenues from retail propane sales increased $12.1 million, or 178%, from $6.8 million in fiscal 1999 to $18.9 million in fiscal 2000. This increase is attributable to our retail acquisitions (approximately $7.8 million), higher selling prices (approximately $3.0 million) and slightly colder weather and internal growth. Other retail revenues increased approximately $1.6 million, or 53%, to $4.6 million in fiscal 2000 from $3.0 million in fiscal 1999. These revenues consist of tank rentals, heating oil sales, appliance sales and service and were attributable to our retail acquisitions in fiscal 1999 and 2000. Revenues from wholesale propane sales increased $60.7 million, or 650%, from $9.4 million in fiscal 1999 to $70.1 million (after elimination of sales to our retail operations) in fiscal 2000. This increase was a result of the growth of our wholesale operations.

   Cost of Product Sold. Cost of product sold in fiscal 2000 was $81.6 million, an increase of $67.8 million, or 494%, over fiscal 1999 cost of sales of $13.8 million. The increase was attributable to the significant increases in wholesale and retail volumes and an approximate 29% increase in the average cost of propane.

   Gross Profit. Retail gross profit was $10.7 million in fiscal 2000 compared to $4.9 million in fiscal 1999, an increase of $5.8 million, or 120%. This increase was attributable to higher retail gallons and a slight increase in margin per gallon. Wholesale gross profit was $1.3 million (after elimination of gross profit attributable to our retail operations) in fiscal 2000 compared to $0.5 million in fiscal 1999, an increase of $0.8 million, or 148%. This increase was attributable to higher wholesale gallon sales in fiscal 2000 partially offset by a decrease in gross profit per gallon.

   Operating and Administrative Expenses. Operating and administrative expenses were $9.0 million in fiscal 2000 as compared to $4.1 million in fiscal 1999, an increase of $4.9 million, or 118%. This increase primarily resulted from acquisitions.

   Depreciation and Amortization. Depreciation and amortization increased $1.6 million, or 231%, to $2.3 million in fiscal 2000 from $0.7 million in fiscal 1999. This increase was attributable to depreciation and amortization of acquired assets, including intangible assets and, to a lesser extent, the amortization of acquisition financing costs.

   Net Loss. Net loss increased $1.6 million to $1.8 million in fiscal 2000 from $0.2 million in fiscal 1999. This increase in net loss was primarily attributable to an increase in interest expense of $1.8 million, most of which was incurred in connection with acquisitions.

   EBITDA. EBITDA increased $1.7 million, or 110%, to $3.2 million in fiscal 2000 from $1.5 million in fiscal 1999. The increase in EBITDA was attributable to increased retail and wholesale volumes, largely offset by higher operating and administrative expenses.

Independent Propane Company

   Our acquisition of IPC was completed effective December 20, 2001. The audited financial statements of IPC are included in this prospectus.

 Fiscal Year Ended September 30, 2001 Compared to Fiscal Year Ended September 30, 2000

   Volume. During fiscal 2001, IPC sold 49.8 million retail gallons of propane, an increase of 4.7 million gallons, or 10%, from the 45.1 million retail gallons sold in fiscal 2000. During fiscal year 2000, IPC made 9 acquisitions of small retail propane dealers that accounted for 0.9 million gallons of the
4.7 million gallon increase. The remaining increase in retail sales volume was principally due to colder than normal weather in IPC's retail areas of operations and internal growth.

   Sales. Sales in fiscal 2001 were $76.4 million, an increase of $17.4 million, or 30%, over $59.0 million of sales in fiscal 2000. This increase was attributable to higher sales prices and volume increases due to colder weather in IPC's retail areas of operations and internal growth.

   Cost of Sales. Cost of sales in fiscal 2001 was $37.8 million, an increase of $9.5 million, or 33%, over fiscal 2000 cost of sales of $28.3 million. The increase was attributable to the increases in retail volumes and an increase in the average cost of propane.

   Gross Profit. Gross profit was $38.7 million in fiscal 2001 compared to $30.6 million in fiscal 2000, an increase of $8.1 million, or 26%. This increase was primarily attributable to the increase in retail gallons and an increase in average propane margin per gallon.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses were $22.3 million in fiscal 2001 as compared to $21.9 million in fiscal 2000, an increase of $0.4 million, or 2%. This increase reflects incremental operating costs primarily resulting from increased labor costs and vehicle expenses associated with increased gallon volume.

   Depreciation and Amortization. Depreciation and amortization increased $0.1 million to $7.0 million in fiscal 2001 from $6.9 million in fiscal 2000.

   Net Income (Loss). Net income increased $8.6 million to $3.0 million in fiscal 2001 from a net loss of $5.6 million in fiscal 2000. This increase in net income was attributable to the increase in operating income, and lower interest cost resulting from lower interest rate and average outstanding borrowings, offset by slightly increased operating costs.

 Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

   Volume. During fiscal 2000, IPC sold 45.1 million retail gallons of propane, an increase of 1.5 million gallons, or 4%, from the 43.6 million retail gallons sold in fiscal 1999. This increase was the result of acquisitions, partially offset by warmer than normal temperatures in IPC's retail areas of operation. During fiscal year 2000 and fiscal year 1999, IPC made 9 and 21 acquisitions of small retail propane dealers, respectively.

   Sales. Sales in fiscal 2000 were $59.0 million, an increase of $14.0 million, or 31%, over $45.0 million of sales in fiscal 1999. This increase is primarily attributable to higher selling prices and acquisitions.

   Cost of Sales. Cost of sales in fiscal 2000 was $28.3 million, an increase of $12.3 million, or 77%, over fiscal 1999 cost of sales of $16.0 million. The increase was attributable to the approximate 71% increase in the average cost of propane.


   Gross Profit. Gross profit was $30.6 million in fiscal 2000 compared to $29.0 million in fiscal 1999, an increase of $1.6 million, or 6%. This increase was primarily attributable to an increase in retail gallons sold.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses were $21.9 million in fiscal 2000 as compared to $21.3 million in fiscal 1999, an increase of $0.6 million, or 3%. This increase is primarily the result of incremental operating costs primarily resulting from increased labor costs and vehicle expenses associated with increased gallon volume.

   Depreciation and Amortization. Depreciation and amortization increased $1.4 million, or 24%, to $6.9 million in fiscal 2000 from $5.5 million in fiscal 1999. This increase was attributable to the depreciation and amortization of the assets acquired in acquisitions.

   Net Loss. Net loss increased $2.6 million to $5.6 million in fiscal 2000 from $3.0 million in fiscal 1999. This increase in net loss was primarily attributable to an increase in interest expense of $2.3 million, most of which was incurred in connection with acquisitions and an increase in depreciation and amortization of $1.4 million, partially offset by an increase in operating income.

Hoosier Propane Group

   Our acquisition of the Hoosier Propane Group was completed effective January 1, 2001. The audited and unaudited financial statements of the Hoosier Propane Group are included elsewhere in this prospectus.

 Three Months Ended December 31, 2000 Compared to Three Months Ended December 31, 1999

   Volume. During the three months ended December 31, 2000, the Hoosier Propane Group sold 8.6 million retail gallons of propane, an increase of 1.4 million gallons, or 19%, from the 7.2 million retail gallons sold in the same period in fiscal 1999. This increase was attributable to colder weather and internal growth.

   The Hoosier Propane Group sold 23.7 million wholesale gallons of propane in the three months ended December 31, 2000, a decrease of 5.5 million gallons, or 19%, from the 29.2 million wholesale gallons sold in the same period in fiscal 1999. This decrease was attributable to less competitive pricing in the 2000 period due to higher product costs.

   Revenues. Revenues in the three months ended December 31, 2000 were $31.5 million, an increase of $10.7 million, or 52%, over $20.8 million of revenues in the same period of fiscal 1999. This increase was attributable to increased propane and freight revenues.

   Revenues from propane sales increased $10.1 million, or 53%, to $29.2 million in the three months ended December 31, 2000 from $19.1 million in the same period in fiscal 1999. This increase was primarily attributable to higher prices and increased retail volumes, and was partially offset by decreased wholesale volumes.

   Freight revenues increased $0.6 million, or 49%, to $2.0 million in the three months ended December 31, 2000 from $1.4 million in the same period in fiscal 1999. The colder weather in the 2000 period resulted in more deliveries of propane to independent propane distributors and other contract customers.

   Cost of Product Sold. Cost of product sold in the three months ended December 31, 2000 was $25.2 million, an increase of $9.6 million, or 61%, over the 1999 period of $15.6 million. This increase was attributable to a significant increase in the average cost of propane and increased retail volumes, partially offset by a decrease in wholesale volumes.

   Gross Profit. Gross profit was $6.4 million in the three months ended December 31, 2000 compared to $5.2 million in the fiscal 1999 period, an increase of $1.2 million, or 23%. This increase was attributable to an increase in retail volumes and margins, partially offset by decreases in wholesale volumes and margins. The increase in retail gross margin per gallon was attributable to favorable propane purchases during a period of increasing retail prices and colder weather in our areas of operation.

   Operating and Administrative Expenses. Operating and administrative expenses remained constant at $2.5 million, in the three month periods ended December 31, 2000 and 1999.

   Depreciation and Amortization. Depreciation and amortization remained constant at $0.4 million in the three month periods ended December 31, 2000 and 1999, primarily as a result of maintaining existing assets in 2000 as opposed to the replacement of these assets.

   Net Income. Net income increased $1.3 million, or 58%, to $3.4 million in the three months ended December 31, 2000 from $2.1 million in the fiscal 1999 period. This increase was attributable to an increase in operating income while interest expense and other income remained relatively constant in the fiscal 2000 period as compared to the fiscal 1999 period.

 Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

   Volume. During fiscal 2000, the Hoosier Propane Group sold 22.9 million retail gallons of propane, an increase of 0.1 million gallons from the 22.8 million retail gallons sold in fiscal 1999. This increase was attributable to fiscal 2000 being 3% colder than fiscal 1999 in the Hoosier Propane Group's areas of operation and internal growth, partially offset by decreases in agricultural and commercial volumes resulting from an increased focus on higher margin sales. Fiscal 2000 was 10% warmer than normal in our area of operations.

   The Hoosier Propane Group sold 68.8 million wholesale gallons of propane in fiscal 2000, an increase of 5.0 million gallons, or 8%, over the 63.8 million wholesale gallons sold in fiscal 1999. This increase was attributable to the favorable sales opportunities and the slightly colder weather in the Hoosier Propane Group's areas of operation in fiscal 2000 as compared to fiscal 1999. Wholesale marketing efforts were primarily concentrated in the Southeast and Midwest where fiscal 2000 temperatures were approximately 10% warmer than normal.

   Revenues. Revenues in fiscal 2000 were $65.6 million, an increase of $21.9 million, or 50%, over $43.7 million of revenues in fiscal 1999. Increased propane revenues accounted for approximately $19.9 million of this increase with freight and other revenues increasing approximately $2.0 million from fiscal 1999 to fiscal 2000.

   Revenues from propane sales increased $19.9 million, or 51%, from $38.8 million in fiscal 1999 to $58.7 million in fiscal 2000. This increase was primarily attributable to higher sales prices and an increase in wholesale volumes.

   Freight revenues increased $1.2 million, or 25%, to $5.7 million fiscal 2000 from $4.5 million in fiscal 1999 as a result of growth in market share.

   Other revenues increased $0.8 million, or 241%, to $1.2 million in fiscal 2000 from $0.4 million in fiscal 1999 due to increased vehicle service revenues.

   Cost of Product Sold. Cost of product sold in fiscal 2000 was $49.0 million, an increase of $20.1 million, or 70%, over the fiscal 1999 cost of product sold of $28.9 million. This increase was attributable to a significant increase in the average cost of propane in fiscal 2000 compared to fiscal 1999 and to increased wholesale volumes in fiscal 2000.

   Gross Profit. Gross profit was $16.5 million in fiscal 2000 compared to $14.8 million in fiscal 1999, an increase of $1.7 million, or 12%. This increase was attributable to an increase in retail margins and wholesale volumes. The increase in retail gross margin per gallon was attributable to an increased focus on higher margin gallon sales.

   Operating and Administrative Expenses. Operating and administrative expenses were $9.4 million in fiscal 2000 as compared to $8.3 million in fiscal 1999, an increase of $1.1 million, or 13%. This increase primarily resulted from increased labor costs and vehicle expenses associated with higher retail and wholesale volumes together with growth in freight revenues. In addition, the increased cost per gallon of vehicle fuel in fiscal 2000 over fiscal 1999 contributed to the increase in vehicle costs.

   Depreciation and Amortization. Depreciation and amortization decreased $0.1 million to $1.6 million in fiscal 2000 from $1.7 million in fiscal 1999.

   Net Income. Net income increased $0.8 million, or 20%, to $5.0 million in fiscal 2000 from $4.2 million in fiscal 1999. This increase in net income was attributable to the increase in operating income.

 Fiscal Year Ended September 30, 1999 Compared to Fiscal Year Ended September 30, 1998

   Volume. During fiscal 1999, the Hoosier Propane Group sold 22.8 million retail gallons of propane, an increase of 5.4 million gallons, or 31%, from the
17.4 million retail gallons sold in fiscal 1998. At the end of fiscal 1998 and the beginning of fiscal 1999, the Hoosier Propane Group acquired three retail propane distributors that accounted for 5.1 million gallons of the 5.4 million gallon increase in retail propane volume. The remaining 0.3 million gallon increase in retail volume resulted from internal growth and, to a lesser extent, slightly colder weather in fiscal 1999 as compared to fiscal 1998.

   During fiscal 1999, the Hoosier Propane Group sold 63.8 million wholesale gallons, a decrease of 25.9 million gallons, or 29%, from the 89.7 million wholesale gallons sold in fiscal 1998. The decrease in wholesale volumes is due in part to the loss of the business of a multi-state retail propane marketer.

   Revenues. Revenues in fiscal 1999 were $43.7 million, a decrease of $12.0 million, or 22%, from $55.7 million in fiscal 1998. Revenues from propane sales decreased $11.8 million, or 23%, from $50.6 million in fiscal 1998 to $38.8 million in fiscal 1999 primarily due to a decrease in prices. Freight revenues decreased $0.3 million, or 6%, from $4.8 million in fiscal 1998 to $4.5 million in fiscal 1999 due to the loss of the business of a multi-state marketer, while other revenues increased $0.1 million, or 24%, to $0.4 million in fiscal 1999 from $0.3 million in fiscal 1998.

   Cost of Product Sold. Cost of product sold in fiscal 1999 was $28.9 million, a decrease of $13.9 million, or 33%, from fiscal 1998 cost of product sold of $42.8 million. The decrease in cost of product sold was primarily attributable to a decrease in the cost of propane per gallon in fiscal 1999 as compared to fiscal 1998 and, to a lesser extent, decreased wholesale volumes, partially offset by an increase in retail volumes.

   Gross Profit. Gross profit was $14.8 million in fiscal 1999 compared to $12.9 million in fiscal 1998, an increase of $1.9 million, or 14%. This increase was attributable to an increase in retail volumes and margins, partially offset by a decrease in wholesale volume. The increase in our retail gross margin per gallon resulted from our focus on higher margin gallon sales.

   Operating and Administrative Expenses. Operating and administrative expenses were $8.3 million in fiscal 1999 as compared to $7.6 million in fiscal 1998, an increase of $0.7 million, or 9%. This increase was attributable to increased personnel costs resulting from acquisitions.

   Depreciation and Amortization. Depreciation and amortization increased $0.2 million, or 11%, to $1.7 million in fiscal 1999 from $1.5 million in fiscal 1998. This increase was primarily attributable to the depreciation of the assets acquired in acquisitions.

   Net Income. Net income increased $0.7 million, or 18%, to $4.2 million in fiscal 1999 from $3.5 million in fiscal 1998. This increase in net income was attributable to the increase in operating income offset by a $0.3 million increase in acquisition related interest expense.

Liquidity and Capital Resources

 Cash Flows

   Cash flows provided by (used in) operating activities of $4.7 million in fiscal 2001 consisted primarily of: net income of $4.3 million; net non-cash charges of $8.1 million, principally related to depreciation and amortization of $6.5 million associated with our recent acquisitions; and uses of cash of $7.8 million associated with the changes in operating assets and liabilities, including net liabilities from price risk management activities. The use of cash associated with the changes in operating assets and liabilities is primarily due to the timing effects of the acquisition of the Hoosier Propane Group which closed in January 2001 and the use of working capital to finance business growth. Cash used in operating activities was $0.2 million in fiscal 2000 and $0.8 million in fiscal 1999. The uses of cash from operating activities for these periods are principally due to the net losses incurred of $1.8 million in fiscal 2000 and $0.2 million in fiscal 1999. These net losses resulted from the development of management and infrastructure sufficient to accommodate planned future growth. Depreciation and amortization increased to $2.3 million in fiscal 2000 from $0.7 million in fiscal 1999 due to the effects of acquisitions completed in these two years. Net increases in operating assets and liabilities, including net liabilities from price risk management activities, required a use of cash amounting to $1.0 million in fiscal 2000 and $1.4 million in fiscal 1999.

   Cash provided by operating activities was $10.6 million in the six months ended March 31, 2002 compared to $2.6 million in the six months ended March 31, 2001. The increase in cash provided by operating activities is primarily attributable to higher net income and depreciation and amortization charges in the six months ended March 31, 2002 as compared to the six months ended March 31, 2001. Net income increased to $18.5 million for the six months ended March 31, 2002 from $12.2 million for the six months ended March 31, 2001 due to the effects of the acquisitions completed in fiscal 2002 and the effects of higher margins per gallon, partially offset by the warmer weather in the 2002 period. Depreciation and amortization increased to $5.1 million in the six months ended March 31, 2002 from $2.6 million in the same fiscal 2001 period due to the effects of acquisitions. The change in operating assets and liabilities, including net liabilities from price risk management activities, required a use of cash amounting to $14.4 million in the six months ended March 31, 2002 and $13.2 million in the same fiscal 2001 period to accommodate increased business volume.

   Cash used in investing activities was $64.0 million in fiscal 2001, $12.4 million in fiscal 2000 and $13.1 million in fiscal 1999. These amounts were primarily comprised of: $56.3 million for the acquisition of the

Hoosier Propane Group and Bear Man Propane and $3.1 million of costs incurred in the financing of that acquisition in fiscal 2001; $9.6 million for acquisitions in fiscal 2000; and $11.4 million for acquisitions in fiscal 1999. Additionally, we expended $4.8 million in fiscal 2001, $2.3 million in fiscal 2000 and $1.4 million in fiscal 1999, for additions of property and equipment to accommodate our growing operations.

   Cash used in investing activities was $88.9 million in the six months ended March 31, 2002 compared to $60.2 million in the six months ended March 31, 2001. The six months ended March 31, 2002 included $84.5 million of cash used for the IPC and Pro Gas acquisitions and $2.5 million used for capital expenditures. In addition, the six months ended March 31, 2002 included a use of $2.0 million for payment of deferred financing costs associated with the credit facilities used to finance the IPC and Pro Gas acquisitions. The six months ended March 31, 2001 included $56.3 million used for acquisitions.

   Cash provided by financing activities was $60.2 million in fiscal 2001, $13.9 million in fiscal 2000 and $14.1 million in fiscal 1999. Cash provided by financing activities in fiscal 2001, fiscal 2000 and fiscal 1999 included net borrowings of $14.2 million, $12.6 million and $14.2 million, respectively, under debt agreements, including borrowings and repayments in conjunction with the January 2001 and July 2001 refinancings of our credit facilities and borrowings and repayments of our revolving working capital facility. In addition, the net proceeds were received from the initial public offering of $34.3 million in fiscal 2001 and proceeds from the issuance of redeemable preferred stock amounted to $16.1 million in fiscal 2001 and $1.9 million in fiscal 2000. Offsetting these cash sources were $2.6 million, $0.5 million and $0.2 million of distributions paid to holders of Inergy Partners Class A Preferred Interests in fiscal 2001, fiscal 2000 and fiscal 1999, respectively, and $1.8 million of cash retained by Inergy Partners at the time of the conveyance of assets in conjunction with the initial public offering in fiscal 2001.

   Cash provided by financing activities was $78.6 million in the six months ended March 31, 2002 and $59.7 million in the six months ended March 31, 2001. The 2002 period included net proceeds from long term debt of $84.4 million associated with working capital needs and borrowings and repayments related to amended credit facilities negotiated in connection with acquisitions in that period. In addition, we received cash of approximately $0.7 million in capital contributions and paid $6.5 million in distributions to unitholders in the 2002 period. The 2001 period included net proceeds from issuance of long-term debt of $44.5 million and redeemable preferred members' interest of $16.0 million.

   At March 31, 2002, we had goodwill of $47.1 million, representing approximately 17% of total assets. This goodwill is attributable to our acquisitions. We expect recovery of the goodwill through future cash flows associated with these acquisitions.

 Distributions

   On November 14, 2001, we paid a $.040 per limited partner unit distribution to unitholders, which totaled $2.3 million. This represented a partial quarterly distribution for the period from July 31, 2001, the date of our initial public offering, through September 30, 2001. On February 15, 2002, we paid a $0.625 per limited partner unit distribution to unitholders, which totaled $4.1 million. On May 15, 2002, we paid a $0.66 per limited partner unit distribution to unitholders, which totaled $4.4 million.

 Total Contractual Cash and Other Obligations

   The following table summarizes our long-term debt and operating lease obligations (in thousands) as of March 31, 2002:

                                           Less than   1-3               After
                                   Total    1 year    Years   4-5 Years 5 years
                                  -------- --------- -------- --------- -------
Aggregate amount of principal to
 be paid on the outstanding
 long-term debt.................  $142,164  $3,722   $137,559   $ 437    $446
Future minimum lease payments
 under noncancelable operating
 leases.........................     5,196   1,611      2,425   1,044     116
Standby letters of credit.......     2,000   2,000         --      --      --

   As of September 30, 2001, total propane contracts had an outstanding net fair value of $4.6 million, as compared to total propane contracts outstanding with a net fair value at March 31, 2002 of $4.3 million. The net change of $0.3 million includes a net decrease in fair value of $1.0 million from contracts settled during the six-month period, partially offset by a net $0.7 million increase from other changes in fair value. Of the outstanding fair value as of March 31, 2002, contracts with a maturity of less than one year totaled $3.9 million, and contracts maturing between one and two years totaled $0.4 million.

 Liquidity Needs

   Our primary short-term liquidity needs are to fund general working capital requirements while our long-term liquidity needs are primarily associated with capital expenditures for the growth and maintenance of our existing businesses together with funding for strategic business acquisitions. Growth capital expenditures are primarily for the purchase of customer storage tanks while maintenance capital expenditures are primarily related to repair and replacement of propane delivery vehicles and maintenance associated with existing customer installations. Our primary sources of funds for our short-term liquidity needs will be cash flows from operations and borrowings under a short-term working capital facility while our long-term sources of funds will be from long-term bank borrowings and equity or debt financings.

   We believe that anticipated cash from operations and borrowings under our amended and restated credit facility described below will be sufficient to meet our liquidity needs for the foreseeable future. If our plans or assumptions change or are inaccurate, or we make any additional acquisitions, we may need to raise additional capital. We may not be able to raise additional funds or may not be able to raise such funds on favorable terms.

Description of Indebtedness

   Upon completion of this offering, we expect our total outstanding long-term indebtedness (excluding borrowings under our working capital facility) to be approximately $106.9 million, including approximately $85.0 million of senior secured notes, approximately $18.3 million under our acquisition facility and approximately $3.6 million of other indebtedness.


   Bank Credit Facility. In conjunction with the acquisition of IPC, on December 19, 2001, our operating company, Inergy Propane, entered into a $195 million amended and restated senior secured credit facility with First Union National Bank and other lenders. The revolving portion of the credit facility has a term of three years and is guaranteed by us and each subsidiary of Inergy Propane. The $70 million IPC acquisition term loan portion of the credit facility had a maturity of April 1, 2003 and was guaranteed by us and each subsidiary of Inergy Propane. The IPC acquisition term loan was repaid on June 7, 2002 with a portion of the proceeds from the senior secured notes offering. No amounts may be reborrowed under this term loan. We currently have approximately $50.5 million outstanding under the credit facility, comprised of approximately $48.5 million outstanding under the revolving acquisition facility and approximately $2.0 million under the working capital facility.

   The following is a summary of the material terms of the credit facility.

   The credit facility currently consists of a working capital facility in the aggregate principal amount of up to $50 million and a revolving acquisition facility in the aggregate principal amount of up to $75 million. The aggregate amount of borrowings under the working capital facility, including outstanding letters of credit, are subject to a borrowing base requirement relating to accounts receivable and inventory. During the period from July 1 through December 31, Inergy Propane may borrow up to an additional $12 million not subject to the borrowing base, however, total borrowings under the working capital facility cannot exceed $50 million. Up to $10 million of the working capital facility may be used for the issuance of letters of credit. Each of the working capital facility and the revolving acquisition facility may be prepaid and the commitments may be reduced at any time without penalty. Amounts borrowed and repaid under either the working capital facility or the revolving acquisition facility may be reborrowed.


   During each fiscal year beginning October 1, 2001, the outstanding balance of the working capital facility must be reduced to $4 million or less for a minimum of 30 consecutive days during the period commencing March 1 and ending September 30 of each calendar year.

   The obligations under the credit facility are secured by first priority liens on all assets of Inergy Propane and its subsidiaries, the pledge of all of Inergy Propane's equity interests in its subsidiaries and by a pledge of our membership interest in Inergy Propane.


   Indebtedness under the credit facility bears interest at the option of Inergy Propane at either a base rate or LIBOR (preadjusted for reserves), plus in each case, an applicable margin. The applicable margin varies quarterly based on Inergy Propane's leverage ratio. Inergy Propane will incur a fee based on the average daily unused commitments under the credit facility.


   Inergy Propane is required to use 100% of the net cash proceeds (that are not applied to purchase replacement assets) from asset dispositions (other than the sale of inventory and motor vehicles in the ordinary course of business) to reduce borrowings under the credit facility during any fiscal year in which unapplied net cash proceeds are in excess of $1 million. Any such mandatory prepayments are applied first to reduce borrowings under the acquisition facility and then under the working capital facility.

   In addition, the credit facility contains various covenants limiting the ability of Inergy Propane and its subsidiaries to (subject to various exceptions), among other things:


  .  grant or incur liens;


  . incur other indebtedness (other than permitted debt, including the senior secured notes which are secured on a pari passu basis);





  .  make investments, loans and acquisitions;

  .  enter into a merger, consolidation or sale of assets;

  . enter into in any sale-leaseback transaction or enter into any new business;


  .  issue or modify the terms of any equity or other securities,


  . enter into any agreement that conflicts with the credit facility or ancillary agreements;


  . make any change in its principles and methods of accounting as currently in effect, except as such changes are permitted by GAAP;


  .  enter into certain affiliate transactions;




  .  pay dividends or make distributions;


  . permit operating lease obligations to exceed $5 million in any fiscal year;


  . enter into any debt which contains covenants more restrictive than those of the credit facility;

  . enter into put agreements granting put rights with respect to equity interests of Inergy Propane or its subsidiaries; and




  .  modify their respective organizational documents.


   In addition, Inergy, L.P. is prohibited from incurring indebtedness except its guarantee of the credit facility.

   Furthermore, the credit facility contains the following financial covenants:

  . the ratio of consolidated EBITDA (as defined in the credit facility) to consolidated interest expense (as defined in the credit facility) must be at least 2.5 to 1.0 for any fiscal quarter; and


  . the ratio of total funded debt (as defined in the credit facility) to consolidated EBITDA may not exceed 4.5 to 1.0.


   Each of the following is an event of default under the credit facility:

  .  default in payment of principal when due;


  . default in payment of interest, fees or other amounts within three days of their due date;




  .  violation of specified affirmative and negative covenants;


  . default in performance or observance of any term, covenant, condition or agreement contained in the credit facility or ancillary agreements;


  .  specified cross-defaults;



  . bankruptcy and other insolvency events of Inergy Propane, its subsidiaries or Inergy, L.P.;

  . impairment of the enforceability or the validity of agreements relating to the credit facility;


  . judgments exceeding $500,000 against Inergy Propane, its subsidiaries or Inergy, L.P. are undischarged or unstayed for 30 days;



  .  certain change of control events; and




  . a condition or event occurs that could have a material adverse effect in the reasonable judgment of two-thirds of the credit facility lenders.






   Senior Secured Notes. Inergy Propane entered into a note purchase agreement on June 7, 2002 with a group of institutional lenders pursuant to which it issued $85.0 million aggregate principal amount of senior secured notes with a weighted average interest rate of 9.07% and a weighted average maturity of 5.9 years. The senior secured notes consist of the following: $35.0 million principal amount of 8.85% senior secured notes with a 5-year maturity, $25.0 million principal amount of 9.10% senior secured notes with a 6-year maturity, and $25.0 million principal amount of 9.34% senior secured notes with a 7-year maturity.

   The following is a summary of the material terms of the senior secured notes.


   The notes represent senior secured obligations of our operating company and will rank at least pari passu in right of payment with all other present and future senior indebtedness of our operating company. The notes are secured, on an equal and ratable basis with the obligations of the operating company under the credit facility, by (i) a first priority lien on substantially all of the existing and future assets of the operating company and its current and future subsidiaries (as defined in the note purchase agreement), (ii) a lien on all of our existing and future equity and other interests in the operating company and
(iii) a lien on all of the operating company's existing and future equity and other interests in each of its current and future subsidiaries.


   The senior secured notes are guaranteed by our operating company's subsidiaries, IPCH Acquisition Corp. and us. The IPCH Acquisition Corp. guaranty is limited to $35.0 million.


   The senior secured notes are redeemable, at our operating company's option, at a purchase price equal to 100% of the principal amount together with accrued interest, plus a make-whole amount determined in accordance with the note purchase agreement.


   In addition, so long as any of the notes are outstanding or any amounts are owed by Inergy Propane to any holder of the notes, the note purchase agreement relating to the notes limits the ability of Inergy Propane and, in certain cases, its subsidiaries to (subject to various exceptions), among other things:


  . make restricted payments (as defined in the note purchase agreement);


  . grant or incur liens;


  . in the case of subsidiaries, incur debt;


  . make investments, loans and acquisitions;


  . enter into a merger, consolidation, sale of assets, acquisition or similar transaction;


  . make certain dispositions of assets;


  . sell or discount receivables;


  . enter into certain affiliate transactions;


  . enter into sale-leaseback transactions involving a fair market value exceeding $5.0 million;


  . make any change in its principles and methods of accounting as currently in effect, except as such changes are permitted by GAAP;


  . enter into or engage in any business which is not substantially similar to that which is currently existing;


  . modify their respective organizational documents;


  . enter into any agreement which would cause a default or an event of default or conflict with the agreements governing the notes;


  . in the case of subsidiaries, issue any equity interests;


  . in the case of subsidiaries, permit the sale of any equity interests or debt;


  . enter into any agreement which contains covenants more restrictive than the note purchase agreement;


  . enter into any commodity swap agreement other than in the ordinary course of business with a term of less than 24 months; and


  . enter into put agreements granting put rights with respect to the equity interests of Inergy Propane or its subsidiaries.

   Furthermore, the note purchase agreement contains the following financial covenants:


  . the ratio of total indebtedness to EBITDA (as defined in the note purchase agreement) for the four fiscal quarters most recently ended may generally not exceed 4.5 to 1.0; and


  . the ratio of EBITDA to consolidated total interest expense (as defined in the note purchase agreement) for the four fiscal quarters most recently ended may not be less than 2.5 to 1.0.


   Each of the following is an event of default under the note purchase agreement:


  . default in payment of principal or make-whole amounts on any senior secured note when due;


  . default in payment of any interest on any senior secured note within three days of its due date;


  . violation of specified affirmative and negative covenants;


  . a default on any of the terms in the note purchase agreement or ancillary agreements that is not timely cured;


  . inaccuracy of representations and warranties made by Inergy Propane and affiliated entities;


  . an event that would cause Inergy Propane, its subsidiaries, IPCH
    Acquisition Corp. or Inergy, L.P. to be in default or cause prepayment of any of its indebtedness in excess of $1.0 million;


  . bankruptcy and other insolvency events of Inergy Propane, its subsidiaries, IPCH Acquisition Corp. or Inergy, L.P.;


  . judgments exceeding $1.0 million against Inergy Propane, its subsidiaries, IPCH Acquisition Corp. or Inergy, L.P. are not bonded, discharged or stayed within specified time periods;


  . any default and/or violation relating to any of our employee benefit plans;


  . the actual or asserted invalidity of a material provision in any of the guarantees relating to the notes;


  . the actual or asserted invalidity of a material provision in any of the security documents relating to the senior secured notes; and


  . any event of default under any ancillary agreement relating to the senior secured notes.


   If an event of default resulting from bankruptcy or other insolvency events occurs, the senior secured notes will become immediately due and payable. If any other event of default occurs and is continuing, holders of more than 33 1/3% in principal amount of the outstanding notes may at any time declare all the notes then outstanding to be immediately due and payable. If an event of default relating to nonpayment of principal, make-whole amounts or interest occurs, any holder of outstanding notes affected by such event of default may declare all the notes held by such holder to be immediately due and payable.


   Intercreditor and Collateral Agency Agreement. In connection with the execution of the note purchase agreement, Inergy Propane, the lenders under its credit facility and the initial purchasers of the senior secured notes entered into an Intercreditor and Collateral Agency Agreement on June 7, 2002. This agreement appointed Wachovia Bank, N.A. to act as collateral agent and authorized Wachovia Bank to execute various security documents on behalf of the lenders under the credit facility and the initial purchasers of the senior secured notes. This agreement specifies various rights and obligations of Wachovia Bank and the other parties thereto in respect of the collateral securing Inergy Propane's obligations under the credit facility and the note purchase agreement.


Environmental Matters

   Environmental liabilities have not materially impacted our financial condition, results of operations or liquidity since our inception.

Recent Accounting Pronouncements

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for a disposal of a segment of a business. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. Management has not determined the method, timing, or impact of adopting SFAS No. 144.

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 supercedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 28, Accounting for Preacquisition Contingencies of Purchased Enterprises. This statement requires accounting for all business combination using the purchase method, and changes the criteria for recognizing intangible assets apart from goodwill. This statement is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 supercedes APB Opinion No. 17, Intangible Assets, and addresses how purchased intangibles should be accounted for upon acquisition. The statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. All intangibles will be subject to periodic impairment testing and will be adjusted to fair value. The adoption of SFAS No. 142 eliminates goodwill amortization that would have totaled approximately $2.1 million in fiscal 2002, based on the balances as of September 30, 2001 and totaled approximately $1.7 million in fiscal 2001. Application of the nonamortization and impairment provisions of the statement has not significantly impacted our financial position or results of operations.

Critical Accounting Policies

 Accounting for Price Risk Management

   Through our wholesale operations, we offer price risk management services to our customers and, in addition, trades for our own account. Financial instruments utilized in connection with trading activities are accounted for using the mark-to-market method in accordance with Emerging Issues Task Force Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." Under the mark-to-market method of accounting, forwards, swaps, options and storage contracts are reflected at fair value, inclusive of reserves, and are shown in the consolidated balance sheets as assets and liabilities from price risk management activities. In addition, inventories for wholesale operations, which consist mainly of liquid propane commodities, are also stated at market. Unrealized gains and losses from newly originated contracts, contract restructuring and the impact of price movements on these financial instruments and wholesale propane inventories are recognized in cost of products sold. Changes in the assets and liabilities from trading and price risk management activities result primarily from changes in the market prices, newly originated transactions and the timing of settlement relative to the receipt of cash for certain contracts. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions. The cash flow impact of financial instruments is reflected as cash flows from operating activities in the consolidated statements of cash flows.

 Revenue Recognition

   Sales of propane are recognized at the time product is shipped or delivered to the customer. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

 Impairment of Long-Lived Assets

   We review our long-lived assets, other than goodwill, in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is recalculated when related events or circumstances change.

   We review goodwill, in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," for impairment on at least an annual basis by applying a fair-value-based test. If the fair value of the goodwill is less than the carrying value, a loss is recognized for the excess of the carrying value over the fair value of the goodwill.

   In connection with the transitional goodwill impairment evaluation, Statement No. 142 requires us to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this we identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. To the extent a reporting unit's carrying value exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the goodwill, determined by allocating the fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption.

Quantitative and Qualitative Disclosure About Market Risk

   We have long-term debt and a revolving line of credit subject to the risk of loss associated with movements in interest rates.

   At March 31, 2002, we had floating rate obligations totaling approximately $138.2 million for amounts borrowed under our revolving line of credit and long-term debt. The floating rate obligations expose us to the risk of increased interest expense in the event of increases in short-term interest rates. If the floating interest rate were to increase by 100 basis points from March 31, 2002 levels, our combined interest expense would increase by a total of approximately $0.1 million per month.

Propane Price Risk

   The propane industry is a "margin-based" business in which gross profits depend on the excess of sales prices over supply costs. As a result, our profitability will be sensitive to changes in wholesale prices of propane caused by changes in supply or other market conditions. When there are sudden and sharp increases in the wholesale cost of propane, we may not be able to pass on these increases to our customers through retail or wholesale prices. Propane is a commodity and the price we pay for it can fluctuate significantly in response to supply or other market conditions. We have no control over supply or market conditions. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce our gross profits and could, if continued over an extended period of time, reduce demand by encouraging our retail customers to conserve or convert to alternative energy sources.

   We engage in hedging transactions to reduce the effect of price volatility on our product costs and to help ensure the availability of propane during periods of short supply. We attempt to balance our contractual portfolio by purchasing volumes only when we have a matching purchase commitment from our wholesale customers. However, we may experience net unbalanced positions from time to time which we believe to be immaterial in amount. In addition to our ongoing policy to maintain a balanced position, for accounting purposes we are required, on an ongoing basis, to track and report the market value of our purchase obligations and our sales commitments.

 Trading Activities

   Through our wholesale operations, we offer price risk management services to energy related businesses through a variety of financial and other instruments, including forward contracts involving physical delivery of propane. In addition, we manage our own trading portfolio using forward, physical and futures contracts. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on assessment of anticipated short-term needs or market conditions.

   The price risk management services are offered to propane retailers and other related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of propane, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for propane, options and other contractual arrangements.

   We have recorded our trading activities at fair value in accordance with EITF No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." EITF No. 98-10 requires energy trading contracts to be recorded at fair value on the balance sheet, with the changes in fair value included in earnings.

   We have no negative Enron exposure.

 Notional Amounts and Terms

   The notional amounts and terms of these financial instruments at March 31, 2002 include fixed price payor for 3.6 million and fixed price receiver for 4.2 million barrels.

   Notional amounts reflect the volume of the transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure our exposure to market or credit risks.

 Fair Value

   The fair value of the financial instruments related to price risk management activities as of March 31, 2002 was assets of $8.9 million and liabilities of $4.6 million related to propane. All intercompany transactions have been appropriately eliminated. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions.

 Market and Credit Risk

   Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. We take an active role in managing and controlling market and credit risk and has established control procedures, which are reviewed on an ongoing basis. We monitor market risk through a variety of techniques, including daily reporting of the portfolio's value to senior management. We attempt to minimize credit risk exposure through credit policies, periodic monitoring procedures and obtaining customer deposits on sales contracts. The counterparties associated with assets from price risk management activities as of March 31, 2002 were energy marketers.

                                    BUSINESS

General

   We own and operate a rapidly growing retail and wholesale propane marketing and distribution business. Since our predecessor's inception in November 1996, we have acquired 13 propane companies for an aggregate purchase price of approximately $230 million, including working capital, assumed liabilities and acquisition costs. For a more detailed description of our predecessor, please read "Guide to Reading this Prospectus." For the fiscal year ended September 30, 2001, on a pro forma combined basis we sold approximately 117 million gallons of propane to retail customers and approximately 262 million gallons of propane to wholesale customers.

   Our retail business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. We market our propane products under six regional brand names: Bradley Propane, Country Gas, Hoosier Propane, McCracken, Pro Gas and IPC. We serve approximately 190,000 retail customers in Arkansas, Florida, Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and Wisconsin from 99 customer service centers which have an aggregate of approximately 6.2 million gallons of above-ground propane storage capacity. In addition to our retail business, we operate a wholesale supply, marketing and distribution business, providing propane procurement, transportation and supply and price risk management services to our customer service centers, as well as to independent dealers and multistate marketers and, to a lesser extent, selling propane as a standby fuel to industrial end users. We currently provide wholesale supply and distribution services to approximately 350 customers in 24 states, primarily in the Midwest and Southeast.

   We have grown primarily through acquisitions of propane operations and, to a lesser extent, through internal growth. Since our initial acquisition of McCracken Oil & Propane Company in 1996, we have completed twelve additional acquisitions in North Carolina, Tennessee, Illinois, Indiana, Michigan and Texas. The following chart sets forth information about each company we have acquired:

 Acquisition
    Date                       Company(1)                       Location
 -----------                   ----------                       --------
November 1996  McCracken Oil & Propane Company, LLC        Wake Forest, NC
December 1998  Wilson Oil Company of Johnston County, Inc. Wilson's Mills, NC
December 1998  Ernie Lee Oil & LP Gas, LLC                 Raleigh, NC
May 1999       Langston Gas & Oil Co., Inc.                Four Oaks, NC
July 1999      Castleberry's, Inc.                         Smithfield, NC
August 1999    Rolesville Gas & Oil Company, Inc.          Raleigh, NC
October 1999   Bradley Propane, Inc.                       Chattanooga, TN
November 1999  Butane-Propane Gas Company of Tenn., Inc.   Marion, TN
June 2000      Country Gas Company, Inc.                   Crystal Lake, IL
November 2000  Bear-Man Propane                            Hixson, TN
January 2001   Hoosier Propane Group                       Kendallville, IN
November 2001  Pro Gas Companies                           Muskegon, MI
December 2001  Independent Propane Company Holdings        Irving, TX

--------
(1) Name of acquired company as of acquisition date.

Recent Acquisitions

 Independent Propane Company Acquisition and Related Transactions

   In December 2001, we acquired the assets of IPC through an affiliate of our managing general partner for approximately $96.8 million, including approximately $7.5 million paid for net working capital.

   IPC's principal business is the retail sale of propane, propane appliances and merchandise and parts and labor throughout its branch network in Texas, Oklahoma, Arkansas, Tennessee, South Carolina, Georgia, and Florida. For the twelve months ended September 30, 2001, IPC sold approximately 49.8 million retail gallons of propane to approximately 116,000 customers through its 44 branches and 24 satellite locations. For the twelve months ended September 30, 2001, IPC sold 74% of its volumes to individual homeowners, 20% to commercial accounts and 6% to agricultural customers.

   In order to consummate the IPC acquisition, we and several of our affiliates entered into various transactions. IPCH Acquisition Corp., an affiliate of our managing general partner, borrowed approximately $27 million under a bridge facility financed by one of our lenders. $9.6 million of these loan proceeds was used to acquire 365,019 common units from us. IPCH Acquisition Corp. utilized these common units to provide a portion of the consideration paid to some of the former stockholders of IPC's parent corporation, including the selling unitholders in this offering. The balance of the loan proceeds of approximately $17.4 million was applied to the purchase price. Immediately thereafter, IPCH Acquisition Corp. sold, assigned and transferred its interest in IPC and certain rights under the IPC acquisition agreement and related escrow agreement to our operating company. In consideration for this sale, assignment and transfer, we issued to IPCH Acquisition Corp. 394,601 common units and paid $82.2 million in cash (including $9.6 million of cash received from the sale of 365,019 common units to IPCH Acquisition Corp.) and our operating company assumed $2.5 million of notes payable. We also issued 18,252 common units to members of IPC's management, who are current employees of our operating company, for approximately $0.5 million in cash.

 Pro Gas Acquisition

   In November 2001, we acquired the operations of Pro Gas for approximately $12.5 million, including working capital. The acquisition included six retail operations and three satellite bulk storage facilities in Michigan. For the twelve months ended September 30, 2001, Pro Gas delivered approximately 12.4 million gallons of propane to approximately 12,000 customers.

Industry Background and Competition

   Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. Our retail propane business consists principally of transporting propane to our customer service centers and other distribution areas and then to tanks located on our customers' premises. Retail propane falls into three broad categories: residential, industrial and commercial and agricultural. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control.

   Propane is extracted from natural gas or oil wellhead gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Propane is clean-burning, producing negligible amounts of pollutants when consumed.

   The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Approximately 75% of our retail propane volume is sold during the peak heating season from October through March. Consequently, sales and operating profits are generated mostly in the first and fourth calendar quarters of each year.

   According to the American Petroleum Institute, the domestic retail market for propane is approximately 12.1 billion gallons annually. This represents approximately 5% of household energy consumption in the

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United States. Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Historically, the expansion of natural gas into traditional propane markets has been inhibited by the capital costs required to expand pipeline and retail distribution systems. Although the extension of natural gas pipelines tends to displace propane distribution in areas affected, we believe that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent than propane and natural gas, primarily because of the cost of converting to fuel oil. The costs associated with switching from appliances that use fuel oil to appliances that use propane are a significant barrier to switching. By contrast, natural gas can generally be substituted for propane in appliances designed to use propane as a principal fuel source.

   In addition to competing with alternative energy sources, we compete with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, smaller local independent marketers and farm cooperatives. Based on industry publications, we believe that the ten largest retailers account for less than 36% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Most of our customer service centers compete with several marketers or distributors. Each customer service center operates in its own competitive environment because retail marketers tend to locate in close proximity to customers. Our typical customer service center generally has an effective marketing radius of approximately 25 miles, although in certain rural areas the marketing radius may be extended by a satellite location.

   The ability to compete effectively further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. We believe that our safety programs, policies and procedures are more comprehensive than many of our smaller, independent competitors and give us a competitive advantage over such retailers. We also believe that our service capabilities and customer responsiveness differentiate us from many of these smaller competitors. Our employees are on call 24-hours and seven-days-a-week for emergency repairs and deliveries.

   The wholesale propane business is highly competitive. Our competitors in the wholesale business include producers and independent regional wholesalers. We believe that our wholesale supply and distribution business provides us with a stronger regional presence and a reasonably secure, efficient supply base, and positions us well for expansion through acquisitions or start-up operations in new markets.

   Retail propane distributors typically price retail usage based on a per gallon margin over wholesale costs. As a result, distributors generally seek to maintain their operating margins by passing costs through to customers, thus insulating themselves from volatility in wholesale propane prices. During periods of sudden price increases in propane at the wholesale level costs, distributors may be unable or unwilling to pass entire cost increases through to customers. In these cases, significant decreases in per gallon margins may result.

   The propane distribution industry is characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of these local distributors have sought to sell their business for reasons that include retirement and estate planning. In addition, the propane industry faces increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer-oriented technologies. Primarily as a result of these factors, the industry is undergoing consolidation, and we, as well as other national and regional distributors, have been active consolidators in the propane market. In recent years, an active, competitive market has existed for the acquisition of propane assets and businesses. We expect this acquisition market to continue for the foreseeable future.

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

Competitive Strengths

   We believe that we are well-positioned to compete in the propane industry. Our competitive strengths include:

 Proven Acquisition Expertise

   Since our predecessor's inception, we have acquired and successfully integrated 13 propane companies with an aggregate purchase price of approximately $230 million, including seven propane distributors since September 1999. Our executive officers and key employees, who average more than 15 years experience in the propane industry, have developed business relationships with retail propane owners and businesses throughout the United States. These significant industry contacts have enabled us to negotiate all of our acquisitions on an exclusive basis. This acquisition expertise should allow us to continue to grow through strategic and accretive acquisitions. Our acquisition program will continue to seek:

  . businesses in geographical areas experiencing higher-than-average population growth,

  . established names with local reputations for customer service and reliability,

  .  high concentration of propane sales to residential customers, and

  .  the retention of key employees in acquired businesses.

 Internal Growth

   We consistently promote internal growth in our retail operations through a combination of marketing programs and employee incentives. We enjoy strong relationships with builders, mortgage companies and real estate agents which enable us to access customers as new residences are built. We also provide various financial incentives for customers who sign up for our automatic delivery program, including level payment, fixed price and price cap programs. We provide all customers with supply, repair and maintenance contracts and 24-hour customer service. Finally, we have instituted an employee bonus program and other incentives that foster an entrepreneurial environment by rewarding employees who expand revenues by attracting new customers while controlling costs. We intend to continue to aggressively seek new customers and promote internal growth through local marketing and service programs in our residential propane business.

 Operations in High Growth Markets

   A majority of our operations are concentrated in higher-than-average population growth areas, where natural gas distribution is not cost effective. These markets have experienced strong economic growth which has spurred the development of sizable, low density and relatively affluent residential communities which are significant consumers of propane. We intend to pursue acquisitions in similar high growth markets.

 Regional Branding

   We believe that our success in generating internal growth at our customer service centers results from our operation under established, locally recognized trade names. We attempt to capitalize on the reputation of the companies we acquire by retaining their local brand names and employees, thereby preserving the goodwill of the acquired business and fostering employee loyalty and customer retention. Employees at our local branches will continue to manage our marketing programs, new business development, customer service and customer billing and collections. Our employee incentive programs encourage efficiency and allow us to control costs at the corporate and field levels.

 High Percentage of Retail Sales to Residential Customers

   Our retail propane operations concentrate on sales to residential customers. Residential customers tend to generate higher margins and are generally more stable purchasers than other customers. For the fiscal year ended September 30, 2001, sales to residential customers represented approximately 72% of our retail propane

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

gallons sold and approximately 75% of our retail gross profits, on a pro forma combined basis. Although overall demand for propane is affected by weather and other factors, we believe that residential propane consumption is not materially affected by general economic conditions because most residential customers consider home space heating to be an essential purchase. In addition, we own approximately 65% of the propane tanks located at our customers' homes. In many states, fire safety regulations restrict the refilling of a leased tank solely to the propane supplier that owns the tank. These regulations, which require customers to switch propane tanks when they switch suppliers, help enhance the stability of our customer base because of the inconvenience and costs involved with switching tanks and suppliers.

 Strong Wholesale Supply, Marketing and Distribution Business

   One of our distinguishing strengths is our procurement and distribution expertise and capabilities. For the fiscal year ended September 30, 2001, on a pro forma combined basis we sold approximately 262 million gallons of propane on a wholesale basis to independent dealers and multistate marketers. These operations are significantly larger on a relative basis than the wholesale operations of most publicly traded propane businesses. We also provide transportation services to these distributors through our fleet of transport vehicles and price risk management services to our customers through a variety of financial and other instruments. Our wholesale business provides us with growing revenues as well as valuable market intelligence and awareness of potential acquisition opportunities. Because we sell on a wholesale basis to many residential and commercial retailers, we have an ongoing relationship with a large number of businesses that may be attractive acquisition opportunities for us. In addition, because of the scale of our wholesale purchases, we believe that we will have an adequate supply of propane to support our growing retail operations at prices which are generally available only to large wholesale purchasers. This purchasing scale and resulting expertise also helps us avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors. Moreover, the presence of our trucks serving our wholesale customers across the Midwest and Southeast allows us to take advantage of various pricing and distribution inefficiencies that exist in the market from time to time.

 Flexible Financial Structure

   We have a $75.0 million revolving credit facility for acquisitions and a $50.0 million revolving working capital facility. Upon completion of this offering, we expect to have available capacity of approximately $56.7 million under our acquisition facility and approximately $48.0 million under our working capital facility. We believe our available capacity under these facilities combined with our ability to fund acquisitions through the issuance of additional partnership interests will provide us with a flexible financial structure that will facilitate our acquisition strategy.


   Our primary objective is to increase distributable cash flow for our unitholders, while maintaining the highest level of commitment and service to our customers. We intend to pursue this objective by capitalizing on our competitive strengths.

Retail Operations

   We currently distribute propane to approximately 190,000 retail customers in 14 states from 99 customer service centers. We market propane primarily in rural areas, but also have a significant number of customers in suburban areas where energy alternatives to propane such as natural gas are generally not available.

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

   We market our propane primarily in the Southeast and Midwest regions of the United States and in Texas through our customer service centers using six regional brand names. The following table shows our customer service centers by state:

                                                                    Number of
                                                                    Customer
     State                                                       Service Centers
     -----                                                       ---------------
     Arkansas...................................................         1
     Florida....................................................         2
     Georgia....................................................         4
     Illinois...................................................         2
     Indiana....................................................        10
     Michigan...................................................        10
     North Carolina.............................................         9
     Ohio.......................................................         2
     Oklahoma...................................................         6
     South Carolina.............................................         1
     Tennessee..................................................         4
     Texas......................................................        48
                                                                       ---
       Total....................................................        99
                                                                       ===

   From our customer service centers, we also sell, install and service equipment related to our propane distribution business, including heating and cooking appliances. Typical customer service centers consist of an office and service facilities, with one or more 12,000 to 30,000 gallon bulk storage tanks. Some of our customer service centers also have an appliance showroom. We have several satellite facilities that typically contain only large capacity storage tanks. We have approximately 6.2 million gallons of above-ground propane storage capacity at our customer service centers and satellite locations.

   Retail deliveries of propane are usually made to customers by means of our fleet of bobtail and rack trucks. At May 1, 2002, we operated 385 bobtail and rack trucks. Propane is pumped from the bobtail truck, which generally holds 2,500 to 3,000 gallons, into a stationary storage tank at the customer's premises. The capacity of these tanks ranges from approximately 100 gallons to approximately 1,200 gallons, with a typical tank having a capacity of 100 to 300 gallons in milder climates and 500 to 1,000 gallons in colder climates. We also deliver propane to retail customers in portable cylinders, which typically have a capacity of five to 35 gallons. These cylinders are picked up and replenished at our distribution locations, then returned to the retail customer. To a limited extent, we also deliver propane to certain customers in larger trucks known as transports, which have an average capacity of approximately 10,000 gallons. At May 1, 2002, we operated 113 transports. These customers include industrial customers, large-scale heating accounts and large agricultural accounts.

   During the fiscal year ended September 30, 2001, on a pro forma basis, approximately 31% and 69% of our propane sales by volume of gallons sold were to retail and wholesale customers, respectively. Our retail sales were comprised of approximately:

  .  72% to residential customers;

  .  20% to industrial and commercial customers; and

  .  8% to agricultural customers.

   Sales to residential customers during the fiscal year ended September 30, 2001, accounted for approximately 75% of our gross profit on retail propane sales, reflecting the higher-margin nature of this segment of the market. No single retail customer accounted for more than 1% of our pro forma revenue during the fiscal year ended September 30, 2001. No single wholesale customer accounted for more than 5% of our pro forma revenue for the same period.

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

   Nearly half of our residential customers receive their propane supply under an automatic delivery program. Under the automatic delivery program, we deliver propane to our heating customers approximately six times during the year. We determine the amount of propane delivered based on weather conditions and historical consumption patterns. Our automatic delivery program eliminates the customer's need to make an affirmative purchase decision, promotes customer retention by ensuring an uninterrupted supply and enables us to efficiently route deliveries on a regular basis. We promote this program by offering level payment billing, discounts, fixed price options and price caps. In addition, we provide emergency service 24 hours a day, seven days a week, 52 weeks a year. Approximately 65% of our retail propane customers lease their tanks from us. In most states, due to fire safety regulations, a leased tank may only be refilled by the propane distributor that owns that tank. The inconvenience and costs associated with switching tanks and suppliers greatly reduces a customer's tendency to change distributors. Our tank lease programs are very valuable to us from the standpoint of retaining customers and maintaining profitability.

   The propane business is very seasonal with weather conditions significantly affecting demand for propane. We believe that the geographic diversity of our areas of operations helps to minimize our exposure to regional weather. Although overall demand for propane is affected by climate, changes in price and other factors, we believe our residential and commercial business to be relatively stable due to the following characteristics: (i) residential and commercial demand for propane has been relatively unaffected by general economic conditions due to the largely non-discretionary nature of most propane purchases by our customers, (ii) loss of customers to competing energy sources has been low, (iii) the tendency of our customers to remain with us due to the product being delivered pursuant to a regular delivery schedule and to our ownership of approximately 65% of the storage tanks utilized by our customers and (iv) our ability to offset customer losses through internal growth of our customer base in existing markets. Since home heating usage is the most sensitive to temperature, residential customers account for the greatest usage variation due to weather. Variations in the weather in one or more regions in which we operate, however, can significantly affect the total volumes of propane we sell and the margins we realize and, consequently, our results of operations. We believe that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.

Wholesale Supply, Marketing and Distribution Operations

   In addition to our core retail operations, we are also engaged in the wholesale marketing of propane to independent dealers, multi-state marketers and, to a lesser extent, local gas utilities that use propane as supplemental fuel to meet peak demand requirements. We currently provide wholesale supply, marketing and distribution services to 350 customers in 24 states, primarily in the Midwest and Southeast. On a pro forma basis, our wholesale supply, marketing and distribution operations accounted for approximately 61% of total volumes and 7% of our pro forma gross profit during the fiscal year ended September 30, 2001.

   One of our distinguishing strengths is our procurement and distribution expertise and capabilities. For the fiscal year ended September 30, 2001, on a pro forma combined basis we sold approximately 262 million gallons of propane on a wholesale basis to independent dealers and multistate marketers. Because of the size of our wholesale operations, we have developed significant procurement and distribution expertise. This is partly the result of the unique background of our management team, which has significant experience in the procurement aspects of the propane business. We also offer transportation services to these distributors through our fleet of transport trucks and price risk management services to our customers through a variety of financial and other instruments. Our wholesale supply, marketing and distribution business provides us with a relatively stable and growing income stream as well as extensive market intelligence and acquisition opportunities. In addition, these operations provide us with more secure supplies and better pricing for our customer service centers. Moreover, the presence of our trucks across the Midwest and Southeast allows us to take advantage of various pricing and distribution inefficiencies that exist in the market from time to time.

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

Transportation Assets, Truck Fabrication and Maintenance

   Our transportation assets are owned and operated by L&L Transportation, LLC, a wholly-owned subsidiary of our operating company. The transportation of propane requires specialized equipment. Propane trucks carry specialized steel tanks that maintain the propane in a liquefied state. As of May 1, 2002, we owned a fleet of 32 tractors, 82 transports, 351 bobtail and rack trucks and 249 other service and pick-up trucks. The average age of our trucks is between six and seven years. In addition to supporting our retail and wholesale propane operations, our trucks are used to deliver butane and ammonia for third parties and to distribute natural gas for various processors and refiners.

   We own truck fabrication and maintenance facilities located in Waterloo, Indiana and additional maintenance facilities in Zephyrhills, Florida. We believe that our ability to build and maintain the trucks we use in our propane operations significantly reduces the costs we would otherwise incur in purchasing and maintaining our fleet of trucks. We also sell a limited number of trucks to third parties.

Supply

   We obtain propane from over 80 vendors at approximately 80 locations. During the fiscal year ended September 30, 2001 on a pro forma basis, Louis Dreyfus Energy Services, L.P. and Dynegy Inc. each accounted for approximately 10% of our volume of propane purchases. Most of these purchases were made under supply contracts that have a term of one year, are subject to annual renewal and provide various pricing formulas. No other single supplier accounted for more than 10% of our pro forma volume propane purchases for the fiscal year ended September 30, 2001. On May 1, 2002, we entered into a one-year contract with Sunoco, Inc. (R&M) to purchase all of its propane production at its Toledo, Ohio refinery, which is currently 62 million gallons. We believe that our diversification of suppliers will enable us to purchase all of our supply needs at market prices if supplies are interrupted from any of the sources without a material disruption of our operations.


   Approximately 95% of our propane suppliers were domestic suppliers during the fiscal year ended September 30, 2001 on a pro forma basis. Our remaining suppliers were in Canada. During the fiscal year ended September 30, 2001 on a pro forma basis, we purchased approximately 50% of our propane supplies pursuant to contracts that have a term of one year; the balance of our purchases were made on the spot market. The percentage of our contract purchases varies from year to year. Supply contracts generally provide for pricing in accordance with posted prices at the time of delivery or the current prices established at major storage points, and some contracts include a pricing formula that typically is based on such market prices. Some of these agreements provide maximum and minimum seasonal purchase guidelines.


   Propane is generally transported from refineries, pipeline terminals, storage facilities and marine terminals to our 175 storage facilities. We accomplish this by using our transports and contracting with common carriers, owner-operators and railroad tank cars. Our customer service centers and satellite locations typically have one or more 12,000 to 30,000 gallon storage tanks, generally adequate to meet customer usage requirements for seven days during normal winter demand. Additionally, we lease underground storage facilities from third parties under annual lease agreements.

   We engage in risk management activities in order to reduce the effect of price volatility on our product costs and to help insure the availability of propane during periods of short supply. We are currently a party to propane futures transactions on the New York Mercantile Exchange and to forward and option contracts with various third parties to purchase and sell propane at fixed prices in the future. We monitor these activities through enforcement of our risk management policy.

Pricing Policy

   Our pricing policy is an essential element in our successful marketing of propane. We base our pricing decisions on, among other things, prevailing supply costs, local market conditions and local management input.

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

We rely on our regional management to set prices based on these factors. Our local managers are advised regularly of any changes in the posted prices of our propane suppliers. We believe our propane pricing methods allow us to respond to changes in supply costs in a manner that protects our customer base and gross margins. In some cases, however, our ability to respond quickly to cost increases could occasionally cause our retail prices to rise more rapidly than those of our competitors, possibly resulting in a loss of customers.

Billing and Collection Procedures

   We retain our customer billing and account collection responsibilities at the local level. We believe that this decentralized approach is beneficial for a number of reasons:

  .  customers are billed on a timely basis;

  .  customers are more apt to pay a local business;

  .  cash payments are received faster; and

  . local personnel have current account information available to them at all times in order to answer customer inquiries.

Properties

   We own 56 of our 99 customer service centers and lease the balance. Our headquarters in Kansas City, Missouri are leased. We operate bulk storage facilities at 175 locations and own 118 of the storage locations. We lease underground storage facilities with an aggregate capacity of approximately 23 million gallons of propane at eight locations under annual lease agreements. We also lease capacity in seven pipelines pursuant to annual lease agreements.

   Tank ownership and control at customer locations are important components to our operations and customer retention. As of May 1, 2002, we owned the following:

  . 286 bulk storage tanks with typical capacities of 12,000 to 30,000 gallons,

  . approximately 119,000 stationary customer storage tanks with typical capacities of 100 to 1,200 gallons, and

  . approximately 34,000 portable propane cylinders with typical capacities of up to 35 gallons.

   We believe that we have satisfactory title or valid rights to use all of our material properties. Although some of these properties are subject to liabilities and leases, liens for taxes not yet due and payable, encumbrances securing payment obligations under non-competition agreements entered in connection with acquisitions and immaterial encumbrances, easements and restrictions, we do not believe that any of these burdens will materially interfere with our continued use of these properties in our business, taken as a whole. Our obligations under our borrowings are secured by liens and mortgages on all of our real and personal property.

   In addition, we believe that we have, or are in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and have obtained or made all required material registrations, qualifications and filings with, the various state and local governmental and regulatory authorities which relate to ownership of our properties or the operations of our business.

Trademark and Tradenames

   We use a variety of trademarks and tradenames which we own, including "Inergy" and "Inergy Services." We believe that our strategy of retaining the names of the companies we acquire has maintained the local identification of such companies and has been important to the continued success of these businesses. Our most significant trade names are "Bradley Propane," "Country Gas," "Hoosier Propane," "McCracken,"

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

"Pro Gas" and "IPC." We regard our trademarks, tradenames and other proprietary rights as valuable assets and believe that they have significant value in the marketing of our products.

Employees

   As of June 12, 2002, we had 679 full-time employees of which 22 were general and administrative and 657 were operational employees. We employed 27 part-time employees, all of whom were operational employees. None of our employees is a member of a labor union. We believe that our relations with our employees are satisfactory.


Government Regulation

   We are subject to various federal, state and local environmental, health and safety laws and regulations related to our propane business as well as those related to our ammonia and butane transportation operations. Generally, these laws impose limitations on the discharge of pollutants and establish standards for the handling of solid and hazardous wastes. These laws generally include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Clean Water Act and comparable state or local statutes. CERCLA, also known as the "Superfund" law, imposes joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release or threatened release of a hazardous substance into the environment. While propane is not a hazardous substance within the meaning of CERCLA, other chemicals used in our operations may be classified as hazardous. These laws and regulations could result in civil or criminal penalties in cases of non-compliance or impose liability for remediation costs. We have not received any notices of any material violations or otherwise incurred any material liability under any of the above laws and regulations.


   For acquisitions that involve the purchase of real estate, we conduct a due diligence investigation to attempt to determine whether any substance has been sold from, or stored on, or released or spilled from any of that real estate prior to its purchase. This due diligence includes questioning the seller, obtaining representations and warranties concerning the seller's compliance with environmental laws and performing site assessments. During this due diligence our employees, and, in certain cases, independent environmental consulting firms, review historical records and databases and conduct physical investigations of the property to look for evidence of hazardous substance contamination, compliance violations and the existence of underground storage tanks.

   National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which we operate. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. Regarding the transportation of propane, ammonia and butane by truck, we are subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations. We maintain various permits that are necessary to operate some of our facilities, some of which may be material to our operations. Management believes that the procedures currently in effect at all of our facilities for the handling, storage and distribution of propane and the transportation of ammonia and butane are consistent with industry standards and are in compliance in all material respects with applicable laws and regulations.

   On August 18, 1997, the U.S. Department of Transportation published its Final Rule for Continued Operation of the Present Propane Trucks. This final rule is intended to address perceived risks during the transfer of propane and required certain immediate changes in industry operating procedures, including retrofitting all propane delivery trucks. We, as well as the National Propane Gas Association and the propane

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

industry in general, believe that the Final Rule for Continued Operation of the Present Propane Trucks cannot practicably be complied with in its current form. On October 15, 1997, five of the principal multi-state propane marketers, all of whom were unrelated to us, filed an action against the U.S. Department of Transportation in the United States District Court for the Western District of Missouri seeking to enjoin enforcement of the Final Rule for Continued Operation of the Present Propane Trucks. On February 13, 1998, the Court issued a preliminary injunction prohibiting the enforcement of this final rule pending further action by the Court. This suit is still pending. In addition, Congress passed, and on October 21, 1998, the President of the United States signed, the FY 1999 Transportation Appropriations Act, which included a provision restricting the authority of the U.S. Department of Transportation from enforcing specific provisions of the Final Rule for Continued Operation of the Present Propane Trucks. At this time, Inergy cannot determine the likely outcome of the litigation or the proposed legislation or what the ultimate long-term cost of compliance with the Final Rule for Continued Operation of the Present Propane Trucks will be to Inergy and the propane industry in general.

   Future developments, such as stricter environmental, health or safety laws and regulations could affect our operations. It is not anticipated that our compliance with or liabilities under environmental, health and safety laws and regulations, including CERCLA, will have a material adverse effect on us. To the extent that we do not know of any environmental liabilities, or environmental, health or safety laws, or regulations are made more stringent, there can be no assurance that our results of operations will not be materially and adversely affected.

Litigation

   Our operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time we are a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverages and deductibles as the managing general partner believes are reasonable and prudent. However, we cannot assure that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion may have an adverse effect on the public's desire to use our products.

                                   MANAGEMENT

Our Managing General Partner Manages Inergy, L.P.

   Our managing general partner manages our operations and activities. Our managing general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Our managing general partner may be removed by our unitholders under the circumstances described under "The Partnership Agreement." Unitholders do not directly or indirectly participate in our management or operation. Please see "The Partnership Agreement--Limited Liability" for a discussion of actions that might be deemed to constitute participation in the control of our business. Our managing general partner owes a fiduciary duty to the unitholders. Our managing general partner is liable, as a general partner, for all of our debts (to the extent not paid from our assets), except for specific non recourse indebtedness or other obligations. Whenever possible, our managing general partner intends to incur indebtedness or other obligations that are non-recourse.

   Our managing general partner may appoint two independent directors to serve on a conflicts committee to review specific matters which the board of directors believes may involve conflicts of interest. A conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. The members of the conflicts committee must meet the independence standards to serve on an audit committee of a board of directors established by the Nasdaq Stock Market and certain other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our managing general partner of any duties it may owe us or our unitholders. For more information relating to conflicts of interest that may arise, please read "Conflicts of Interest and Fiduciary Responsibilities." Two members of the board of directors also serve on a compensation committee, which oversees compensation decisions for the officers of Inergy GP, LLC as well as the compensation plans described below. The members of the compensation committee are Richard C. Green, Jr. and David J. Schulte. In addition, three members of the board of directors serve on an audit committee which reviews our external financial reporting, recommends engagement of our independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. The members of the audit committee must meet the independence standards established by the Nasdaq Stock Market. The members of the audit committee are Warren H. Gfeller, Richard C. Green, Jr. and David J. Schulte.

   As is commonly the case with publicly-traded limited partnerships, we are managed and operated by the officers and are subject to the oversight of the directors of our managing general partner. Effective January 1, 2002 all employees of our general partners, including our executive officers, became employees of our operating company.


   The board of directors of the managing general partner is presently composed of five directors.

Directors and Executive Officers of Inergy GP, LLC

   The following table sets forth certain information with respect to the executive officers and members of the board of directors of our managing general partner. Executive officers and directors will serve until their successors are duly appointed or elected.


Executive Officers and
Directors                 Age    Position with the Managing General Partner
----------------------    ---    ------------------------------------------
John J. Sherman.........   47 President, Chief Executive Officer and Director
Phillip L. Elbert.......   44 Executive Vice President--Operations and Director
R. Brooks Sherman,
 Jr. ...................   36 Vice President and Chief Financial Officer
Carl A. Hughes..........   48 Vice President--Business Development
Michael D. Fox..........   45 Vice President--Wholesale Marketing
William C. Gautreaux....   39 Vice President--Supply
Richard C. Green, Jr. ..   47 Director
Warren H. Gfeller.......   49 Director
David J. Schulte........   41 Director

 Executive Officers and Directors

   John J. Sherman. Mr. Sherman has been the President, Chief Executive Officer and a director of our managing general partner since March 2001, and of our predecessor from 1997 until July 2001. Prior to joining our predecessor, he was a vice president with Dynegy Inc. from 1996 through 1997. He was responsible for all downstream propane marketing operations, which at the time were the country's largest. From 1991 through 1996, Mr. Sherman was the president of LPG Services Group, Inc., a company he co-founded and grew to become one of the nation's largest wholesale marketers of propane before Dynegy acquired LPG Services in 1996. From 1984 through 1991, Mr. Sherman was a vice president and member of the management committee of Ferrellgas, which is one of the country's largest retail propane marketers.


   Phillip L. Elbert. Mr. Elbert has served as the Executive Vice President-- Operations of our managing general partner since March 2001. He joined our predecessor as Executive Vice President--Operations in connection with our acquisition of the Hoosier Propane Group in January 2001. Mr. Elbert joined the Hoosier Propane Group in 1992 and was responsible for overall operations, including Hoosier's retail, wholesale, and transportation divisions. From 1987 through 1992, he was employed by Ferrellgas, serving in a number of management positions relating to retail, transportation and supply. Prior to joining Ferrellgas, he was employed by Buckeye Gas Products, a large propane marketer from 1981 to 1987.


   R. Brooks Sherman, Jr. Mr. Brooks Sherman (no relation to Mr. John Sherman) has served as the Vice President and Chief Financial Officer of our managing general partner since March 2001. He joined our predecessor in December 2000 as Vice President and Chief Financial Officer. From 1999 until joining our predecessor, he served as chief financial officer of MCM Capital Group. From 1996 through 1999, Mr. Sherman was employed by National Propane Partners, a publicly traded master limited partnership, first as its controller and chief accounting officer and subsequently as its chief financial officer. From 1995 to 1996, Mr. Sherman served as chief financial officer for Berthel Fisher & Co. Leasing Inc. and prior to 1995, Mr. Sherman was in public accounting with Ernst & Young and KPMG Peat Marwick.


   Carl A. Hughes. Mr. Hughes has served as the Vice President of Business Development of our managing general partner since March 2001. He joined our predecessor as Vice President of Business Development in 1998. From 1996 through 1998, he served as a regional manager for Dynegy Inc., responsible for propane activities in 17 midwest and northeastern states. From 1993 through 1996, Mr. Hughes served as a regional marketing manager for LPG Services Group. From 1985 through 1992, Mr. Hughes was employed by Ferrellgas where he served in a variety of management positions.


   Michael D. Fox. Mr. Fox has served as the Vice President of Wholesale Marketing Operations of our managing general partner since March 2001. He joined our predecessor in 1998 as Vice President of Wholesale Marketing Operations. From 1996 through 1998, he served as a regional manager with Dynegy Inc., responsible for wholesale propane marketing activities in nine southeastern states. From 1992 through 1996, he served as regional marketing manager for LPG Services Group, Inc. From 1985 through 1991, Mr. Fox was employed by Ferrellgas where he served in a variety of sales and marketing positions.


   William C. Gautreaux. Mr. Gautreaux has served as the Vice President of Supply of our managing general partner since March 2001. He joined our predecessor in 1998 as Vice President of Supply. From 1996 through 1998, he served as a managing director for Dynegy Inc., responsible for bulk natural gas liquids marketing and risk management. Mr. Gautreaux was a co-founder of LPG Services Group, Inc. and served as its vice president of supply from 1991 through 1996. From 1985 through 1991, Mr. Gautreaux was employed by Ferrellgas where he served as a regional manager in the company's wholesale supply logistics division.


   Richard C. Green, Jr. Mr. Green has been a member of our managing general partner's board of directors since March 2001. He was a member of our predecessor's board of directors since January 2001 until July 2001. He currently serves as chairman and chief executive officer of Aquila, Inc., a Fortune 100 global energy services company. Mr. Green is currently a special limited partner of Kansas City Equity Partners and has previously served as its president and chairman of its advisory board. He also serves as a director of Aquila, Inc., BHA Group, Inc. and Yellow Corp.

   Warren H. Gfeller. Mr. Gfeller has been a member of our managing general partner's board of directors since March 2001. He was a member of our predecessor's board of directors since January 2001 until July 2001. He has engaged in private investments since 1991. From 1985 to 1991, Mr. Gfeller served as president and chief executive officer of Ferrellgas, Inc., a retail and wholesale marketer of propane and other natural gas liquids. Mr. Gfeller began his career with Ferrellgas in 1983 as an executive vice president and financial officer. He also serves as a director of Zapata Corporation.

   David J. Schulte. Mr. Schulte has been a member of our managing general partner's board of directors since March 2001. He was a member of our predecessor's board of directors since January 2001 until July 2001. He has been a managing director of private equity firm Kansas City Equity Partners since 1994, focusing on industries undergoing consolidation. Prior to joining Kansas City Equity Partners, Mr. Schulte was an investment banker with Fahnestock & Co. from 1988 to 1994. He is a member of the AICPA and the Missouri Bar Association. He also serves as a director of Elecsys Corp.

Reimbursement of Expenses of the Managing General Partner

   The managing general partner does not receive any management fee or other compensation for its management of Inergy, L.P. The managing general partner and its affiliates are reimbursed for expenses incurred on our behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to Inergy, L.P. and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, Inergy, L.P. The partnership agreement provides that the managing general partner will determine the expenses that are allocable to Inergy, L.P. in any reasonable manner determined by the managing general partner in its sole discretion.

Compensation of Directors

   Officers of the managing general partner who also serve as directors will not receive additional compensation. In connection with our initial public offering, each non-employee director received an option under our long term incentive plan for 22,200 common units at an exercise price equal to the initial public offering price. In addition, each director receives cash compensation of $18,000 per year for attending our regularly scheduled quarterly board meetings. Each non-employee director receives $1,000 for each special meeting of the board of directors attended. Non-employee directors receive $500 per compensation or audit committee meeting attended and $1,000 per conflicts committee meeting attended. Each non-employee director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director is fully indemnified for actions associated with being a director to the extent permitted under Delaware law.

Executive Compensation

   The following table sets forth for the periods indicated, the compensation paid or accrued by Inergy, L.P., its predecessor and our managing general partner to the chief executive officer of our managing general partner and five other executive officers (collectively, the "named executive officers") for services rendered to Inergy, L.P. and its subsidiaries.

                                                                     Long Term
                                                                    Compensation
                                     Annual Compensation               Awards
                          ----------------------------------------- ------------
                                                                     Securities
Name and Principal        Fiscal                     Other Annual    Underlying     All Other
Position                   Year  Salary(1)  Bonus   Compensation(2)   Options    Compensation(3)
------------------        ------ --------- -------- --------------- ------------ ---------------
John. J. Sherman........   2001  $175,000  $200,000     $5,161            --         $   --
 President and Chief       2000  $150,000  $    --      $6,614            --         $   --
 Executive Officer         1999  $150,000  $    --      $  590            --         $   --

Phillip L. Elbert.......   2001  $115,160  $112,500     $7,464         55,500        $   --
 Executive Vice
  President                2000  $    --   $    --      $  --             --         $   --
 Operations                1999  $    --   $    --      $  --             --         $   --

R. Brooks Sherman, Jr...   2001  $ 98,958  $158,333     $  730         27,750        $63,275
 Vice President and        2000  $    --   $    --      $  --             --         $   --
 Chief Financial Officer   1999  $    --   $    --      $  --             --         $   --

Carl A. Hughes..........   2001  $ 97,917  $228,320     $9,212         38,850        $   --
 Vice President--          2000  $ 75,000  $111,159     $9,864            --         $   --
 Business Development      1999  $ 75,000  $    --      $  590            --         $   --

William C. Gautreaux....   2001  $108,542  $244,000     $9,093         27,750        $   --
 Vice President--          2000  $ 80,000  $ 76,411     $7,425            --         $   --
 Supply                    1999  $ 42,000  $    --      $  --             --         $   --

Michael D. Fox..........   2001  $ 97,917  $130,000     $7,719         27,750        $   --
 Vice President--          2000  $ 75,000  $ 37,847     $8,437            --         $   --
 Wholesale Marketing       1999  $ 53,125  $ 24,011     $  --             --         $   --
 Operations

--------
(1) Salaries for Mr. Phil Elbert and Mr. Brooks Sherman in fiscal 2001 represent the pro rata portion of their annual salaries from the dates of the beginning of their employment with Inergy on January 12, 2001 and December 3, 2000, respectively.
(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is equal to the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(3) "All Other Compensation" for Mr. Brooks Sherman in fiscal 2001 represents reimbursement of relocation expenses.

 Option Grants in Last Fiscal Year

   The following table sets forth information concerning grants of unit options to the named executive officers for the year ended September 30, 2001:

                                         Individual Grants
                          ------------------------------------------------
                                                                                Potential
                                                                               Realizable
                                                                            Value at Assumed
                                     Percent of                              Annual Rates of
                                       Total                                      Unit
                          Number of   Options                              Price Appreciation
                          Securities Granted to                                    for
                          Underlying Employees  Exercise or                  Option Term (2)
                           Options   in Fiscal   Base Price   Expiration   -------------------
                          Granted(3)    Year    ($/Share)(1)     Date         5%       10%
                          ---------- ---------- ------------ ------------- -------- ----------
John J. Sherman.........       --       --            --               --       --         --
Phillip L. Elbert.......    55,500       18%       $22.00    July 31, 2011 $767,880 $1,945,960
R. Brooks Sherman, Jr...    27,750        9%       $22.00    July 31, 2011 $383,940 $  972,980
Carl. A. Hughes.........    38,850       13%       $22.00    July 31, 2011 $537,516 $1,362,172
William C. Gautreaux....    27,750        9%       $22.00    July 31, 2011 $383,940 $  972,980
Michael D. Fox..........    27,750        9%       $22.00    July 31, 2011 $383,940 $  972,980

--------
(1) All grants were made at 100% of the fair market value as of the grant date.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the unit price. The calculations were based on the exercise prices and the 10-year term of the options. No gain to the optionees is possible without an increase in unit price which will benefit all unitholders proportionately.
(3) These options generally vest in proportion to the conversion of senior subordinated units into common units and are subject to forfeiture in certain cases if the executive officer retires or is terminated for cause prior to the expiration of five years from the date of the grant.

 Aggregated Option/SAR Exercises in last Fiscal Year and September 30, 2001 Option Values

   The following table sets forth information concerning the number and value of exercisable and unexercisable unit options held by the named executive officers as of September 30, 2001.

                                                   Number of Securities
                                                        Underlying           Value of Unexercised
                                                  Unexercised Options at    In-the-Money Options at
                                                    September 30, 2001       September 30, 2001(1)
                                                 ------------------------- -------------------------
                         Units Acquired  Value
          Name            on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           -------------- -------- ----------- ------------- ----------- -------------
John J. Sherman.........      --          --         --            --          --             --
Phillip L. Elbert.......      --          --         --         55,500         --        $219,225
R. Brooks Sherman,
 Jr. ...................      --          --         --         27,750         --        $109,613
Carl A. Hughes..........      --          --         --         38,850         --        $153,458
William C. Gautreaux....      --          --         --         27,750         --        $109,613
Michael D. Fox..........      --          --         --         27,750         --        $109,613

--------
(1) Based on the $25.95 per unit fair market value of our common units on September 28, 2001, the last trading day of fiscal 2001, less the option exercise price.

Employment Agreements

   The following executive officers have entered into employment agreements with the managing general partner, which were transferred to our operating company effective January 1, 2002:


  . John J. Sherman, President and Chief Executive Officer;

  . Phillip L. Elbert, Executive Vice President--Retail Operations;

  . R. Brooks Sherman, Jr., Vice President--Chief Financial Officer;

  . Carl A. Hughes, Vice President--Business Development;

  . Michael D. Fox, Vice President--Wholesale Marketing; and

  . William C. Gautreaux, Vice President--Supply Logistics and Risk
    Management.

   The following is a summary of the material provisions of these employment agreements, copies of which have been filed as exhibits to the registration statement relating to this prospectus.

   All of these employment agreements are substantially similar, with certain exceptions as set forth below. Except for Mr. Brooks Sherman, whose employment agreement is for a term of three years, the employment agreements are for terms of five years. The annual salaries for these individuals are as follows:


     . John J. Sherman................................................ $250,000
     . Phillip L. Elbert.............................................. $200,000
     . R. Brooks Sherman, Jr.......................................... $150,000
     . Carl A. Hughes................................................. $125,000
     . Michael D. Fox................................................. $125,000
     . William C. Gautreaux........................................... $135,000


   These employees are reimbursed for all expenses in accordance with the managing general partner's policies. They are also eligible for fringe benefits normally provided to other members of executive management and any other benefits agreed to by the managing general partner. Each of these employees is eligible to participate in the Inergy Long Term Incentive Plan.


   Each of these individuals (other than Mr. John Sherman) is entitled to performance bonuses ranging from approximately $18,750 to $200,000 upon our attaining certain levels of distributable cash flow on an annual basis for each year during the term of his employment.


   The employment agreements provide for additional bonuses conditioned upon the conversion of subordinated units into common units. Messrs. Fox, Gautreaux and Hughes will be entitled to bonuses in the amounts of $300,000, $300,000 and $400,000, respectively, at the end of the subordination period for the junior subordinated units. Messrs. Brooks Sherman and Elbert will be entitled to bonuses in the amounts of $200,000 and $500,000, respectively, payable upon, and in the same proportion as the conversion of senior and junior subordinated units into common units. Finally, Mr. John Sherman may receive performance bonuses at the discretion of the board of directors and will be entitled to a bonus in the amount of $625,000 at the end of the subordination period for the junior subordinated units.

   Unless waived by the managing general partner, in order for any of these individuals to receive any benefits under (i) the Inergy Long Term Incentive Plan, (ii) the performance bonus based on target distributable cash flow, or
(iii) the bonus tied to the expiration of the subordination period for the junior subordinated units, the individual must have been continuously employed by the managing general partner or one of our affiliates from the date of his employment agreement up to the date for determining eligibility to receive such amounts.

   Each employment agreement contains confidentiality and noncompetition provisions. Also, each employment agreement contains a disclosure and assignment of inventions clause that requires the employee to disclose the existence of any invention and assign such employee's right in such invention to the managing general partner.

   With respect to Mr. John Sherman, Mr. Elbert, Mr. Brooks Sherman, Mr. Hughes, Mr. Fox and Mr. Gautreaux, in the event that the operating company terminates such person's employment without cause, the operating company will be required to continue making payments to such person for the remainder of the term of such person's employment agreement.


   In addition to his employment agreement, Mr. Elbert has entered into an option contract with Inergy Holdings whereby Inergy Holdings has granted Mr. Elbert the right and option to invest in Inergy Holdings an aggregate of $2,292,000, subject to adjustment, for a percentage interest in Inergy Holdings equal to 7.7%, subject to adjustment.



Long-Term Incentive Plan

   Inergy Holding's established the Inergy Long-Term Incentive Plan for directors and consultants of our managing general partner and employees and consultants of its affiliates who perform services for us. The summary of the long-term incentive plan contained herein does not purport to be complete but outlines its material provisions. The long-term incentive plan currently permits the grant of awards covering an aggregate of 589,000 common units which are granted in the form of unit options and/or restricted units; however not more than 192,000 restricted units may be granted under the plan. The plan is administered by the compensation committee of the managing general partner's board of directors.


   Restricted Units. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the restricted unit, or in the discretion of the compensation committee, the cash equivalent to the value of a common unit. The compensation committee may make grants under the plan to employees and directors containing such terms as the compensation committee shall determine under the plan. In general, restricted units granted to employees will vest three years from the date of grant; provided, however, that restricted units will not vest before the conversion of any senior subordinated units and will only vest upon, and in the same proportion as, the conversion of senior subordinated units into common units. In addition, the restricted units will vest upon a change of control of the managing general partner or us.


   If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise. Common units to be delivered upon the vesting of restricted units may be common units acquired by the managing general partner in the open market, common units already owned by the managing general partner, common units acquired by the managing general partner directly from us or any other person or any combination of the foregoing. The managing general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units upon vesting of the restricted units, the total number of common units outstanding will increase. Following the subordination period, the compensation committee, in its discretion, may grant tandem distribution equivalent rights with respect to restricted units. Distribution equivalent rights entitle the holder to receive "distributions" with respect to the restricted unit in the same amount as if the holder owned a common unit.

   We intend the issuance of the common units pursuant to the restricted unit plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

   Unit Options. The long-term incentive plan currently permits, and our managing general partner has made, grants of options covering common units. Pursuant to the plan, the compensation committee determines which employees and directors shall be granted options and the number of units that will be granted to such individual. Unit options will have an exercise price equal to the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the compensation committee; provided, however, that with the exception of approximately 28,000 unit options granted under the plan to non-executive officers in exchange for option grants in our predecessor, unit options will not vest before the conversion of any senior subordinated units and will only vest upon, and in the same proportion as, the conversion of senior subordinated units into common units. In addition, the unit options will become exercisable upon a change of control of the managing general partner or us. Generally, unit options will expire after 10 years.


   Upon exercise of a unit option, the managing general partner will acquire common units in the open market, or directly from us or any other person, or use common units already owned by the managing general partner, or any combination of the foregoing. The managing general partner will be entitled to reimbursement by us for the difference between the cost incurred by the managing general partner in acquiring these common units and the proceeds received by the managing general partner from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by us. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase and the managing general partner will pay us the proceeds it received from the optionee upon exercise of the unit options. The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.


   Termination and Amendment. The managing general partner's board of directors in its discretion may terminate the long-term incentive plan at any time with respect to any common units for which a grant has not yet been made. The managing general partner's board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of common units with respect to which awards may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

Unit Purchase Plan

   Inergy Holdings established a unit purchase plan for employees of the managing general partner and its affiliates. The unit purchase plan permits participants to purchase common units in market transactions, from us, our general partners or any other person. We currently expect such purchases to occur primarily in market transactions, although our plan allows us to issue additional units. We have reserved 50,000 units for purchase under the unit purchase plan. As determined by the compensation committee, the managing general partner may match each participant's cash base pay or salary deferrals by an amount up to 10% of such deferrals and have such amount applied toward the purchase of additional units. The managing general partner has also agreed to pay the brokerage commissions, transfer taxes and other transaction fees associated with a participant's purchase of common units. The maximum amount that a participant may elect to have withheld from his or her salary or cash base pay with respect to unit purchases in any calendar year may not exceed 10% of his or her base salary or wages for the year. Units purchased on behalf of a participant under the unit purchase plan generally are to be held by the participant for at least one year. To the extent a participant desires to sell or dispose of such units prior to the end of this one year holding period, the participant will be ineligible to participate in the unit purchase plan again until the one year anniversary of the date of such sale. The unit purchase plan is intended to serve as a means for encouraging participants to invest in our common units.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

   The following table shows the beneficial ownership of units of Inergy, L.P. as of June 12, 2002 held by:


  . each person who beneficially owns more than 5% of any of such units then outstanding,

  . each of the named executive officers of our managing general partner,

  . all of the directors of our managing general partner, and

  . all of the directors and executive officers of our managing general partner as a group.


                                                                  Percentage of              Percentage of
                                                        Senior       Senior        Junior       Junior
                                       Percentage of Subordinated Subordinated  Subordinated Subordinated  Percentage of
                          Common Units Common Units     Units         Units        Units         Units      Total Units
Name of Beneficial        Beneficially Beneficially  Beneficially Beneficially  Beneficially Beneficially  Beneficially
Owner(1)                     Owned         Owned        Owned         Owned        Owned         Owned         Owned
------------------        ------------ ------------- ------------ ------------- ------------ ------------- -------------
Inergy Holdings, LLC
 (2)....................    404,601        15.5%        961,158       29.0%       507,063        88.6%         28.8%

Country Partners, Inc.
 (3)....................        --          --          409,091       12.3%           --          --            6.3%
 4010 Highway 14
 Crystal Lake, IL
  60014.................

KCEP Ventures II, L.P.
 (4)....................        --          --          395,454       11.9%           --          --            6.1%
 253 West 47th Street
 Kansas City, MO 64112

Hoosier Propane Group
 (5)....................        --          --          336,456       10.2%           --          --            5.2%
 P.O. Box 9
 Kendallville, IN 46755

J.P. Morgan Partners
 (SBIC) LLC ............    314,671        12.0%            --         --             --          --            4.8%
 1221 Avenue of the
 Americas, 39th Floor
 New York, NY 10020

Rocky Mountain Mezzanine
 Fund (6)...............        --          --          241,818        7.3%           --          --            3.7%
 1125 17th Street Suite
  2260
 Denver, CO 80202

John J. Sherman (7).....    404,601        15.5%        961,158       29.0%       507,063        88.6%         28.8%

Phillip L. Elbert (5)...      9,000           *             --         --             --          --              *

R. Brooks Sherman, Jr...      1,000           *             --         --             --          --              *

Carl A. Hughes .........        --          --              --         --             --          --            --

Michael D. Fox .........        --          --              --         --             --          --            --

William C. Gautreaux ...     13,500           *             --         --             --          --              *

Richard C. Green, Jr.
 (8)....................        --          --           31,818        1.0%           --          --              *

Warren H. Gfeller (9)...        --          --            6,364          *            --          --              *

David J. Schulte (4)....        875           *         395,454       11.9%           --          --            6.1%

All directors and
 executive officers as a
 group (9 persons)......    428,976        16.4%      1,394,794       42.1%       507,063        88.6%         35.8%

--------
  * less than 1%

 (1) Unless otherwise indicated, the address of each person listed above is: 2 Brush Creek Blvd., Kansas City, Missouri 64112. All persons listed have sole voting power and investment power with respect to their units unless otherwise indicated.

 (2) The senior and junior subordinated units indicated as beneficially owned by Inergy Holdings are held by New Inergy Propane, LLC, a wholly-owned subsidiary of Inergy Partners, LLC and an indirect subsidiary of Inergy Holdings. The common units indicated as beneficially owned by Inergy Holdings are held by Inergy Partners, LLC (10,000 units) and IPCH Acquisition Corp. (394,601 units), a wholly-owned subsidiary of Inergy Holdings.
 (3) Country Partners, Inc. (formerly Country Gas Company, Inc.) is controlled by Arlene Peterson and the the estate of Leonard Peterson.
 (4) KCEP Ventures II, LP ("KCEP II") owns 395,454 senior subordinated units. KCEP II is a Missouri limited partnership. Mr. Schulte in his capacity as a managing director of KCEP II may be deemed to beneficially own these units. Mr. Green is a special limited partner in KCEP II. Both Mr. Schulte and Mr. Green disclaim beneficial ownership of these units.
 (5) The Hoosier Propane Group consisted of Domex, Inc., Investors, Inc. and L&L Leasing, Inc., each of which was merged into DIL, Inc. (collectively, the "Hoosier Entities"). Each of Jerry Boman, Glen Cook and Wayne Cook own 31.8% of the Hoosier Entities. Mr. Elbert, one of our executive officers, holds the remaining ownership interest in the Hoosier Entities. He disclaims beneficial ownership of the units held by the Hoosier Entities.
 (6) Edward C. Brown in his capacity as managing partner of Rocky Mountain Capital Partners, LLP, the general partner of Rocky Mountain Mezzanine Fund, may be deemed to beneficially own these units.
 (7) Mr. Sherman holds an ownership interest in and has voting control of Inergy Holdings, as indicated in the following table.
 (8) Mr. Green in his capacity as a general partner of RNG Investments, LP, a Delaware limited partnership ("RNG Investments"), may be deemed to beneficially own 31,818 senior subordinated units held by RNG Investments.
 (9) Mr. Gfeller in his capacity as managing member of Clayton-Hamilton, LLC may be deemed to beneficially own 6,364 units held by Clayton-Hamilton.

   The following table shows the beneficial ownership as of June 12, 2002 of Inergy Holdings, LLC of the directors and executive officers of the managing general partner. As reflected above, Inergy Holdings owns our managing general partner, non-managing general partner, the incentive distribution rights and, through a subsidiary, approximately 24% of our outstanding units.



                                                          Inergy Holdings, LLC
     Name of Beneficial Owner (1)                         Percent of Class (2)
     ----------------------------                         --------------------
     John J. Sherman.....................................         66.7%
     Phillip L. Elbert(3)................................          --
     R. Brooks Sherman, Jr...............................          --
     Carl A. Hughes......................................          8.3
     Michael D. Fox......................................          8.3
     William C. Gautreaux................................          8.3
     Richard C. Green, Jr. ..............................          --
     Warren H. Gfeller...................................          --
     David J. Schulte....................................          --
     All directors and executive officers as a group (9
      persons) (3).......................................         91.6%

--------

(1) The address of each person listed above is 2 Brush Creek Blvd., Kansas City, Missouri 64112.

(2) The ownership of Inergy Holdings has not been certificated. As of the date of this prospectus, voting rights attach only to Mr. John Sherman's ownership interest. In the event Mr. John Sherman's ownership fails to exceed 50%, the remaining owners of Inergy Holdings will acquire voting rights in proportion to the ownership interest.
(3) Mr. Elbert holds an option to acquire 7.7% of Inergy Holdings, which option is subject to the terms of the Inergy Holdings, LLC Employee Option Plan. The option vests fully at the end of five years and upon a sale of control as defined in the plan. The option vests 20% each year in the event Mr. Elbert's employment terminates as a result of his death, disability or termination without cause (as defined in Mr. Elbert's employment agreement). Mr. Elbert's option expires on January 12, 2011. In the event Mr. Elbert exercises his option, the respective ownership interests of the persons listed above will be reduced on a pro rata basis.

                              SELLING UNITHOLDERS

   The following table shows the beneficial ownership of common units held by the selling unitholders as of June 12, 2002 and to be held following the offering. Each of the selling unitholders acquired its common units in connection with the IPC acquisition. Please read "Business--Recent Acquisitions."



                                       Common Units               Common Units
                                    Beneficially Owned            Beneficially
                                      Prior to this     Units    Owned Following
                                         Offering      Offered    this Offering
                                    ------------------    in    -----------------
                                            Percentage   this          Percentage
Name of Selling Unitholder          Number    Owned    Offering Number   Owned
--------------------------          ------- ---------- -------- ------ ----------
JP Morgan Partners (SBIC), LLC....  314,671   12.0%    314,671      --    0.0%
 1221 Avenue of the Americas
 39th Floor
 New York, NY 10020

Heller Financial, Inc. ...........   12,587     *       12,587      --    0.0%
 500 West Monroe Street
 17th Floor
 Chicago, IL 60661

Triad Ventures Limited II, L.P. ..   12,587     *        6,031   6,556     *
 4600 Post Oak Place
 No. 100
 Houston, TX 77027

Summit Capital, Inc. .............   10,069     *        4,825   5,244     *
 600 Travis
 Suite 6110
 Houston, TX 77002

Stephen Boane.....................      378     *          378      --    0.0%
 9333 Memorial Drive
 Suite 116
 Houston, TX 77024

Daniel C. Arnold .................      352     *          352      --    0.0%
 1001 Fannin Street
 Suite 720
 Houston, TX 77002

Summit Capital Group, LLC.........      315     *          151     164     *
 600 Travis
 Suite 6110
 Houston, TX 77002

John L. Long, Jr. ................      126     *           60      66     *
 2600 Via Fortuna
 Suite 150
 Austin, TX 78746
                                    -------   -----    -------  ------    ----
  Total...........................  351,085   13.4%    339,055  12,030     *
                                    =======   =====    =======  ======    ====

--------
* less than 1%

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

   1999 KCEP Investment. On December 31, 1999, KCEP Ventures II, L.P. ("KCEP II") acquired a preferred interest in a predecessor entity of Inergy, L.P., for $2.0 million in cash ("KCEP II 1999 Investment"). David Schulte, one of our directors, holds voting power in KCEP II. Richard Green, one of our directors, is a limited partner of KCEP II. Under the terms of its investment in us, KCEP II's preferred interest automatically converted into 204,545 senior subordinated units concurrently with the closing of our initial public offering. As a result of favorable conversion terms, there was a beneficial conversion feature associated with the KCEP II 1999 Investment. Further, pursuant to the terms of the KCEP II 1999 Investment, KCEP II has the right to elect one member of the board of directors of our managing general partner until certain events related to subordination occur. David Schulte is currently serving as KCEP II's board designee. The terms of this investment also provide for certain limited registration rights which are described below.

   Country Gas Acquisition. On June 1, 2000, a predecessor entity of Inergy, L.P. acquired all of the propane assets of Country Gas Company, Inc. for a purchase price of approximately $18.6 million. The consideration paid in respect of the purchase price consisted of approximately $9.6 million in cash and assumed liabilities and a $9.0 million preferred interest in a predecessor entity. Under the terms of its preferred interest, Country Gas exchanged its preferred interest for 409,091 senior subordinated units concurrently with the closing of our initial public offering.

   As a result of the Country Gas acquisition, we lease three properties from Country Enterprises, an Illinois general partnership ("Country Enterprises"). Country Enterprises is controlled by Arlene Peterson and the estate of Leonard Peterson, the controlling shareholders of Country Partners (formerly Country
Gas). The leases provide for aggregate monthly payments of $16,000 through June 30, 2001 and $14,000 thereafter, and are subject to adjustment based on the consumer price index. During the fiscal year ended September 30, 2001, we paid Country Enterprises an aggregate of $186,000 in respect of these leases. In addition, we pay for all utilities, taxes, insurance and normal maintenance on these properties. Each lease has an initial term of five years expiring on May 31, 2005. We have the right to extend each lease for one successive term of five years.


   2001 Investor Group. On January 12, 2001, a predecessor entity of Inergy, L.P. sold preferred interests to various investors (the "2001 Investor Group"), including KCEP II, RNG Investments, L.P. and Clayton-Hamilton, LLC for $15 million in cash. KCEP II invested, as part of the 2001 Investor Group, $3.0 million in our predecessor. Mr. Schulte, one of our directors, is a managing director of KCEP II. Mr. Green, one of our directors, is a limited partner of KCEP II and is the managing general partner of RNG Investments. Clayton-Hamilton is an affiliate of Mr. Gfeller, one of our directors. KCEP II, RNG Investments and Clayton-Hamilton acquired their preferred interests, for $3.0 million, $500,000 and $100,000, respectively. Concurrently with the closing of our initial public offering, the preferred interests held by these investors automatically converted into 190,909, 31,818 and 6,364 senior subordinated units, respectively. As a result of favorable conversion terms, there was a beneficial conversion feature associated with the investment of the 2001 Investor Group. As a group, all members of the 2001 Investor Group have the right to elect one director to the board of directors of our managing general partner until certain events related to subordination occur. Mr. Green is currently the board designee of these investors. These investors are also entitled to registration rights, which are described below.

   On January 12, 2001, our predecessor entered into an Investors Rights Agreement with the 2001 Investor Group. That agreement provides the members of the 2001 Investor Group with the following registration rights:

  . The 2001 Investor Group may demand registration once following each date senior subordinated units are converted to common units. This demand, if made, must be made with respect to 50% or more of the common units then held by the 2001 Investor Group.

  . If we meet the eligibility requirements of Form S-3, then members of the 2001 Investor Group representing 33 1/3% or more of the common units held by the 2001 Investor Group can demand that we file a registration statement on Form S-3 to register their common units.

  . We are not required to effect more than one registration in any twelve-month period.

  . If we file a registration statement (other than one relating to employee benefit plans or exchange offers), the members of the 2001 Investor Group have piggy-back registration rights subject to limitations specified in the Investors Rights Agreement.

  . The right of the 2001 Investor Group to demand registration of their common units expires on the third anniversary of the final subordination release date and their right to piggy-back registration rights expires on the fifth anniversary of the final subordination release date.

  . We will bear all costs of any registration exclusive of any underwriting discounts or commissions.

   Hoosier Propane Group Acquisition. On January 12, 2001, a predecessor entity of Inergy, L.P., acquired all of the propane assets of Investors 300, Inc., Domex, Inc. and L&L Leasing, Inc. (collectively, the "Hoosier Propane Group"), for a purchase price of approximately $74.0 million. Mr. Elbert, one of our executive officers, is a stockholder of the companies comprising the Hoosier Propane Group. The consideration paid in respect of the purchase price consisted of approximately $61.6 million in cash and assumed liabilities, a subordinated promissory note of $5.0 million and a preferred interest in our predecessor entity of $7.4 million. The subordinated promissory note was repaid at the closing of this offering. The preferred interest held by the Hoosier Propane Group was exchanged for 336,456 senior subordinated units concurrently with our initial public offering.


   IPC Acquisition. In order to consummate the IPC acquisition, we and several of our affiliates entered into various transactions. IPCH Acquisition Corp., an affiliate of our managing general partner, borrowed approximately $27 million under a bridge facility financed by one of our lenders. Approximately $9.6 million of these loan proceeds was used to acquire 365,019 common units from us. IPCH Acquisition Corp. utilized these common units to provide a portion of the consideration paid to some of the former stockholders of IPC's parent corporation, including the selling unitholders in this offering. The balance of the loan proceeds of approximately $17.4 million was applied to the purchase price. Immediately thereafter, IPCH Acquisition Corp. sold, assigned and transferred its interest in IPC and certain rights under the IPC acquisition agreement and related escrow agreement to our operating company. In consideration for this sale, assignment and transfer, we issued to IPCH Acquisition Corp. 394,601 common units, which were valued at $10.4 million, and paid $82.2 million in cash (including $9.6 million of cash received from the sale of 365,019 common units to IPCH Acquisition Corp.) and our operating company assumed $2.5 million of notes payable. We also issued 18,252 common units to members of IPC's management, who are current employees of our operating company, for approximately $0.5 million in cash. Each common unit issued in connection with the IPC transaction was valued at $26.30, the 30-day average trading price of the common units on Nasdaq immediately prior to December 19, 2001.


   In connection with the IPC transaction, we entered into a registration rights agreement with J.P. Morgan Partners (SBIC), LLC, Summit Capital, Inc., Heller Financial, Inc. and Triad Ventures Limited, L.P. (the "IPC Investors"), which provides the IPC Investors with the following registration rights:

  . We shall use our best efforts to file a shelf registration statement and to register the common units issued to former IPC shareholders, including the IPC Investors, subject to various conditions and limitations specified in the registration rights agreement.

  . If we file a registration statement, the IPC Investors have piggy-back registration rights subject to various conditions and limitations specified in the registration rights agreement.

  . The right of the IPC Investors to demand registration of their common units expires upon the registration of all common units held by the IPC Investors.

  . We will bear all costs of any registration exclusive of any underwriting discounts or commissions.

   On December 19, 2001, Inergy, L.P. entered into a registration rights agreement with IPCH Acquisition Corp., which provides IPCH Acquisition Corp. with the following registration rights:

  . If Inergy, L.P. proposes to register any of its common units or other units under applicable securities laws, IPCH Acquisition Corp. will have piggy-back registration rights subject to various conditions and limitations specified in the registration rights agreement.

  . The right of IPCH Acquisition Corp. to demand piggy-back registration rights of its common units expires upon the registration of all common units held by IPCH Acquisition Corp.

  . We will bear all costs of any registration exclusive of any underwriting discounts or commissions.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

   Conflicts of interest exist and may arise in the future as a result of the relationships between the general partners and their affiliates (including Inergy Holdings), on the one hand, and Inergy, L.P. and its limited partners, on the other hand. The directors and officers of our managing general partner and the non-managing general partner have fiduciary duties to manage each general partner in a manner beneficial to its owners. At the same time, the general partners have a fiduciary duty to manage Inergy, L.P. in a manner beneficial to Inergy, L.P. and the unitholders.

   The partnership agreement contains provisions that allow our managing general partner to take into account the interests of parties in addition to ours in resolving conflicts of interest. In effect, these provisions limit the general partners' fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between a general partner or its affiliates, on the one hand, and Inergy, L.P. or any other partner, on the other, the managing general partner will resolve that conflict. Our managing general partner may appoint a conflicts committee of at least two independent directors to review specific matters which the board of directors believes may involve conflicts of interest. Our managing general partner will not be in breach of its obligations under the partnership agreement or its duties to us or the unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to us if that resolution is:

  . approved by the conflicts committee, although no party is obligated to seek approval of the conflicts committee and the managing general partner may adopt a resolution or course of action that has not received approval,

  . on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or

  . fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

   In resolving a conflict, our managing general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

  . the relative interests of the parties involved in the conflict or affected by the action,

  . any customary or accepted industry practices or historical dealings with a particular person or entity, and

  . generally accepted accounting practices or principles and other factors it considers relevant, if applicable.

   Conflicts of interest could arise in the situations described below, among others:

 Actions taken by our managing general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

   The amount of cash that is available for distribution to unitholders is affected by decisions of our managing general partner regarding matters, including:

  .  amount and timing of asset purchases and sales,

  .  cash expenditures,

  .  borrowings,

  .  issuance of additional units, and

  .  the creation, reduction or increase of reserves in any quarter.

   In addition, borrowings by Inergy, L.P. and its affiliates do not constitute a breach of any duty owed by the managing general partner to the unitholders, including borrowings that have the purpose or effect of:

  . enabling an affiliate of our managing general partner to receive distributions on any subordinated units held by it or the incentive distribution rights; or

  .  hastening the expiration of the subordination period.

   The partnership agreement provides that Inergy and our subsidiaries may borrow funds from our managing general partner and its affiliates. Our managing general partner and its affiliates may not borrow funds from us, our operating company or its subsidiaries.

 We reimburse the managing general partner and its affiliates for expenses.

   We reimburse the managing general partner and its affiliates for costs incurred in managing and operating Inergy, L.P., including costs incurred in rendering corporate staff and support services to Inergy, L.P. The partnership agreement provides that the managing general partner will determine the expenses that are allocable to Inergy, L.P. in any reasonable manner determined by the managing general partner in its sole discretion.

 The managing general partner intends to limit the liability of the general partners regarding Inergy, L.P.'s obligations.

   The managing general partner intends to limit the liability of the general partners under contractual arrangements so that the other party has recourse only to Inergy, L.P.'s assets and not against the general partners or their assets. The partnership agreement provides that any action taken by the managing general partner to limit its liability or the liability of the non-managing general partner is not a breach of the managing general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

 Common unitholders have no right to enforce obligations of the managing general partner and its affiliates under agreements with us.

   Any agreements between Inergy, L.P. on the one hand, and the managing general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from Inergy, L.P., the right to enforce the obligations of the managing general partner and its affiliates in our favor.

 Contracts between us, on the one hand, and the managing general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

   The partnership agreement allows the managing general partner to pay itself or its affiliates for any services rendered, provided these services are rendered on terms that are fair and reasonable to us. The managing general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us and the managing general partner and its affiliates are or will be the result of arm's-length negotiations. All of these transactions are to be on terms that are fair and reasonable to Inergy, L.P., however.

   The managing general partner and its affiliates have no obligation to permit us to use any facilities or assets of the managing general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of the managing general partner and its affiliates to enter into any contracts of this kind.

 Common units are subject to the managing general partner's limited call right.

   The managing general partner may exercise its limited right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. The managing general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement--Limited Call Right."

 We may not choose to retain separate counsel for ourselves or for the holders of common units.

   The attorneys, independent accountants and others who perform services for us have been retained by the managing general partner. Attorneys, independent accountants and others who perform services for us are selected by the managing general partner or the conflicts committee and also may perform services for the managing general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between the managing general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

 The general partners' affiliates may compete with us.

   The partnership agreement provides that the managing general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Affiliates of the general partners are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

 Fiduciary duties owed to unitholders by the general partners are prescribed by law and the partnership agreement

   The general partners are accountable to us and our unitholders as fiduciaries. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the managing general partner to limited partners and the partnership.

   Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by the managing general partner. The following is a summary of the material restrictions of the fiduciary duties owed by our managing general partner to the limited partners:

State-law fiduciary duty       Fiduciary duties are generally considered to
standards..................    include an obligation to act with due care and
                               loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

                               The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement
modified standards.........
                               Our partnership agreement contains provisions that waive or consent to conduct by our general partners and their affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement permits our managing general partner to make a number of decisions in its "sole discretion." This entitles the managing general partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Other provisions of the partnership agreement provide that the managing general partner's actions must be made in its reasonable discretion.

                               Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable" our managing general partner may consider interests of all parties involved, including its own. Unless our managing general partner has acted in bad faith, the action taken by our managing general partner shall not constitute a breach of its fiduciary duty. These standards reduce the obligations to which our managing general partner would otherwise be held.

                               In addition to the other more specific
                               provisions limiting the obligations of the general partners, our partnership agreement further provides that the general partners and their officers and directors will not be liable for monetary damages to us, the limited partners or assignees for errors of judgment or for any acts or omissions if the general partners and those other persons acted in good faith.

   In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

   We must indemnify our general partners and their respective officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the general partners or these other persons. We must provide this indemnification if our general partners or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the general partners) not opposed to, our best interests. We also must provide this indemnification for criminal proceedings if our general partners or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, our general partners and their respective affiliates could be indemnified for their negligent acts if they meet these requirements concerning good faith and our best interests. Please read "The Partnership Agreement--Indemnification."

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                        DESCRIPTION OF THE COMMON UNITS

The Units

   The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read "Cash Distribution Policy" and "Description of Subordinated Units." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar Duties

 Duties

   American Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  . surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges,

  .  special charges for services requested by a holder of a common unit, and

  .  other similar fees or charges.

   There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

 Resignation or Removal

   The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, the managing general partner may act as the transfer agent and registrar until a successor is appointed.

 Transfer of Common Units

   The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  . becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner,

  . automatically requests admission as a substituted limited partner in our partnership,

  . agrees to be bound by the terms and conditions of, and executes, our partnership agreement,

  . represents that the transferee has the capacity, power and authority to enter into the partnership agreement,

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  .  grants powers of attorney to officers of our managing general partner and any liquidator of us as specified in the partnership agreement, and

  .  makes the consents and waivers contained in the partnership agreement.

   An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our managing general partner and the recording of the name of the assignee on our books and records. The managing general partner may withhold its consent in its sole discretion.

   A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

   Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  . the right to assign the common unit to a purchaser or other transferee, and

  . the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

   Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  . will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application, and

  . may not receive some federal income tax information or reports furnished to record holders of common units.

   The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "The Partnership Agreement-- Status as Limited Partner or Assignee."

   Until a common unit has been transferred on our books, we and the transfer agent, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

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                     DESCRIPTION OF THE SUBORDINATED UNITS

   The senior subordinated units and junior subordinated units are separate classes of limited partner interests in our partnership, and the rights of holders to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of common units. For any given quarter, any available cash will first be distributed to the non-managing general partner and to the holders of common units, until the holders of common units have received the minimum quarterly distribution plus any arrearages, and then will be distributed to the holders of subordinated units. The subordination period will end once we meet the financial tests in the partnership agreement, but it generally cannot end before June 30, 2006 with respect to the senior subordinated units and June 30, 2008 with respect to the junior subordinated units. Please read "Cash Distribution Policy."

Limited Voting Rights

   Holders of subordinated units sometimes vote as a single class together with the common units and sometimes vote as a class separate from the holders of common units. Holders of senior subordinated units and junior subordinated units sometimes vote together as a class and sometimes vote as separate classes. Holders of subordinated units, like holders of common units, have very limited voting rights. During the subordination period, common units and subordinated units each vote separately as a class on the following matters:

  . a sale or exchange of all or substantially all of our assets,

  . the election of a successor managing general partner in connection with the removal of the managing general partner,

  . dissolution or reconstitution of Inergy, L.P.,

  . a merger,

  . issuance of limited partner interests in some circumstances, and

  . some amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

   The subordinated units are not entitled to vote on approval of the withdrawal of the managing general partner or the transfer by the managing general partner of its general partner interest. Removal of the managing general partner requires:

   .a 66 2/3% vote of all outstanding units voting as a single class, and

  . the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

   Under the partnership agreement, the managing general partner generally will be permitted to effect amendments to the partnership agreement that do not materially adversely affect unitholders without the approval of any unitholders. Please read "The Partnership Agreement--Opinion of Counsel and Unitholder Approval."

Distributions Upon Liquidation

   If we liquidate during the subordination period, in some circumstances holders of outstanding common units will be entitled to receive more per unit in liquidating distributions than holders of outstanding subordinated units. The per unit difference will be dependent upon the amount of gain or loss that we recognize in liquidating our assets. Following conversion of the subordinated units into common units, all units will be treated the same upon liquidation.


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                           THE PARTNERSHIP AGREEMENT

   The following is a summary of the material provisions of our partnership agreement. Our partnership agreement and the limited liability company agreement governing our operating company are included as exhibits to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of these agreements upon request at no charge.

   We summarize the following provisions of the partnership agreement elsewhere in this prospectus:

  . With regard to the transfer of common units, please read "Description of the Common Units--Transfer of Common Units."

  . With regard to distributions of available cash, please read "Cash
    Distribution Policy."

  . With regard to allocations of taxable income and taxable loss, please read "Tax Considerations."

Organization

   We were organized on March 7, 2001 and will have a perpetual existence.

Purpose

   Our purpose under the partnership agreement is limited to serving as a member of the operating company and engaging in any business activities that may be engaged in by the operating company or that are approved by the managing general partner. All of our operations are conducted through our operating company, Inergy Propane, LLC, and its subsidiaries. We own 100% of the outstanding membership interest of the operating company. The limited liability company agreement of the operating company provides that the operating company may, directly or indirectly, engage in:

     (1) its operations as conducted immediately before our initial public offering,

     (2) any other activity approved by the managing general partner but only to the extent that the managing general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code, or

     (3) any activity that enhances the operations of an activity that is described in (1) or (2) above.

   Although the managing general partner has the ability to cause Inergy, L.P., the operating company or its subsidiaries to engage in activities other than the wholesale and retail marketing and transportation of propane, the managing general partner has no current plans to do so. The managing general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

   Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the managing general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the managing general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

Capital Contributions

   Unitholders are not obligated to make additional capital contributions, except as described below under "--Limited Liability."


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Limited Liability

   Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  . to remove or replace the managing general partner,

  . to approve some amendments to the partnership agreement, or

  . to take other action under the partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the managing general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partners if a limited partner were to lose limited liability through any fault of the general partners. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

   Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

   Our subsidiaries conduct business in 14 states. Maintenance of our limited liability as a member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our membership interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the managing general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the managing general partner under the circumstances. We will operate in a manner that the managing general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

   The partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the

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managing general partner in its sole discretion without the approval of any limited partners. While any senior subordinated units remain outstanding, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 800,000 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

   During or after the subordination period, we may issue an unlimited number of common units as follows:

  . upon exercise of the underwriters' over-allotment option,

  . upon conversion of the subordinated units,

  . under employee benefit plans,

  . upon conversion of the general partner interests and incentive distribution rights as a result of a withdrawal of a general partner,

  . in the event of a combination or subdivision of common units, or

  . in connection with an acquisition or a capital improvement that would have resulted, on a pro forma basis, in an increase in adjusted operating surplus on a per unit basis for the preceding four-quarter period.

   It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

   In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of the managing general partner, have special voting rights to which the common units are not entitled.

   Upon issuance of additional partnership interests, the non-managing general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us and the operating company. Moreover, the non-managing general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the non-managing general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

 General

   Amendments to the partnership agreement may be proposed only by or with the consent of the managing general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the managing general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved:

  . during the subordination period, by a majority of the common units, excluding those common units held by our general partners and their affiliates, voting as a class, and a majority of the senior subordinated units and the junior subordinated units, voting together as a class, and

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  . after the subordination period, by a majority of the common units.

   We refer to the voting provisions described above as a "unit majority."

 Prohibited Amendments

   No amendment may be made that would:

     (1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected,

     (2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the general partners or any of their affiliates without the consent of the managing general partner, which may be given or withheld in its sole discretion,

     (3) change the term of our partnership,

     (4) provide that our partnership is not dissolved upon an election to dissolve our partnership by the managing general partner that is approved by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, or

     (5) give any person the right to dissolve our partnership other than the managing general partner's right to dissolve our partnership with the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

   The provision of the partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting as a single class.

 No Unitholder Approval

   The managing general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

     (1) a change in our name, the location of our principal place of business, our registered agent or our registered office,

     (2) the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement,

     (3) a change that, in the sole discretion of the managing general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,

     (4) an amendment that is necessary, in the opinion of our counsel, to prevent us or our managing general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed,

     (5) subject to the limitations on the issuance of additional common units or other limited or general partner interests described above, an amendment that in the discretion of the managing general partner is necessary or advisable for the authorization of additional limited or general partner interests,

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

     (6) any amendment expressly permitted in the partnership agreement to be made by the managing general partner acting alone,

     (7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement,

     (8) any amendment that, in the discretion of the managing general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement,

     (9) a change in our fiscal year or taxable year and related changes, and

     (10) any other amendments substantially similar to any of the matters described in (1) through (9) above.

   In addition, the managing general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the managing general partner:

     (1) do not adversely affect the limited partners (or any particular class of limited partners) in any material respect,

     (2) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,

     (3) are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the managing general partner deems to be in our best interest and the best interest of limited partners,

     (4) are necessary or advisable for any action taken by the managing general partner relating to splits or combinations of units under the provisions of the partnership agreement, or

     (5) are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

 Opinion of Counsel and Unitholder Approval

   Our managing general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being taxed as an entity for federal income tax purposes if one of the amendments described above under "--No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, the operating company or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).


   Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Action Relating to the Operating Company

   Without the approval of the holders of units representing a unit majority, our managing general partner is prohibited from consenting on our behalf, as the sole member of the operating company, to any amendment to

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the limited liability company agreement of the operating company or taking any action on our behalf permitted to be taken by a member of the operating company, in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

   The partnership agreement generally prohibits the managing general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. The managing general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. The managing general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

   If conditions specified in the partnership agreement are satisfied, the managing general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

   We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

     (1) the election of the managing general partner to dissolve us, if approved by the holders of units representing a unit majority,

     (2) the sale, exchange or other disposition of all or substantially all of our assets and properties and those of our subsidiaries,

     (3) the entry of a decree of judicial dissolution of Inergy, L.P., or

     (4) the withdrawal or removal of our managing general partner or any other event that results in its ceasing to be the managing general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal of the managing general partner following approval and admission of a successor.

   Upon a dissolution under clause (4), the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as managing general partner an entity approved by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to our receipt of an opinion of counsel to the effect that:

     (1) the action would not result in the loss of limited liability of any limited partner, and

     (2) neither us, the reconstituted limited partnership nor the operating company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

   Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of the managing general partner

                                      108
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that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy--Distributions of Cash upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partners

   Except as described below, our managing general partner has agreed not to withdraw voluntarily as a general partner prior to June 30, 2011 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partners and their affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2011 our managing general partner may withdraw as managing general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our managing general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partners and their affiliates. Our non-managing general partner must withdraw as a general partner at any time after a transfer of its general partner interest upon obtaining the consent of the managing general partner. If our non-managing general partner is removed or withdraws and no successor is appointed, the managing general partner will continue the business of Inergy, L.P.

   Upon the withdrawal of the managing general partner under any circumstances, other than as a result of a transfer by the managing general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing managing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, agree in writing to continue our business and to appoint a successor general partner. Please read "--Termination and Dissolution."

   The managing general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the general partners and their affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the managing general partner is also subject to the approval of a successor managing general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by the general partners and their affiliates give the managing general partner the practical ability to prevent its removal. At the closing of this offering, our general partners and their affiliates, including our executive officers and directors, will control approximately 31% of the outstanding units.

   The partnership agreement also provides that if Inergy GP, LLC is removed as our managing general partner under circumstances where cause does not exist and units held by the managing general partner and its affiliates are not voted in favor of that removal:

     (1) the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis,

     (2) any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished, and

     (3) the non-managing general partner will have the right to convert its general partner interest and Inergy Holdings will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

   In the event of removal of the managing general partner under circumstances where cause exists or withdrawal of the managing general partner where that withdrawal violates the partnership agreement, a

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successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interests of the departing general partner and, in the case of the withdrawal or removal of the managing general partner, Inergy Holdings will have the option to require the successor managing general partner to purchase the incentive distribution rights and the general partner interest held by the nonmanaging general partners for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner, and the successor general partner and, in the case of a purchase of incentive distribution rights and the non-managing partner's general partner interest, Inergy Holdings. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner, Inergy Holdings and the successor general partner will determine the fair market value. Or, if the departing general partner, Inergy Holdings and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

   If the option described above is not exercised by either the departing managing general partner or the successor managing general partner, the departing managing general partner's general partner interest and Inergy Holdings' incentive distribution rights and the non-managing partner's general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

   In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

   Except for a transfer by either general partner of all, but not less than all, of its general partner interest to:

     (1) an affiliate of the general partner (other than an individual), or

     (2) another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, the managing general partner may not transfer all or any part of its general partner interest to another person prior to June 30, 2011 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partners and their affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the managing general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

   The general partners and their affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Incentive Distribution Rights

   Inergy Holdings or a later holder of the incentive distribution rights may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) without the approval of the unitholders, provided, in each case, the transferee agrees to be bound by the provisions of the partnership agreement. Prior to June 30, 2011, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by the general partners and their affiliates. On or after June 30, 2011 the incentive distribution rights will be freely transferable.

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Transfer of Ownership Interests in General Partners

   At any time, the members of either general partner may sell or transfer all or part of their membership interests in the managing general partner or the non-managing general partner without the approval of the unitholders.

Change of Management Provisions

   The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Inergy GP, LLC as our managing general partner or otherwise change management.

   If any person or group other than the general partners and their affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units concurrently with this offering from our general partners or their affiliates and any transferees of that person or group approved by our managing general partner.

   The partnership agreement also provides that if the managing general partner is removed under circumstances where cause does not exist and units held by the general partners and their affiliates are not voted in favor of that removal:

     (1) the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis,

     (2) any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished, and

     (3) the non-managing general partner will have the right to convert its general partner interest and Inergy Holdings will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

   If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than the general partners and their affiliates, the managing general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the managing general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

     (1) the highest cash price paid by either of the general partners or any of their affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the managing general partner first mails notice of its election to purchase those limited partner interests, and

     (2) the current market price as of the date three days before the date the notice is mailed.

   As a result of the managing general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Tax Considerations--Disposition of Common Units."

Meetings; Voting

   Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to

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notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the managing general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by the managing general partner on behalf of non-citizen assignees, the managing general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

   The managing general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the managing general partner or by unitholders owning at least 20% of the outstanding partnership securities of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding partnership securities of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage, in which case the quorum will be the greater percentage.

   Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "--Issuance of Additional Securities." However, if at any time any person or group, other than the managing general partner and its affiliates, or a direct or subsequently approved transferee of the managing general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

   Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

   Except as described above under "--Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

   An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. The managing general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. See "-- Meetings; Voting." Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. Please read "Description of the Common Units--Transfer of Common Units."

Non-Citizen Assignees; Redemption

   If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the managing general partner, create a substantial risk of cancellation or forfeiture of any

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

property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the managing general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the managing general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

   Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  . the general partners,

  . any departing general partner,

  . any person who is or was an affiliate of a general partner or any departing general partner,

  . any person who is or was a member, partner, officer, director, employee, agent or trustee of the managing general partner or any departing general partner or any affiliate of a managing general partner or any departing general partner, or

  . any person who is or was serving at the request of a managing general partner or any departing general partner or any affiliate of a managing general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

   Any indemnification under these provisions will only be out of our assets. The general partners and their affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

   The managing general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting purposes, our fiscal year ends September 30 of each calendar year. For tax reporting purposes, our tax year ends December 31 each year.

   We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

   We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.


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Right to Inspect our Books and Records

   The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  . a current list of the name and last known address of each partner,

  . a copy of our tax returns,

  . information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner,

  . copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed,

  . information regarding the status of our business and financial condition, and

  . any other information regarding our affairs as is just and reasonable.

   The managing general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the managing general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

   Under the partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, senior or junior subordinated units or other partnership securities proposed to be sold by the general partners or any of their affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Inergy GP, LLC as our managing general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale." We have also granted registration rights to certain investors. For a summary description of these registration rights, please read "Certain Relationships and Related Transactions."


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                         UNITS ELIGIBLE FOR FUTURE SALE

   After the sale of the common units offered by this prospectus, affiliates of the managing general partner, former owners of propane businesses we have acquired and some of our original investors will hold 404,601 common units, 3,313,367 senior subordinated units and 572,542 junior subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of any of these units could have an adverse impact on the price of the common units or on any trading market that may develop. These common units, and upon conversion, these subordinated units will be entitled to registration rights as described under "Certain Relationships and Related Transactions" or will be freely transferable without restriction or further registration under the Securities Act of 1933, subject to the affiliate restrictions described below.


   The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, except that any resale of common units purchased by an "affiliate" of Inergy, L.P. will be subject to the volume limitations contained in Rule 144 of the Securities Act.

   While any senior subordinated units remain outstanding, we may not issue equity securities of the partnership ranking prior or senior to the common units or an aggregate of more than 800,000 additional common units or an equivalent amount of securities ranking on a parity with the common units, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to certain exceptions described under "The Partnership Agreement--Issuance of Additional Securities."

   The partnership agreement provides that, once no senior subordinated units remain outstanding, we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. The partnership agreement does not restrict our ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement--Issuance of Additional Securities."

   Under the partnership agreement, the general partners and their affiliates have the right to cause us to register under the Securities Act of 1933 and state laws the offer and sale of any units that they hold.

   Subject to the terms and conditions of the partnership agreement, these registration rights allow the general partners and their affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Each general partner will continue to have these registration rights for two years following its withdrawal or removal as a general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act of 1933 or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, the general partners and their affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

   In addition, we have granted registration rights to certain investors. For a description of these registration rights, please read "Certain Relationships and Related Transactions."


   Inergy, L.P., New Inergy Propane, LLC, the general partners and certain of their affiliates have agreed not to sell any common units they beneficially own for a period of 90 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

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                               TAX CONSIDERATIONS

   This section addresses all of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., special counsel to the general partners and us, insofar as it relates to legal conclusions with respect to United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Inergy, L.P. and the operating company.

   No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult with, and is urged to depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.


   All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P., unless otherwise noted, and are based on the accuracy of the representations made by us.

   No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market value of the common units. In addition, the costs of any contest with the IRS will be borne indirectly by the unitholders and our general partners. Furthermore, the tax treatment of Inergy, L.P., or of an investment in Inergy, L.P., may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

   For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

     (l) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "--Tax Consequences of Unit Ownership--Treatment of Short Sales"),

     (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "-- Disposition of Common Units--Allocations Between Transferors and Transferees"), and

     (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "--Tax Consequences of Unit Ownership--Section 754 Election").

Partnership Status

   A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of his adjusted basis in his partnership interest.


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

   Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships whose gross income for every taxable year consists of at least 90% "qualifying income." Qualifying income includes income and gains derived from the wholesale and retail marketing and transportation of propane. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the managing general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

   No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes, the status of the operating company for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, Inergy, L.P. has been and will be treated as a partnership for federal income tax purposes and the operating company has been and will be disregarded as an entity separate from us for federal income tax purposes.

   In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the managing general partner. The representations made by us and our managing general partner upon which counsel has relied are:

     (a) Neither Inergy, L.P. nor the operating company has elected or will elect to be treated as a corporation, and

     (b) For each taxable year, more than 90% of our gross income has been and will be income from sources that Vinson & Elkins, L.L.P. has opined, or will opine, is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

   If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and Inergy, L.P. so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

   If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of a unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, treatment as a corporation would materially reduce a unitholder's cash flow and after-tax return and thus would reduce the value of the units.

   The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that we will be treated as a partnership for federal income tax purposes.

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Limited Partner Status

   Unitholders who have become limited partners of Inergy, L.P. will be treated as partners of Inergy, L.P. for federal income tax purposes. Also:

     (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

     (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Inergy, L.P. for federal income tax purposes.

   As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

   A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "--Tax Consequences of Unit Ownership--Treatment of Short Sales."

   Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Inergy, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

   Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution from us. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

   Treatment of Distributions. Except as described below with respect to certain non-pro rata distributions, our distributions to a unitholder will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "--Disposition of Common Units" below. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "--Limitations on Deductibility of Losses."

   Any reduction in a unitholder's share of our liabilities for which no partner, including our general partners, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. We do not currently have any nonrecourse liabilities. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of cash may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces his share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets."

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   To that extent, he will be treated as having received his proportionate share of our Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

   Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through December 31, 2004, will be allocated an amount of federal taxable income for that period that will be no more than 20% of the cash distributed with respect to that period. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, these estimates may prove to be incorrect. The actual percentage that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

   Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by our distributions to him, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to either general partner, but will have a share of our nonrecourse liabilities, generally based on his share of profits. Please read "--Disposition of Common Units--Recognition of Gain or Loss."

   Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

   In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

   The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally partnership or corporate activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with

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respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including any dividend income we derive or from our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

   A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

   Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  . interest on indebtedness properly allocable to property held for investment;

  .  our interest expense attributed to portfolio income; and

  . the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

   The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

   Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

   The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

   Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, foreign or local income tax on behalf of any unitholder or the non-managing general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

   Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the non-managing general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the senior subordinated units or junior subordinated units, or incentive distributions are made to Inergy Holdings, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the non-managing general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the non-managing general partner.

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   Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the non-managing general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of contribution. In addition, recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

   An allocation of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a unitholder's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the unitholders in profits and losses, the interest of all the unitholders in cash flow and other nonliquidating distributions and the rights of all the unitholders to distributions of capital upon liquidation.

   Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "--Tax Consequences of Unit Ownership--Section 754 Election" and "--Disposition of Common Units--Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of our income, gain, loss or deduction.

   Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  . any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder,

  . any cash distributions received by the unitholder as to those units would be fully taxable, and

  .  all of these distributions would appear to be ordinary income.

   Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "--Disposition of Common Units--Recognition of Gain or Loss."

   Alternative Minimum Tax. Each unitholder will be required to take into account his share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

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   Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2002 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2002 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

   Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

   Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section l.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under
Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the managing general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "--Tax Treatment of Operations--Uniformity of Units."

   Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section l.167(c)- l(a)(6) which is not expected to directly apply to a material portion of our assets. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "--Tax Treatment of Operations--Uniformity of Units."

   A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

   The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less

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accelerated method than tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them may not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

   Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "--Disposition of Common Units--Allocations Between Transferors and Transferees."

   Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the non-managing general partner, its affiliates and the owners of units immediately prior to this offering. Please read "-- Allocation of Income, Gain, Loss and Deduction."

   To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not take any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

   If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "--Tax Consequences of Unit Ownership--Allocation of Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss."

   The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon termination of Inergy, L.P. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

   Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and determination of the initial tax basis, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates, and determination of basis, are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

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Disposition of Common Units

   Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale. We do not currently have any nonrecourse liabilities.

   Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

   Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to Section 751 Assets. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

   The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, under the Treasury regulations, can designate specific common units sold for purposes of determining the holding period of the units sold. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

   Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests such as our units, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  . a short sale,

   .an offsetting notional principal contract, or

   .a futures or forward contract with respect to the partnership interest or substantially identical property.

   Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into

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transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

   Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

   The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between the transferors and transferees of units. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among, unitholders whose interest otherwise vary during a taxable period, to conform to a method which is permitted.

   A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated a share of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

   Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to notify us of a purchase may lead to the imposition of substantial penalties.

   Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of any deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

   Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section l.167(c)-l(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "--Tax Consequences of Unit Ownership--Section 754 Election."

   We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of

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depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section l.167(c)-l(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "--Tax Consequences of Unit Ownership--Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "-- Disposition of Common Units--Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

   Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other non-U.S. persons and regulated investment companies (mutual funds) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

   A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

   Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold at the highest marginal tax rate applicable to individuals on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

   In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under
Section 6038C of the Internal Revenue Code.

   Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

   Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-l, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine the unitholders share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

   The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

   Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Inergy GP, LLC as our Tax Matters Partner.

   The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

   A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

   Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

     (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

     (b) whether the beneficial owner is:

       (1) a person that is not a United States person,

       (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

       (3) a tax-exempt entity;

     (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

     (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

   Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

   Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we have registered as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

   Our tax shelter registration number is 01204000001. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for that failure. Any penalties discussed are not deductible for federal income tax purposes.

   Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

   Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

   A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

     (1) for which there is, or was, "substantial authority"; or

     (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

   More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

   A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

   In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. We presently anticipate that substantially all of our income will be generated in the following states: Arkansas, Florida, Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Wisconsin. Each of these states, except Florida and Texas, currently imposes a personal income tax. A unitholder will likely be required to file state income tax returns and to pay state income taxes in these states and may be subject to penalties for failure to comply with these requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "--Tax Consequences of Unit Ownership-- Entity-Level Collections." Based on current law and our estimate of our future operations, the managing general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

   It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us.

              INVESTMENT IN INERGY, L.P. BY EMPLOYEE BENEFIT PLANS

   An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

     (a) whether the investment is prudent under Section 404(a)(1)(B) of ERISA,

     (b) whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA, and

     (c) whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

   The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

   Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

   In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the managing general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

   The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

     (a) the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

     (b) the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

     (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the managing general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

   Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

   Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement among us, the selling unitholders and the underwriters, the underwriters have agreed severally to purchase from us and the selling unitholders the following number of common units at the offering price less the underwriting discount set forth on the cover page of this prospectus.



                                                                     Number of
Underwriter                                                         Common Units
-----------                                                         ------------
A.G. Edwards & Sons, Inc. .........................................
Raymond James & Associates, Inc. ..................................
UBS Warburg LLC....................................................
First Union Securities, Inc. ......................................
                                                                     ---------
  Total............................................................  1,400,000
                                                                     =========


   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will purchase all such common units if any of the units are purchased. The underwriters are obligated to take and pay for all of the common units offered hereby, other than those covered by the over-allotment option described below, if any are taken.


   The underwriters have advised us that they propose to offer the common units to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess
of $   per unit. The underwriters may allow, and such dealers may re-allow, a
concession not in excess of $   per unit to certain other dealers. After the
offering, the offering price and other selling terms may be changed by the underwriters.


   Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 210,000 additional common units at the offering price, less the underwriting discount set forth on the cover page of this prospectus, solely to cover over-allotments.


   To the extent the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional units as the number set forth next to such underwriter's name in the preceding table bears to the total number of units in the table, and we will be obligated, pursuant to the option, to sell such units to the underwriters.


   Inergy, L.P., New Inergy Propane, LLC, the general partners and certain other affiliates have agreed that during the 90 days after the date of this prospectus, they will not, without the prior written consent of A.G. Edwards & Sons, Inc., directly or indirectly, offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of any common units, any securities convertible into, or exercisable or exchangeable for, common units or any other rights to acquire such common units, other than pursuant to employee benefit plans as in existence as of the date of this prospectus.


   A.G. Edwards may, in its sole discretion, allow any of these parties to offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of any common units, any securities convertible into, or exercisable or exchangeable for, common units or any other rights to acquire such common units prior to the expiration of such 90-day period in whole or in part at anytime without notice. There are, however, no agreements between A.G. Edwards and these parties that would allow them to do so as of the date of this prospectus. A.G. Edwards has informed us that in the event that consent to a waiver of these restrictions is requested by us or any other person, A.G. Edwards, in deciding whether to grant its consent, will consider, among other factors, the unitholder's reasons for requesting the release, the number of units for which the release is being requested, and market conditions at the time of the request for such release. However, A.G. Edwards has informed us that as of the date of this prospectus there are no agreements between A.G. Edwards and any party that would allow such party to transfer any common units, nor does it have any intention of releasing any of the common units subject to the lock-up agreements prior to the expiration of the lock-up period at this time.


   The following table summarizes the discounts that Inergy, L.P. and the selling unitholders will pay to the underwriters in this offering. These amounts assume both no exercise and full exercise of the underwriters' option to purchase additional common units.


                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per Unit..............................................     $            $
Total.................................................     $            $

   We expect to incur expenses of approximately $1.2 million in connection with this offering.

   Inergy, L.P., New Inergy Propane, LLC, the general partners and certain other affiliates and the selling unitholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.


   In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.


  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters are not greater than the number of units it may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing common units in the open market.


  . Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.


  . Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.


   Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market.


   The underwriters will deliver a prospectus to all purchasers of common units in the short sales. The purchasers of common units in short sales are entitled to the same remedies under the federal securities laws as any other purchaser of common units covered by this prospectus.

   The underwriters are not obligated to engage in any of the transactions described above. If they do engage in any of these transactions, they may discontinue them at any time.


   Neither Inergy, L.P. nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither Inergy, L.P. nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.


   Because the National Association for Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

   First Union National Bank, an affiliate of First Union Securities, Inc., which is one of the underwriters, is administrative agent and one of the lenders under our credit facility, for which it received customary compensation. The proceeds of this offering will be used to repay a portion of this indebtedness. In addition, First Union Securities, Inc. was the placement agent for the private offering of our senior secured notes. The proceeds of the notes offering were used to repay borrowings under the credit facility. A.G. Edwards has performed various financial advisory services for Inergy, L.P. and Inergy Partners, LLC for which it received customary compensation. AG. Edwards, First Union Securities, Inc. and Raymond James were underwriters in our initial public offering that closed on July 31, 2001. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.


   Wachovia Corporation conducts its investment banking, institutional and capital markets business through its various bank, broker-dealer and non-bank subsidiaries (including one of the underwriters, First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of the underwriter that may or may not be participating as a selling dealer in the distribution of the units.


                          VALIDITY OF THE COMMON UNITS

   The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.


                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Inergy, L.P. and Subsidiary (successor to Inergy Partners, LLC and subsidiaries) at September 30, 2000 and 2001, and for each of the three years in the period ended September 30, 2001, the combined financial statements of the Hoosier Propane Group at September 30, 1999 and 2000 and December 31, 2000, and for each of the three years in the period ended September 30, 2000 and the three months ended December 31, 2000 and the balance sheet of Inergy GP, LLC at September 30, 2001, as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

   Arthur Andersen LLP, independent auditors, have audited the consolidated financial statements of Independent Propane Company Holdings at September 30, 2000 and 2001, and for each of the three years in the period ended September 30, 2001, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing.

                                 OTHER MATTERS

   Arthur Andersen LLP, the independent public accountants for IPC, provided us with an audit report with respect to IPC's financial statements contained in this prospectus. Prior to the date of this prospectus, the partners of Arthur Andersen LLP who reviewed the most recent audited financial statements relating to IPC have resigned from Arthur Andersen LLP. While we obtained the written consent of Arthur Andersen LLP with our initial filing of the registration statement (of which this prospectus forms a part), after reasonable efforts, we have been unable to obtain Arthur Andersen LLP's updated written consent to the inclusion in the registration statement of its audit report with respect to IPC's financial statements. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.


                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding Inergy and the common units offer by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330.

   The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

   We furnish our unitholders with annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

                           FORWARD-LOOKING STATEMENTS

   Some of the information in this prospectus may contain forward-looking statements. All statements other than statements of historical fact are forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Specific factors could cause our actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

  . the effect of weather conditions on demand for propane;

  . the price volatility and availability of propane;

  . the availability of capacity to transport propane to market areas and our customers;

  . competition from other energy sources and within the propane industry;

  . improvements in energy efficiency and technology trends resulting in reduced demand for propane;

  . our ability to achieve expected operating cost savings, synergies and productivity improvements from the integration of the propane distribution businesses we acquire, including Independent Propane Company Holdings;

  . our inability to make business acquisitions on economically acceptable terms;

  . our ability to obtain new customers and retain existing customers;

  . operating hazards and risks incidental to transporting, storing and distributing propane and related products, including the risk of explosions and fires resulting in personal injury and property damage;

  . liability for environmental claims;

  . adverse labor relations;

  . governmental legislation and regulation;

  . the condition of the capital markets in the United States; and

  . the political and economic stability of oil producing nations of the world.

   When considering our forward-looking statements, you should keep in mind the risk factors described in the "Risk Factors" section of this prospectus. These risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We will not update our forward-looking statements unless applicable securities laws require us to do so.

                         INDEX TO FINANCIAL STATEMENTS

Inergy, L.P. and Subsidiary (Successor to Inergy Partners, LLC and
 Subsidiaries) Consolidated Financial Statements:
  Report of Independent Auditors..........................................  F-2
  Consolidated Balance Sheets as of September 30, 2000 and 2001 and March
   31, 2002 (unaudited)...................................................  F-3
  Consolidated Statements of Operations for the years ended September 30,
   1999, 2000 and 2001 and the six months ended March 31, 2001 and 2002
   (unaudited)............................................................  F-4
  Consolidated Statements of Redeemable Preferred Members' Interest and
   Members' Equity/Partners' Capital for the years ended September 30,
   1999, 2000 and 2001 and the six months ended March 31, 2002
   (unaudited)............................................................  F-6
  Consolidated Statements of Cash Flows for the years ended September 30,
   1999, 2000 and 2001 and the six months ended March 31, 2001 and 2002
   (unaudited)............................................................  F-9
  Notes to Consolidated Financial Statements.............................. F-11

Independent Propane Company Holdings and Subsidiaries Consolidated
 Financial Statements:
  Report of Independent Public Accountants................................ F-28
  Consolidated Balance Sheets as of September 30, 2000 and 2001........... F-29
  Consolidated Statements of Operations for the years ended September 30,
   1999, 2000 and 2001.................................................... F-30
  Consolidated Statements of Changes in Shareholders' Deficit for the
   years ended September 30, 1999, 2000 and 2001.......................... F-31
  Consolidated Statements of Cash Flows for the years ended September 30,
   1999, 2000 and 2001.................................................... F-32
  Notes to Consolidated Financial Statements.............................. F-33

Hoosier Propane Group Combined Financial Statements:
  Report of Independent Auditors.......................................... F-41
  Combined Balance Sheets as of September 30, 1999 and 2000 and December
   31, 2000............................................................... F-42
  Combined Statements of Income for the years ended September 30, 1998,
   1999 and 2000 and the three months ended December 31, 1999 (unaudited)
   and 2000............................................................... F-43
  Combined Statements of Stockholders' Equity for the years ended
   September 30, 1998, 1999 and 2000 and the three months ended December
   31, 2000............................................................... F-44
  Combined Statements of Cash Flows for the years ended September 30,
   1998, 1999 and 2000 and the three months ended December 31, 1999
   (unaudited) and 2000................................................... F-45
  Notes to Combined Financial Statements.................................. F-46

Inergy GP, LLC Financial Statements:
  Report of Independent Auditors.......................................... F-53
  Balance Sheet as of September 30, 2001.................................. F-54
  Notes to Balance Sheet.................................................. F-55

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Members
Inergy, L.P. and Subsidiary
(Successor to Inergy Partners, LLC and Subsidiaries)

   We have audited the accompanying consolidated balance sheets of Inergy, L.P. and Subsidiary (Successor to Inergy Partners, LLC and Subsidiaries) (the "Partnership") as of September 30, 2000 and 2001, and the related consolidated statements of operations, redeemable preferred members' interest and members' equity/partners' capital and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inergy, L.P. and Subsidiary (Successor to Inergy Partners, LLC and Subsidiaries) at September 30, 2000 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States.


                                          /s/ Ernst & Young LLP

Kansas City, Missouri
December 10, 2001, except for
 Notes 4 and 12, as to which
 the date is December 20, 2001

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

                          CONSOLIDATED BALANCE SHEETS
                        (In Thousands, Except Unit Data)

                                                   September 30,
                                                  -----------------   March 31,
                                                   2000      2001       2002
                                                  -------  --------  -----------
                                                                     (Unaudited)
                ASSETS (Note 4)
Current assets:
  Cash..........................................  $ 1,373  $  2,171   $  2,475
  Accounts receivable, less allowance for
   doubtful accounts of $225 and $186 at
   September 30, 2000 and 2001, respectively and
   $1,537 at March 31, 2002.....................   12,602    11,457     24,111
  Inventories...................................    3,630    12,694     16,591
  Prepaid expenses and other current assets.....    1,014     1,411      1,975
  Assets from price risk management activities..    3,580     9,187      8,897
                                                  -------  --------   --------
Total current assets............................   22,199    36,920     54,049
Property, plant and equipment, at cost:
  Land and buildings............................      740     4,511     11,205
  Office furniture and equipment................      808     1,172      5,857
  Vehicles......................................    4,138    11,435     17,644
  Tanks and plant equipment.....................   30,283    58,737    100,147
                                                  -------  --------   --------
                                                   35,969    75,855    134,853
  Less accumulated depreciation.................   (2,533)   (5,812)    (9,378)
                                                  -------  --------   --------
Net property, plant and equipment...............   33,436    70,043    125,475
Intangible assets (Note 2):
  Covenants not to compete......................    3,228     3,771      6,124
  Deferred financing costs......................      333     2,985      4,977
  Deferred acquisition costs....................      460       115         --
  Customer accounts.............................    3,500    14,000     41,411
  Goodwill......................................    6,880    32,121     47,053
                                                  -------  --------   --------
                                                   14,401    52,992     99,565
  Less accumulated amortization.................   (1,246)   (4,431)    (6,489)
                                                  -------  --------   --------
Net intangible assets...........................   13,155    48,561     93,076
Other...........................................      134       129        473
                                                  -------  --------   --------
Total assets....................................  $68,924  $155,653   $273,073
                                                  =======  ========   ========
   LIABILITIES AND MEMBERS' EQUITY/PARTNERS'
                    CAPITAL
Current liabilities:
  Accounts payable..............................  $11,502  $  8,416   $  9,041
  Accrued expenses..............................    3,715     5,679      6,743
  Customer deposits.............................    1,676    10,060      5,314
  Liabilities from price risk management
   activities...................................    2,294     4,612      4,618
  Current portion of long-term debt (Note 4)....      605    10,469      3,722
                                                  -------  --------   --------
Total current liabilities.......................   19,792    39,236     29,438
Deferred income taxes (Note 6)..................      942        --         --
Long-term debt, less current portion (Note 4)...   34,322    43,663    138,442
Redeemable preferred members' interest (Notes 2
 and 7).........................................   10,896        --         --
Members' equity/partners' capital (Notes 2, 4, 7
 and 8):
  Class A preferred interest....................    4,892        --         --
  Common interest...............................   (1,686)       --         --
  Deferred compensation.........................     (234)       --         --
  Common unitholders (1,840,000 and 2,617,872
   units issued and outstanding as of September
   30, 2001 and March 31, 2002, respectively)...       --    24,981     49,514
  Senior subordinated unitholders (3,313,367
   units issued and outstanding as of September
   30, 2001 and March 31, 2002).................       --    45,060     51,421
  Junior subordinated unitholders (572,542 units
   issued and outstanding as of September 30,
   2001 and March 31, 2002).....................       --     1,258      2,358
  Non-managing general partner (2% interest with
   dilutive effect equivalent to 116,855 and
   132,730 units issued and outstanding as of
   September 30, 2001 and March 31, 2002,
   respectively)................................       --     1,455      1,900
                                                  -------  --------   --------
Total members' equity/partners' capital.........    2,972    72,754    105,193
                                                  -------  --------   --------
Total liabilities and members' equity/partners'
 capital........................................  $68,924  $155,653   $273,073
                                                  =======  ========   ========

                            See accompanying notes.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Unit Data)


                                                             Six Months Ended
                                 Year Ended September 30,        March 31,
                                 --------------------------  ------------------
                                  1999     2000      2001      2001      2002
                                 -------  -------  --------  --------  --------
                                                                (unaudited)
Revenue:
  Propane......................  $16,227  $89,042  $212,441  $165,209  $156,442
  Other........................    2,984    4,553    10,698     5,230     7,618
                                 -------  -------  --------  --------  --------
                                  19,211   93,595   223,139   170,439   164,060
Cost of product sold...........   13,754   81,636   182,582   141,425   113,787
                                 -------  -------  --------  --------  --------
Gross profit...................    5,457   11,959    40,557    29,014    50,273
Expenses:
  Operating and
   administrative..............    4,119    8,990    23,501    11,464    23,326
  Depreciation and
   amortization................      690    2,286     6,532     2,588     5,145
                                 -------  -------  --------  --------  --------
Operating income...............      648      683    10,524    14,962    21,802
Other income (expense):
  Interest expense (Note 4)....     (962)  (2,740)   (6,670)   (3,020)   (3,236)
  Gain (loss) on sale of
   property, plant and
   equipment...................      101       --        37        --      (119)
  Finance charges..............       79      176       290       158        85
  Other........................        5       59       168        87        36
                                 -------  -------  --------  --------  --------
Income (loss) before income
 taxes.........................     (129)  (1,822)    4,349    12,187    18,568
Provision for income taxes.....       56        7        --        --        52
                                 -------  -------  --------  --------  --------
Net income (loss)..............  $  (185) $(1,829) $  4,349  $ 12,187  $ 18,516
                                 =======  =======  ========  ========  ========
Predecessor net income for the
 period from October 1, 2000 to
 July 31, 2001.................                    $  6,664
                                                   ========
Inergy, L.P. net loss for the
 period from July 31, 2001
 through September 30, 2001....                    $ (2,315)
                                                   ========
Partners' interest information
 for the period from July 31,
 2001 through September 30,
 2001 and six months ended
 March 31, 2002:
  Non-managing general
   partner's interest in net
   income (loss)...............                    $    (46)           $    370
                                                   ========            ========

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

               CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)
                      (In Thousands, Except Per Unit Data)

                                             Year Ended           Six Months
                                            September 30,       Ended March 31,
                                       -----------------------  ---------------
                                        1999    2000    2001     2001    2002
                                       ------- ------- -------  ------- -------
                                                                  (Unaudited)
Limited partners' interest in net
 loss:
  Common unit interest:
    Allocation of net income (loss)...                 $  (729)         $ 6,702
    Less beneficial conversion value
     allocated to senior subordinated
     units (Notes 1 and 7)............                  (8,600)              --
                                                       -------          -------
    Net common unit interest..........                  (9,329)           6,702
  Senior subordinated interest:
    Allocation of net income (loss)...                  (1,313)           9,758
    Plus beneficial conversion value
     allocated to senior subordinated
     units (Notes 1 and 7)............                   8,600               --
                                                       -------          -------
    Net senior subordinated unit
     interest.........................                   7,287            9,758
  Junior subordinated unit interest...                    (227)           1,686
                                                       -------          -------
Total limited partners' interest in
 net income (loss)....................                 $(2,269)         $18,146
                                                       =======          =======
Net income (loss) per limited partner
 unit:
  Basic...............................                 $ (0.40)         $  2.94
                                                       =======          =======
  Diluted.............................                 $ (0.40)         $  2.90
                                                       =======          =======
Weighted average limited partners'
 units outstanding:
  Basic...............................                   5,726            6,162
                                                       =======          =======
  Diluted.............................                   5,726            6,249
                                                       =======          =======


                            See accompanying notes.

                          INERGY, L.P. AND SUBSIDIARY
             (Successor to Inergy Partners, LLC and Subsidiaries)

     CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED MEMBERS' INTEREST AND
                       MEMBERS' EQUITY/PARTNERS' CAPITAL
                                (In Thousands)

                                      Members' Equity                      Partners' Capital
                              -------------------------------- ------------------------------------------
                   Redeemable                                                                      Non-
                   Preferred   Class A                         Common     Senior       Junior    Managing  Total Members'
                    Members'  Preferred  Common     Deferred    Unit   Subordinated Subordinated General  Equity/Partners'
                    Interest  Interest  Interest  Compensation Capital Unit Capital Unit Capital Partner      Capital
                   ---------- --------- --------  ------------ ------- ------------ ------------ -------- ----------------
Balance at
September 30,
1998..............  $     --   $ 2,345  $   658     $  (392)   $    --   $    --       $   --     $   --      $  2,611
  Common and
  preferred
  interests issued
  in acquisitions
  (Note 2)........        --     2,548      397          --         --        --           --         --         2,945
  Amortization of
  deferred
  compensation....        --        --       --          78         --        --           --         --            78
  Members'
  distributions...        --        --     (180)         --         --        --           --         --          (180)
  Net loss........        --        --     (185)         --         --        --           --         --          (185)
                    --------   -------  -------     -------    -------   -------       ------     ------      --------
Balance at
September 30,
1999..............        --     4,893      690        (314)        --        --           --         --         5,269
  Redeemable
  preferred
  interests issued
  in acquisitions
  (Note 2)........     9,000        --       --          --         --        --           --         --            --
  Redeemable
  preferred
  interests issued
  for cash, net of
  offering costs
  of $104.........     1,896        --       --          --         --        --           --         --            --
  Redemption of
  preferred
  interest........        --        (1)      --           1         --        --           --         --            --
  Amortization of
  deferred
  compensation....        --        --       --          79         --        --           --         --            79
  Members'
  distributions...        --        --     (547)         --         --        --           --         --          (547)
  Net loss........        --        --   (1,829)         --         --        --           --         --        (1,829)
                    --------   -------  -------     -------    -------   -------       ------     ------      --------
Balance at
September 30,
2000..............    10,896     4,892   (1,686)       (234)        --        --           --         --         2,972

                          INERGY, L.P. AND SUBSIDIARY
             (Successor to Inergy Partners, LLC and Subsidiaries)

     CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED MEMBERS' INTEREST AND
                 MEMBERS' EQUITY/PARTNERS' CAPITAL (Continued)
                                (In Thousands)

                                      Members' Equity                      Partners' Capital
                              -------------------------------- -------------------------------------------
                   Redeemable                                                                       Non-
                   Preferred   Class A                         Common      Senior       Junior    Managing  Total Members'
                    Members'  Preferred  Common     Deferred    Unit    Subordinated Subordinated General  Equity/Partners'
                    Interest  Interest  Interest  Compensation Capital  Unit Capital Unit Capital Partner      Capital
                   ---------- --------- --------  ------------ -------  ------------ ------------ -------- ----------------
Balance at
September 30,
2000..............  $ 10,896   $ 4,892  $(1,686)    $  (234)   $    --    $    --       $   --     $   --      $  2,972
  Net income
  October 1, 2000
  to July 31,
  2001............        --        --    6,664          --         --         --           --         --         6,664
  Redeemable
  preferred
  interests issued
  for cash, net of
  offering costs
  of $513.........    16,087        --       --          --         --         --           --         --            --
  Redeemable
  preferred
  interests issued
  in acquisition
  (Note 2)........     7,402        --       --          --         --         --           --         --            --
  Inergy Partners,
  LLC members'
  distributions...        --        --   (2,554)         --         --         --           --         --        (2,554)
  Redemption of
  preferred
  interest........        --       (41)       8          --         --         --           --         --           (33)
  Amortization of
  deferred
  compensation....        --        --       --          65         --         --           --         --            65
  Assets
  (liabilities)
  retained by
  Inergy Partners
  LLC.............        --        --     (909)         --         --         --           --         --          (909)
  Accelerated
  vesting of
  deferred
  compensation due
  to initial
  public
  offering........        --        --       --         169         --         --           --         --           169
  Net proceeds
  from initial
  public
  offering........        --        --       --          --     34,310         --           --         --        34,310
  Transfers of
  capital in
  accordance with
  initial public
  offering........   (34,385)   (4,851)  (1,523)         --         --     37,773        1,485      1,501        34,385
  Net loss July
  31, 2001 through
  September 30,
  2001............        --        --       --          --       (729)    (1,313)        (227)       (46)       (2,315)
  Beneficial
  conversion
  feature of the
  conversion of
  certain
  Redeemable
  Preferred
  Members'
  Interests to
  Senior
  Subordinated
  Units...........        --        --       --          --     (8,600)     8,600           --         --            --
                    --------   -------  -------     -------    -------    -------       ------     ------      --------
Balance at
September 30,
2001..............        --        --       --          --     24,981     45,060        1,258      1,455        72,754

                          INERGY, L.P. AND SUBSIDIARY
             (Successor to Inergy Partners, LLC and Subsidiaries)

     CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED MEMBERS' INTEREST AND
                 MEMBERS' EQUITY/PARTNERS' CAPITAL (Continued)
                                (In Thousands)

                                      Members' Equity                     Partners' Capital
                              ------------------------------- -------------------------------------------
                   Redeemable                                                                      Non-
                   Preferred   Class A                        Common      Senior       Junior    Managing  Total Members'
                    Members'  Preferred  Common    Deferred    Unit    Subordinated Subordinated General  Equity/Partners'
                    Interest  Interest  Interest Compensation Capital  Unit Capital Unit Capital Partner      Capital
                   ---------- --------- -------- ------------ -------  ------------ ------------ -------- ----------------
Balance at
September 30,
2001..............  $     --   $    --  $    --     $  --     $24,981    $45,060       $1,258     $1,455      $ 72,754
  Proceeds from
  issuance of
  common units
  (unaudited).....        --        --       --        --         480         --           --         --           480
  Issuance of
  common units in
  connection with
  acquisition of
  retail propane
  company
  (unaudited).....        --        --       --        --      19,723         --           --         --        19,723
  Contribution
  from non-
  managing general
  partner
  (unaudited).....        --        --       --        --          --         --           --        205           205
  Partners'
  distributions
  (unaudited).....        --        --       --        --      (2,372)    (3,396)        (587)      (130)       (6,485)
  Net income
  (unaudited).....        --        --       --        --       6,702      9,757        1,687        370        18,516
                    --------   -------  -------     -----     -------    -------       ------     ------      --------
Balance at March
31, 2002
(unaudited).......  $     --   $    --  $    --     $  --     $49,514    $51,421       $2,358     $1,900      $105,193
                    ========   =======  =======     =====     =======    =======       ======     ======      ========


                            See accompanying notes.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                            Six Months Ended
                               Year Ended September 30          March 31
                              ----------------------------  ------------------
                                1999      2000      2001      2001      2002
                              --------  --------  --------  --------  --------
                                                               (Unaudited)
Operating activities
Net income (loss)...........  $   (185) $ (1,829) $  4,349  $ 12,187  $ 18,516
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in)
 operating activities:
  Provision for doubtful
   accounts.................        77       139       912       812       680
  Depreciation..............       440     1,427     3,438     1,368     3,634
  Amortization..............       250       859     3,094     1,220     1,511
  Amortization of deferred
   financing costs..........        73        87       424       160       547
  Loss (gain) on disposal of
   property, plant and
   equipment................      (101)       --       (37)       --       119
  Net assets (liabilities)
   from price risk
   management activities....     1,206    (2,492)   (3,289)      946       296
  Deferred income taxes.....         8        --        --        39        --
  Deferred compensation.....        78        79       234        --        --
  Changes in operating
   assets and liabilities,
   net of effects from
   acquisition of retail
   propane companies:
    Accounts receivable.....    (3,451)   (5,842)   13,370   (10,869)   (6,532)
    Inventories.............    (3,812)    1,660    (6,154)    2,922       (65)
    Prepaid expenses and
     other current assets...       (86)     (388)     (321)       22       (36)
    Other assets............       (13)     (121)        5        (3)      (93)
    Accounts payable........     2,642     3,836   (19,115)   (3,596)   (1,410)
    Accrued expenses........       913     2,049     1,871       807      (911)
    Customer deposits.......     1,187       314     5,878    (3,421)   (5,623)
                              --------  --------  --------  --------  --------
Net cash provided by (used
 in) operating activities...      (774)     (222)    4,659     2,594    10,633
Investing activities
Acquisition of retail
 propane companies, net of
 cash acquired..............   (11,430)   (9,600)  (56,263)  (56,263)  (84,553)
Purchases of property, plant
 and equipment..............    (1,354)   (2,275)   (4,758)   (1,861)   (2,525)
Deferred financing and
 acquisition costs
 incurred...................      (473)     (573)   (3,114)   (1,989)   (1,979)
Proceeds from sale of
 property, plant and
 equipment..................       127        --       118        --        91
Other.......................        --       (16)       (8)      (66)       --
                              --------  --------  --------  --------  --------
Net cash used in investing
 activities.................   (13,130)  (12,464)  (64,025)  (60,179)  (88,966)

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                 (In Thousands)

                                                            Six Months Ended
                              Year Ended September 30           March 31
                            -----------------------------  -------------------
                              1999      2000      2001       2001      2002
                            --------  --------  ---------  --------  ---------
                                                              (Unaudited)
Financing activities
Proceeds from issuance of
 long-term debt...........  $ 25,373  $ 35,787  $ 178,054  $106,675  $ 220,621
Principal payments on
 long-term debt and
 noncompete obligations...   (11,137)  (23,229)  (163,849)  (62,205)  (136,184)
Contribution from non-
 managing general
 partner..................        --        --         --        --        205
Net proceeds from issuance
 of redeemable preferred
 members' interest........        --     1,896     16,087    16,015         --
Net proceeds from issuance
 of common units in
 initial public offering..        --        --     34,310        --         --
Proceeds from issuance of
 common units.............        --        --         --        --        480
Cash retained by Inergy
 Partners LLC.............        --        --     (1,851)       --         --
Redemption of preferred
 stock....................        --        --        (33)       --         --
Distributions to members..      (180)     (547)    (2,554)     (745)    (6,485)
                            --------  --------  ---------  --------  ---------
Net cash provided by
 financing activities.....    14,056    13,907     60,164    59,740     78,637
                            --------  --------  ---------  --------  ---------
Net increase in cash......       152     1,221        798     2,155        304
Cash at beginning of
 period...................        --       152      1,373     1,373      2,171
                            --------  --------  ---------  --------  ---------
Cash at end of period.....  $    152  $  1,373  $   2,171  $  3,528  $   2,475
                            ========  ========  =========  ========  =========
Supplemental disclosure of
 cash flow information
Cash paid during the year
 for interest.............  $    823  $  2,538  $   6,171  $  1,929  $   3,025
                            ========  ========  =========  ========  =========
Supplemental schedule of
 noncash investing and
 financing activities
Additions to covenants not
 to compete through the
 issuance of noncompete
 obligations..............  $  2,052  $     32  $      --  $     --  $      --
                            ========  ========  =========  ========  =========
Acquisitions of retail
 propane companies through
 the issuances of common
 units....................  $  2,945  $  9,000  $   7,402  $  7,402  $  19,723
                            ========  ========  =========  ========  =========
Acquisition of retail
 propane company through
 the issuance of
 subordinated debt, which
 was subsequently retired
 in 2001..................  $     --  $     --  $   5,000  $  5,000  $      --
                            ========  ========  =========  ========  =========

                            See accompanying notes.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (In Thousands Except Unit and Per Unit Data)

                          September 30, 2000 and 2001
   (Information Pertaining to the Six Months Ended March 31, 2001 and 2002 is
                                   Unaudited)

1. Accounting Policies

 Organization

   Inergy, L.P. (the Partnership) was formed on March 7, 2001 as a Delaware limited partnership. The Partnership and its subsidiary Inergy Propane, LLC (the Operating Company), were formed to acquire, own and operate the propane business and substantially all the assets and liabilities (other than a portion of the cash and deferred income tax liabilities) of Inergy Partners, LLC and subsidiaries (Inergy Partners and referred to subsequent to the initial public offering described below as the Non-managing General Partner). In addition, Inergy Sales and Service, Inc. (Services), a subsidiary of the Operating Company, was formed to acquire and operate the service, work and appliance parts and sales business of Inergy Partners. The Partnership, the Operating Company, and Services are collectively referred to hereinafter as the Partnership Entities. In order to simplify the Partnership's obligations under the laws of several jurisdictions in which the Partnership will conduct business, the Partnership's activities are conducted through the Operating Company.


   The Partnership Entities consummated in July 2001, an initial public offering (the Offering) of 1,840,000 common units representing limited partner interests in the Partnership (the Common Units) for an offering price of $22.00 per Common Unit aggregating $40,480 before approximately $6,170 of underwriting discounts and commissions and other expenses related to the Offering. The Operating Company assumed the Non-managing General Partner's obligation under its funded debt in connection with the conveyance in July 2001 (the Partnership Conveyance) by Inergy GP, LLC (the Managing General Partner) and the Non-managing General Partner (together referred to as the General Partners), of substantially all of their assets and liabilities (excluding $1,851 of cash and the deferred tax liabilities associated with the subsidiaries of Wilson Oil Company of Johnston County, Inc. (Wilson) and Rolesville Gas & Oil Company, Inc. (Rolesville)). The net proceeds from the Offering were used to repay the subordinated debt issued in connection with the acquisition of the Hoosier Propane Group (Note 2) and a portion of the outstanding credit agreement borrowings.

   Pursuant to the terms of certain of the redeemable Class A preferred interest agreements issued by Inergy Partners prior to the Offering, in the event of an initial public offering, these interests would automatically convert into senior subordinated units of a master limited partnership. As such, in conjunction with the Offering, an additional 2,006,456 Senior Subordinated Units were issued to holders of the remaining redeemable Class A preferred interests of Inergy Partners, representing a 34.3% limited partner interest in the Partnership Entities.

   Certain of the redeemable Class A preferred interests of Inergy Partners contained conversion terms that were more advantageous than the terms of the other preferred interests issued by Inergy Partners as further described in
Note 7. These beneficial conversion terms resulted in Inergy, L.P. recognizing a decrease in common unit capital of $8.6 million with a corresponding increase in senior subordinated unit capital in the fourth quarter of fiscal 2001 following the Offering. Net income available to common unitholders for the fourth quarter and year ended September 30, 2001 is decreased by $8.6 million while net income attributable to senior subordinated unitholders is increased by the same amount.

   Inergy, L.P. has no employees and is managed by Inergy GP, LLC. Pursuant to the Partnership Agreement, Inergy GP, LLC or any of its affiliates is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of Inergy, L.P., and all other necessary or appropriate expenses allocable to Inergy, L.P. or otherwise reasonably incurred by the Inergy GP, LLC in connection with

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)

operating Inergy, L.P. business. These costs, which totaled approximately $2,435 and $4,556 for the period from August 1, 2001 through September 30, 2001 and the six months ended March 31, 2002, respectively, include compensation and benefits paid to officers and employees of Inergy GP, LLC.

   The Non-Managing General Partner owns a 2% general partner interest in the Partnership. In addition, the Non-managing General Partner owns Senior Subordinated Units and Junior Subordinated Units through its ownership of New Inergy Propane, LLC, approximating a 19% limited partner interest.


 Basis of Presentation

   The accompanying consolidated financial statements presented herein reflect the effects of the Partnership Conveyance, in which the Partnership Entities became the successor to the businesses of Inergy Partners. As such, the consolidated financial statements represent Inergy Partners prior to the Partnership Conveyance and the Partnership Entities subsequent to the Partnership Conveyance. Because the Partnership Conveyance was a transfer of assets and liabilities in exchange for partnership interests among a controlled group of companies, it has been accounted for in a manner similar to a pooling of interests, resulting in the presentation of the Partnership Entities as the successor to the continuing businesses of Inergy Partners. The entity representative of both the operations of (i) Inergy Partners prior to the Partnership Conveyance; and (ii) the Partnership Entities subsequent to the Partnership Conveyance, is referred to herein as "Inergy'. The Non-Managing General Partner retained those assets and liabilities not conveyed to the Partnership. All significant intercompany balances and transactions have been eliminated in consolidation.

 Nature of Operations

   Inergy is engaged primarily in the sale, distribution, marketing and trading of propane and other natural gas liquids. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings, as well as for agricultural purposes. Inergy's operations are concentrated in the Midwest and Southeast regions of the United States.

 Accounting for Price Risk Management

   Inergy, through its wholesale operations, offers price risk management services to its customers and, in addition, trades for its own account (see
Note 3). Financial instruments utilized in connection with trading activities are accounted for using the mark-to-market method. Under the mark-to-market method of accounting, forwards, swaps, options and storage contracts are reflected at fair value, inclusive of reserves, and are shown in the consolidated balance sheet as assets and liabilities from price risk management activities. Unrealized gains and losses from newly originated contracts, contract restructuring and the impact of price movements are recognized in cost of products sold. Changes in the assets and liabilities from trading and price risk management activities result primarily from changes in the market prices, newly originated transactions and the timing of settlement relative to the receipt of cash for certain contracts. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact of liquidating Inergy's position in an orderly manner over a reasonable period of time under present market conditions.

   The cash flow impact of financial instruments is reflected as cash flows from operating activities in the consolidated statements of cash flows. See
Note 3 for further discussion of Inergy's price risk management activities.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


 Revenue Recognition

   Sales of propane are recognized at the time product is shipped or delivered to the customer. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

 Credit Concentrations

   Inergy is both a retail and wholesale supplier of propane gas. Inergy generally extends unsecured credit to its wholesale customers throughout the Midwestern and Eastern portions of the United States. Credit is generally extended to retail customers through delivery into company and customer owned propane gas storage tanks. Provisions for doubtful accounts receivable are reflected in Inergy's consolidated financial statements and have generally been within management's expectations.

 Unaudited Financial Information

   The financial information as of March 31, 2002 and for the six-month periods ended March 31, 2001 and 2002 contained herein is unaudited. The Partnership believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. The Partnership also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended. The results of operations for the six-month period ended March 31, 2002 are not necessarily indicative of the results of operations that may be expected for the entire year.


 Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

 Inventories

   Inventories for retail operations, which mainly consist of liquid propane, are stated at the lower of cost, determined using the average cost method or market. Inventories for wholesale operations, which consist mainly of liquid propane commodities, are stated at market, as discussed in Note 3. The market adjustment was an unrealized gain (loss) of $39 and $(396) at September 30, 2000 and 2001, respectively, and $(68) and $1,824 at March 31, 2001 and 2002,
respectively.

 Shipping and Handling Costs

   Shipping and handling costs are recorded as part of cost of products sold at the time product is shipped or delivered to the customer.

                          INERGY, L.P. AND SUBSIDIARY
             (Successor to Inergy Partners, LLC and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                 (In Thousands Except Unit and Per Unit Data)

 Property, Plant, and Equipment

   Property, plant, and equipment are stated at cost. Depreciation is computed by the straight-line method over the assets' estimated useful lives, as follows:

                                                                           Years
                                                                           -----
   Buildings and improvements.............................................    25
   Office furniture and equipment.........................................  5-10
   Vehicles...............................................................  5-10
   Tanks and plant equipment.............................................. 10-30

 Intangible Assets

   Intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

                                                                         Years
                                                                         -----
   Covenants not to compete............................................. 5-10
   Deferred financing costs.............................................  1-3
   Customer accounts....................................................   15
   Goodwill (prior to adoption of SFAS No. 142 effective October 1,
    2001)...............................................................   15

   Deferred financing costs represent financing costs incurred in obtaining financing and are being amortized over the term of the debt. Covenants not to compete, customer accounts and goodwill arose from the various acquisitions by Inergy and are discussed in Notes 2 and 12.

   Deferred acquisition costs represent costs incurred to date on acquisitions that Inergy is actively pursuing, most of which relate to the acquisitions completed subsequent to year end, as discussed in Note 12.

   Inergy reviews its long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-lived Assets to be Disposed of," for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. See Recently Issued Accounting Pronouncements discussion below.

 Income Taxes

   The earnings of the Partnership and Operating Company are included in the Federal and state income tax returns of the individual partners. As a result, no income tax expense has been reflected in Inergy's consolidated financial statements relating to the earnings of the Partnership and Operating Company. Federal and state income taxes are, however, provided on the earnings of Services. The Partnership entities provide deferred income taxes to recognize the effect of temporary differences between Services' basis of assets and liabilities for income tax and financial statement purposes. No income tax provision was necessary at September 30, 2001. Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and the financial reporting basis of assets and liabilities and the taxable income allocation requirements under the partnership agreement. Federal and state income tax expense for periods prior to the Partnership Conveyance relate to Wilson and Rolesville,

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)

wholly owned subsidiaries of Inergy Partners, which were C Corporations and accounted for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. In connection with the Partnership Conveyance, all income tax liabilities of Inergy Partners were retained by the Non-managing General Partner.

 Customer Deposits

   Customer deposits primarily represent cash received by Inergy from wholesale and retail customers for propane purchased that will be delivered at a future date.

 Fair Value

   The carrying amounts of cash, accounts receivable and accounts payable approximate their fair value. Based on the estimated borrowing rates currently available to Inergy for long-term debt with similar terms and maturities, the aggregate fair value of Inergy's floating rate long-term debt approximates the aggregate carrying amount as of September 30, 2000 and 2001 and March 31, 2002.

 Income (Loss) per Limited Partner Unit

   Basic net income (loss) per limited partner unit is computed by dividing net income (loss), after considering the General Partner's interest, by the weighted average number of Common and Subordinated Units outstanding. Diluted net income (loss) per limited partner unit is computed by dividing net income
(loss), after considering the General Partner's interest, by the weighted average number of Common and Subordinated Units outstanding and the dilutive effect of unit options granted under the long-term incentive plan. Unit options were antidilutive in 2001 due to the loss incurred for the period from July 31, 2001 through September 30, 2001. As such, basic and diluted net income (loss) per limited partner unit are identical in 2001.

 Segment Information

   In fiscal 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting information about operating segments, as well as related disclosures about products and services, geographic areas, and major customers. Further, SFAS No. 131 defines operating segment as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and assessing performance. In determining the Company's reportable segments under the provisions of SFAS No. 131, the Company examined the way it organizes its business internally for making operating decisions and assessing business performance. See Note 11 for disclosures related to the Company's retail and wholesale segments. No single customer represents 10% or more of consolidated revenues. In addition, nearly all of the Company's revenues are derived from sources within the United States, and all of its long-lived assets are located in the United States.

 Recently Issued Accounting Pronouncements

   In June 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting. Under Statement No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based test. Additionally, an acquired intangible asset

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)

should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. Those assets will be amortized over their useful lives, other than assets what have an indefinite life. Statement No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001.

   Inergy adopted Statement No. 142 on October 1, 2001 and accordingly has discontinued the amortization of goodwill existing at the time of adoption. Under the provisions of Statement No. 142, Inergy has six months from the time of adoption to have completed the valuation of each of Inergy's operating segments to determine whether any impairment exists on the date of adoption. However, management does not believe that any impairment existed at adoption. The adoption of Statement No. 142 will eliminate goodwill amortization that would have totaled approximately $2,079 in fiscal 2002, based on the balances of September 30, 2001, and totaled approximately $1,720 in fiscal 2001.

   In August 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This statement retains the fundamental provisions of Statement No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used, and measurement of long-lived assets to be disposed of by sale. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. Management has not determined the method, timing, or impact of adopting Statement No. 144.

 Reclassifications

   Certain reclassifications have been made to the 1999 and 2000 consolidated financial statements to conform to the 2001 presentation.

2. Acquisitions

   During fiscal 1999, Inergy acquired substantially all of the assets of Ernie Lee Oil & LP Gas, LLC (December 1998), Longston Gas & Oil Company, Inc. (May
1999), Castleberry's, Inc. (July 1999), and Bradley Propane, Inc. (September
1999). In addition, Inergy acquired 100% of the oustanding stock of Wilson Oil Company of Johnston County, Inc. (December 1998) and Rolesville Gas & Oil Company, Inc. (August 1999) through a stock exchange and a purchase agreement. These acquired retail companies are involved in the sale and distribution of propane to local customer bases throughout the United States. The acquisitions have been accounted for using the purchase method of accounting. The acquired companies were purchased in separate transactions for an aggregate purchase price of $19,659 including acquisition costs and $3,232 in liabilities assumed. The consideration utilized in the fiscal 1999 acquisitions consisted of cash payments of $11,430 funded by the issuance of long-term debt, common and Class A preferred interests issued to certain former owners of these companies totaling $2,945, and the issuance of noncompete obligations in the amount of $2,052. Of the aggregate purchase price, $2,810 (including cash paid at closing) was allocated to covenants not to compete. The excess of aggregate purchase price over the fair market values of the net tangible and

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)

identifiable intangible assets acquired amounted to $942 and has been recorded as an increase in goodwill. The operating results of all acquisitions are included in Inergy's consolidated results of operations from the dates of acquisition.

   During fiscal year 2000, Inergy acquired substantially all of the assets of Butane-Propane Gas Company of Tenn., Inc. (November 1999) and substantially all of the assets of Country Gas Company, Inc. (June 2000). These acquired retail companies are involved in the sale of propane to local customer bases throughout the United States. The acquisitions have been accounted for using the purchase method of accounting. The acquired companies were purchased in separate transactions for an aggregate purchase price of $19,787, including acquisition costs, and $1,155 in liabilities assumed. The consideration utilized in the 2000 acquisitions consisted of cash payments of $9,600 funded by the issuance of long-term debt, redeemable Class A preferred interests issued to certain former owners of these companies totaling $9,000 (see Note 7) and the issuance of noncompete obligations in the amount of $32. Of the aggregate purchase price, $102 (including cash paid at closing) was allocated to covenants not to compete. The excess of aggregate purchase prices over the fair market values of the net tangible and identifiable intangible assets acquired, including $3,500 allocated to customer accounts, amounted to $5,594 and has been recorded as an increase in goodwill. The operating results of all acquisitions are included in Inergy's consolidated results of operations from the dates of acquisition.

   On January 12, 2001, Inergy acquired substantially all of the assets and assumed certain liabilities of Investors 300, Inc., Domex, Inc. and L&L Leasing, Inc., three companies owned by a common group of shareholders (referred to as the Hoosier Propane Group). The acquisition has been accounted for using the purchase method of accounting. The Hoosier Propane Group is involved in the sale and transportation of propane to local customer bases throughout the United States. The purchase price of approximately $74.0 million consisted of cash payments of approximately $55.4 million funded by the issuance of long-term debt and redeemable Class A preferred interests, acquisition costs of $0.6 million, a redeemable Class A preferred interest issued to certain former owners of the Hoosier Propane Group totaling $7.4 million, subordinated debentures issued to the Hoosier Propane Group shareholders totaling $5.0 million, and $5.6 million of liabilities assumed. The excess of purchase price over the fair market value of the net tangible and identifiable intangible assets acquired, including $10,500 allocated to customer accounts, amounted to $25,241 and has been recorded as an increase in goodwill. The acquisition was effective January 1, 2001 and Inergy's consolidated results of operations for the year ended September 30, 2001 include the Hoosier Propane Group operating results from the effective date.

   During November 2000, Inergy also acquired substantially all the assets of Bear-Man Propane for $520 in cash. Inergy's consolidated results of operations for the year ended September 30, 2001 include Bear-Man Propane from the date of acquisition.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


   The following unaudited pro forma data summarize the results of operations for the periods indicated as if these acquisitions had been completed October 1, 1999 and 2000, the beginning of the 2000 and 2001 fiscal years. The pro forma data give effect to actual operating results prior to the acquisitions and adjustments to interest expense, goodwill and customer accounts amortization, and income taxes. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on October 1, 1999 and 2000 or that will be obtained in the future. The pro forma data does not give effect to acquisitions completed subsequent to September 30, 2001.

                                                                 Year Ended
                                                                September 30,
                                                              ------------------
                                                                2000      2001
                                                              --------  --------
   Sales..................................................... $167,031  $254,680
   Net income (loss).........................................   (3,522)    6,012

3. Price Risk Management and Financial Instruments

   Inergy has recorded its trading activities at fair value in accordance with Emerging Issues Task Force Issue (EITF) No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." EITF No. 98-10 requires energy trading contracts to be recorded at fair value on the consolidated balance sheet, with the changes in fair value included in earnings.

 Trading Activities

   Inergy, through its wholesale operations, offers price risk management services to energy related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of propane. In addition, Inergy manages its own trading portfolio using forward physical and futures contracts. Inergy attempts to balance its contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on assessment of anticipated short-term needs or market conditions.

   The price risk management services are offered to propane retailers and other related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of propane, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for propane, options and other contractual arrangements.

   Instruments used for trading purposes include forwards, swaps and options, as defined above, as well as futures contracts.

 Notional Amounts and Terms

   The notional amounts and terms of these financial instruments at September 30, 2000 and 2001 include fixed price payor for 1,526 and 2,505 barrels, respectively, and fixed price receiver for 1,479 and 2,862 barrels, respectively. The notional amounts and terms of these financial instruments at March 31, 2002 include fixed price payor 3,578 barrels and fixed price receiver for 4,160 barrels.

   Notional amounts reflect the volume of the transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure Inergy's exposure to market or credit risks.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


 Fair Value

   The fair value of the financial instruments related to price risk management activities as of September 30, 2000 and 2001 was assets of $3,580 and $9,187, respectively, and liabilities of $2,294 and $4,612, respectively, related to propane. The fair value of the financial instruments related to price risk management activities as of March 31, 2002 was assets of $8,897 and liabilities of $4,618 related to propane. The effects of all intercompany transactions have been appropriately eliminated.

   The net change in unrealized gains and losses related to trading and price risk management activities for the years ended September 30, 1999, 2000, and 2001 of $(154), $1,479, and $2,214, respectively, and $(1,055) and $1,925 for the six months ended March 31, 2001 and 2002, respectively, are included in cost of product sold in the accompanying consolidated statements of operations.

 Market and Credit Risk

   Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. Inergy takes an active role in managing and controlling market and credit risk and has established control procedures, which are reviewed on an ongoing basis. Inergy monitors market risk through a variety of techniques, including daily reporting of the portfolio's value to senior management. Inergy provides for such risks at the time trading activities are adjusted to fair value and when specific risks become known. Inergy attempts to minimize credit risk exposure through credit policies and periodic monitoring procedures and obtaining customer deposits on sales contracts. The counterparties associated with assets from price risk management activities as of September 30, 2000 and 2001 and March 31, 2002 are energy marketers.

4. Long-Term Debt

   Long-term debt consisted of the following:

                                                       September 30,
                                                      ---------------  March
                                                       2000    2001   31, 2002
                                                      ------- ------- --------
   Credit agreement.................................. $33,250 $53,000 $138,215
   Obligations under noncompetition agreements and
    notes to former owners of businesses acquired....   1,625   1,101    3,929
   Other.............................................      52      31       20
                                                      ------- ------- --------
                                                       34,927  54,132  142,164
   Less current portion..............................     605  10,469    3,722
                                                      ------- ------- --------
                                                      $34,322 $43,663 $138,422
                                                      ======= ======= ========

   During fiscal 2000, Inergy had a credit agreement with a financial institution providing Inergy with the capacity to borrow up to $41,000 ($9,000 under working capital lines of credit and $32,000 under a long-term acquisition line of credit). At September 30, 2000, borrowings under the working capital lines of credit and the acquisition line of credit were $4,900 and $28,350, respectively. The prime rate and LIBOR plus the applicable spreads were 9.5% and 9.37% to 9.93%, respectively, at September 30, 2000.

   Inergy's credit agreement was amended in January 2001 in connection with the Hoosier Propane Group acquisition and resulted in a $96 million facility consisting of a $25 million revolving working capital line of

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)

credit and an acquisition term note of $71 million, with a maturity date of January 10, 2004. On July 25, 2001, in conjunction with the Offering (July 2001 amendment), the credit facility was again amended such that Inergy Propane, LLC was made the sole borrower and resulted in a $30 million revolving working capital line of credit and a $70 million revolving acquisition facility for acquisition and growth capital borrowings. The credit facility has a term of three years expiring July 2004 and is guaranteed by Inergy, L.P. and each subsidiary of Inergy Propane, LLC. Inergy is required to reduce the principal outstanding on the revolving working capital line of credit to $4,000 or less for a minimum of 30 consecutive days during the period commencing March 1 and ending September 30. As such $4,000 of the outstanding balance at September 30, 2001 has been classified as a long-term liability in the accompanying 2001 consolidated balance sheet. At September 30, 2001, the balance outstanding under this amended credit facility was $53,000, including $14,000 under the working capital facility. The prime rate and LIBOR plus the applicable spreads were between 5.10% and 6.00% for all outstanding debt.

   Inergy's credit agreement was again amended in December 2001 in connection with the IPC Acquisition (December 2001 amendment), as discussed in Note 12. This December 2001 amendment resulted in a $195 million facility comprised of a $50 million revolving working capital facility, a $75 million revolving acquisition facility and a $70 million term note. The December 2001 amendment has a term of three years, expiring December 2004 except for the term note which is due in April 2003, and has similar interest terms to the July 2001 amendment.

   During fiscal 2001, Inergy entered into interest rate hedging agreements in the form of interest rate swaps. Immediately prior to the closing of the Offering in July 2001, the interest rate hedging agreements were terminated in connection with the repayment of the long-term debt with offering proceeds. The termination of the interest rate swaps resulted in an interest expense charge of $507 in the fourth quarter of fiscal 2001.

   The credit agreement, including the December 2001 amendment, contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of dividends to unitholders, and require financial reports to be submitted periodically to the financial institutions. Unused borrowings under the credit agreement amounted to $47 million at September 30, 2001.

   Noninterest-bearing obligations due under noncompetition agreements consist of agreements between Inergy and the sellers of retail propane companies acquired from fiscal years 1999 through 2001 with payments due through 2009 with imputed interest at 8.5% to 9.0%. Noninterest-bearing obligations consist of $2,130 and $1,448 in total payments due under noncompetition agreements, less unamortized discount based on imputed interest of $505 and $347 at September 30, 2000 and 2001, respectively.

   The aggregate amounts of principal to be paid on the outstanding long-term debt during the next five years ending September 30 and thereafter, considering the terms of the credit facilities amended in December 2001 as discussed above, are as follows:

   Year Ending September 30,
   -------------------------
   2002................................................................ $10,469
   2003................................................................      75
   2004................................................................  43,081
   2005................................................................      86
   2006................................................................      92
   Thereafter..........................................................     329
                                                                        -------
                                                                        $54,132
                                                                        =======

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


5. Leases

   Inergy has several noncancelable operating leases mainly for office space, which expire at various times over the next nine years.

   Future minimum lease payments under noncancelable operating leases for the next five years ending September 30 and thereafter consist of the following:

   Year Ending September 30,
   -------------------------
   2002................................................................. $  513
   2003.................................................................    406
   2004.................................................................    359
   2005.................................................................    222
   2006.................................................................     50
   Thereafter...........................................................     68
                                                                         ------
   Total minimum lease payments......................................... $1,618
                                                                         ======

   Rent expense for all operating leases during 1999, 2000, and 2001 amounted to $196, $424 and $581, respectively, and $265 and $760 for the six months ended March 31, 2001 and 2002, respectively.

6. Income Taxes

   Deferred income taxes related to Wilson and Rolesville reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the deferred taxes at September 30, 2000 are a noncurrent deferred tax liability of $942 related to book/tax basis differences. This liability was excluded from the Partnership Conveyance as discussed in Note 1.

   The provision for income taxes for the years ended September 30, 1999 and 2000 and the six months ended March 31, 2002 consists of the following:

                                                         September 30,
                                                         --------------  March 31,
                                                          1999    2000     2002
                                                         ------  ------  ---------
   Current:
     Federal............................................ $   41  $   --     $45
     State..............................................      7       7       7
                                                         ------  ------     ---
   Total current........................................     48       7      52
   Deferred:
     Federal............................................      7      --      --
     State..............................................      1      --      --
                                                         ------  ------     ---
   Total deferred.......................................      8      --      --
                                                         ------  ------     ---
                                                            $56  $    7     $52
                                                         ======  ======     ===

   For the years ended September 30, 1999 and 2000, the Wilson and Rolesville effective tax rate differed from the statutory rate primarily due to the effect of graduated rates and state taxes. There was no provision for income taxes in fiscal 2001 or for the six months ended March 31, 2001.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


7. Redeemable Preferred Members' Interests and Members' Equity

   During December 1999, Inergy issued redeemable Class A preferred interests to a new member for total proceeds of $2,000 less offering costs of $104. During June 2000, Inergy issued redeemable Class A preferred interests to certain former owners of Country Gas Company, Inc. totaling $9,000 in connection with the acquisition of Country Gas Company, Inc. These preferred interests were automatically converted into Senior Subordinated Units of Inergy, L.P. in connection with the Offering. The conversion rates were determined as of the issuance date based on negotiations between Inergy and the unrelated third parties and were derived by multiplying the recorded value of each party's preferred interest by a multiple of 2.25 for the December 1999 transaction and 1.0 for the June 2000 transaction and dividing the resulting total by the $22.00 unit price in the Offering. The beneficial conversion feature present in the December 1999 issuance, valued at $2 million, has been recognized upon completion of the Offering as discussed in Note 1.

   During January 2001, Inergy issued redeemable Class A preferred interests to new and existing members for total proceeds of $15,000, less offering costs of $485. The preferred interests were issued to facilitate the refinancing of Inergy's credit facilities described in Note 4 on a long-term basis and complete the Hoosier Propane Group acquisition in January 2001. In March and May 2001, additional redeemable preferred interests were issued at the same valuation for total proceeds of $1,600 less offering costs of $28.

   These preferred interests were automatically converted into Senior Subordinated Units of Inergy, L.P. in connection with the Offering. The conversion rates were determined as of the issuance date based on negotiations between Inergy and the third party investors and were derived by multiplying the recorded value of each party's preferred interest by a multiple of 1.4 and dividing the resulting total by the $22.00 unit price in the Offering. The beneficial conversion feature present in these preferred interest issuances valued at $6.6 million has been recognized upon completion of the Offering as described in Note 1.

   The redeemable preferred interests issued in December 1999, June 2000, and January 2001 provided the holders the option to require Inergy to redeem the preferred interests, as provided in the agreements, but no earlier than the fifth anniversary of the issuance. The preferred interest issued to members for cash in December 1999 and January 2001 were redeemable in an amount between one and two times face value at issuance, depending on Inergy's operating performance, as defined in the agreement. The preferred interests issued to certain former owners of Country Gas Company, Inc. and the Hoosier Propane Group were redeemable in an amount equal to face value at issuance plus any unpaid dividends. No amounts were required to be redeemed during the next five years following issuance, except in certain circumstances, as provided for in the agreements. All preferred interests were converted into Senior Subordinated Units as described above.

   The Class A preferred interest earned cumulative dividends of 8% to 10% per annum, depending on the date and amount of the preferred interest issued. Class A preferred members were not entitled to any voting rights. In the event of a public offering, Inergy was to use its best efforts to permit the holders of Class A preferred interest units to exchange their Class A preferred interest units for Common Units, notwithstanding the conversion terms discussed above. Upon liquidation, Class A preferred members were entitled to an aggregate preference distribution of the unpaid dividends prior to any liabilities. Additionally, Class A preferred members were also entitled to preference over common interests subsequent to the payment of the Company's liabilities. Distributions totaling $180, $547, and $2,554 were paid to Class A preferred members in 1999, 2000, and 2001, respectively. Unpaid distributions on preferred interests as of September 30, 2001 amounted to $0.4 million and were declared and paid in October 2001.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


8. Partners' Capital

   Partners' capital at September 30, 2001 consists of 1,840,000 Common Units representing a 31.5% limited partner interest, 3,313,367 Senior Subordinated Units representing a 56.7% limited partner interest, 572,542 Junior Subordinated Units representing a 9.8% limited partner interest and a 2% general partner interest.

   The amended and restated Agreement of Limited Partnership of Inergy, L.P. (Partnership Agreement) contains specific provisions for the allocation of net earnings and losses to each of the partners for purposes of maintaining the partner capital accounts.

   During the Subordination Period (as defined below), the Partnership may issue up to 800,000 additional Common Units (excluding Common Units issued in connection with conversion of Subordinated Units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units and an unlimited number of partnership interests junior to the Common Units without a Unitholder vote. The Partnership may also issue additional Common Units during the Subordination Period in connection with certain acquisitions or the repayment of certain indebtedness. After the Subordination Period, the Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of limited partner interests of any type without the approval of any Unitholders.

 Quarterly Distributions of Available Cash

   The Partnership is expected to make quarterly cash distributions of all of its Available Cash, generally defined as income (loss) before income taxes plus depreciation and amortization, maintenance capital expenditures and net changes in reserves established by the General Partner for future requirements. These reserves are retained to provide for the proper conduct of the Partnership business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters.

   Distributions by the Partnership in an amount equal to 100% of its Available Cash will generally be made 98% to the Common and Subordinated Unitholders and 2% to the General Partner, subject to the payment of incentive distributions to the holders of Incentive Distribution Rights to the extent that certain target levels of cash distributions are achieved. To the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the Minimum Quarterly Distribution ($0.60 per Unit), plus any arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below) and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

   In general, the Subordination Period will continue indefinitely until the first day of any quarter beginning after June 30, 2006 for the Senior Subordinated Units and June 30, 2008 for the Junior Subordinated Units in which distributions of Available Cash equal or exceed the Minimum Quarterly Distribution on the Common Units and the Subordinated Units for each of the three consecutive four-quarter periods immediately preceding such data. Prior to the end of the Subordination Period, 828,342 Senior Subordinated Units will convert to Common Units after June 30, 2004 and 143,136 Junior Subordinated Units will convert to Common Units after June 30, 2006 and another 828,342 Senior Subordinated Units will convert to Common Units after June 30, 2005 and 143,136 Junior Subordinated Units will convert to Common Units after June 30, 2007, if distributions of Available Cash on the Common Units and Subordinated Units equal or exceed the Minimum Quarterly Distribution for each of the three consecutive four-quarter periods preceding such date. Upon expiration of the Subordination Period, all remaining Subordinated Units will convert to Common Units.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


   The Partnership is expected to make distributions of its Available Cash within 45 days after the end of each fiscal quarter ending December, March, June, and September to holders of record on the applicable record date. The Partnership made distributions to unitholders amounting to $6,485 during the six months ended March 31, 2002.

 Long-Term Incentive Plan

   An affiliate of Inergy's managing general partners adopted the Inergy Long-Term Incentive Plan for employees, consultants, and directors of the managing general partner and employees of its affiliates that perform services for Inergy. The long-term incentive plan currently permits the grant of awards covering an aggregate of 589,000 common units, which can be granted in the form of unit options and/or restricted units; however, not more than 192,000 restricted units may be granted under the plan. With the exception of 28,038 unit options (exercise prices from $3.83 to $10.67) granted to non-executive employees in exchange for option grants made by the predecessor in fiscal 1999, all unit options and restricted units granted under the plan will vest no sooner than, and in the same proportion as, Senior Subordinated Units convert into Common Units as described above. The compensation committee of the managing general partner's board of directors administers the plan.

 Restricted Units

   A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit, or in the discretion of the compensation committee, cash equivalent to the value of a common unit. In general, restricted units granted to employees will vest three years from the date of grant and are subject to the vesting provisions described above in connection with the subordination period. In addition, the restricted units will become exercisable upon a change of control of the managing general partner or Inergy.

   The restricted units are intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and Inergy will receive no remuneration for the units.

   As of September 30, 2001 and March 31, 2002, there were no restricted units issued under the long-term incentive plan.

 Unit Options

   Unit options issued under the long-term incentive plan will generally have an exercise price equal to the fair market value of the units on the date of grant. In general, unit options will expire after 10 years and are subject to the vesting provisions described above in connection with the subordination period. In addition, the unit options will become exercisable upon a change of control of the managing general partner or Inergy. Subsequent to the Offering, 292,782 unit options were granted to various Inergy employees with exercise prices ranging from $16.37 to $22.00 per unit. Total unit options outstanding at September 30, 2001 were 321,820 with exercise prices ranging from $3.83 to $22.00. During the six months ended March 31, 2002, 77,500 unit options were granted with exercise prices ranging from $22.49 to $27.65. None of the outstanding unit options were exercisable at September 30, 2001 or March 31, 2002.

   Inergy applies APB Opinion No. 25, Accounting for Stock Issued to Employees. Inergy follows the disclosure only provision of SFAS No. 123, Accounting for Stock-based Compensation. Pro forma net income (loss) and net income (loss) per limited partner unit under the fair value method of accounting for equity instruments under SFAS No. 123 would not be materially different from reported net income (loss) and net income (loss) per limited partner unit.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


9. Employee Benefit Plans

   Inergy's subsidiaries have a 401(k) profit-sharing plan for those employees who have completed one year of service and have attained the age of 21. The plan permits employees to make contributions up to 15% of their salary and provides for matching contributions by Inergy. Matching contributions made by Inergy were $21, $52, and $101 as of September 30, 1999, 2000, and 2001,
respectively.

10. Commitments

   Inergy periodically enters into agreements to purchase fixed quantities of liquid propane at fixed prices with suppliers. At September 30, 2001, the total of these firm purchase commitments was approximately $40,244.

   At September 30, 2001, Inergy is contingently liable for letters of credit outstanding totaling $900, which guarantees various trade activities.

11. Segments

   Inergy's financial statements reflect two reportable segments: retail sales operations and wholesale sales operations. Inergy's retail sales operations include propane sales to end users, the sale of propane-related appliances and service work for propane-related equipment. The wholesale sales operations, which originated in April 1999, provide marketing and distribution services to other resellers of propane, including Inergy's retail operations. Inergy's President and Chief Executive Officer has been identified as the Chief Operating Decision Maker (CODM). The CODM evaluates performance and allocates resources based on revenues and gross profit of each segment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment revenues and profits associated with propane sales and other services between the wholesale and retail segments have been eliminated.

   The identifiable assets associated with each reportable segment reviewed by the CODM include accounts receivable and inventories. The net asset/liability from price risk management, as reported in the accompanying consolidated balance sheet, is related to the wholesale trading activities and is specifically reviewed by the CODM. Capital expenditures, reported as purchases of property, plant and equipment in the accompanying consolidated statements of cash flows, substantially all relate to the retail sales segment. Inergy does not report property, plant and equipment, intangible assets, and depreciation and amortization by segment to the CODM.

   Revenues, gross profit, and identifiable assets for each of Inergy's reportable segments are presented below.

                                           Six Months Ended March 31, 2002
                                     -------------------------------------------
                                       Retail   Wholesale
                                       Sales      Sales    Intersegment
                                     Operations Operations Eliminations  Total
                                     ---------- ---------- ------------ --------
   Revenues.........................  $77,229    $104,405    $(17,574)  $164,060
   Gross profit.....................   46,901       3,822        (450)    50,273
   Identifiable assets..............   19,292      21,410          --     40,702

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


                                           Six Months Ended March 31, 2001
                                     -------------------------------------------
                                       Retail   Wholesale
                                       Sales      Sales    Intersegment
                                     Operations Operations Eliminations  Total
                                     ---------- ---------- ------------ --------
   Revenues.........................  $53,488    $143,623    $(26,672)  $170,439
   Gross profit.....................   24,251       6,802      (2,039)    29,014
   Identifiable assets..............   12,919      14,835      (1,477)    26,277

                                            Year Ended September 30, 2001
                                     -------------------------------------------
                                       Retail   Wholesale
                                       Sales      Sales    Intersegment
                                     Operations Operations Eliminations  Total
                                     ---------- ---------- ------------ --------
   Revenues.........................  $71,340    $187,521    $(35,722)  $223,139
   Gross profit.....................   34,633       8,747      (2,823)    40,557
   Identifiable assets..............    5,704      18,447          --     24,151

                                            Year Ended September 30, 2000
                                     -------------------------------------------
                                       Retail   Wholesale
                                       Sales      Sales    Intersegment
                                     Operations Operations Eliminations  Total
                                     ---------- ---------- ------------ --------
   Revenues.........................  $23,461    $ 78,517    $ (8,383)  $ 93,595
   Gross profit.....................   10,693       2,179        (913)    11,959
   Identifiable assets..............    5,006      11,623        (397)    16,232

                                            Year Ended September 30, 1999
                                     -------------------------------------------
                                       Retail   Wholesale
                                       Sales      Sales    Intersegment
                                     Operations Operations Eliminations  Total
                                     ---------- ---------- ------------ --------
   Revenues.........................  $ 9,860    $ 10,276    $   (925)  $ 19,211
   Gross profit.....................    4,946         511          --      5,457
   Identifiable assets..............    2,993       8,032        (925)    10,100

12. Subsequent Events

   Effective November 1, 2001, Inergy acquired substantially all of the assets and assumed certain liabilities of Pro Gas Sales & Service, Spe-D Gas Company, Great Lakes Propane Company and Ottawa LP Gas Company, four companies under common control (collectively Pro Gas) $12.5 million in total consideration. Pro Gas is a retail propane distributor located in central Michigan. Inergy purchased Pro Gas with cash funded through its credit facility.

   Effective December 20, 2001, IPC Acquisition Corporation, a newly formed and wholly-owned subsidiary of Inergy Holdings, LLC, purchased all of the outstanding stock and assumed the outstanding debt of Independent Propane Company, Inc. for total consideration of $84.8 million including working capital acquired. Immediately thereafter, Inergy purchased from Inergy Holdings, LLC substantially all of the assets and assumed certain liabilities of IPC Acquisition Corporation for $74.6 million in cash, funded through its credit facility, and the issuance of 759,620 common units with a fair value of $19.7 million, and $2.5 million of assumed liabilities, for total consideration of $96.8 million, including $7.5 million paid for working capital acquired (the IPC Acquisition). The $10.3 million greater consideration paid by Inergy over that paid by IPC Acquisition Corp. relates to the tax liability generated by the sale of the assets by IPC Acquisition Corp. to Inergy. Independent Propane Company, Inc. operates as a retail distributor of propane in seven states, with its primary operations in Texas.

                          INERGY, L.P. AND SUBSIDIARY
              (Successor to Inergy Partners, LLC and Subsidiaries)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  (In Thousands Except Unit and Per Unit Data)


   The following unaudited pro forma data summarize the results of operations for the periods indicated as if the Pro Gas and IPC acquisitions had been completed October 1, 2000 and 2001, the beginning of the 2001 and 2002 fiscal years and as if the Hoosier Propane Group acquisition effective January 1, 2001 (see Note 2) had been completed October 1, 2000. The pro forma data give effect to actual operating results prior to the acquisitions and adjustments to interest expense, goodwill (amortization prior to the October 1, 2001 adoption of SFAS No. 142) and customer accounts amortization, among other things. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on October 1, 2000 and 2001 or that will be obtained in the future.

                                                               Six-Month Period
                                                  Year ended    Ended March 31,
                                                 September 30, -----------------
                                                     2001        2001     2002
                                                 ------------- -------- --------
   Revenue......................................   $350,420    $242,327 $178,823
   Net income ..................................   $ 14,877      23,051   20,148

   As discussed in Note 4, Inergy's credit facility was amended in December 2001 in conjunction with the IPC Acquisition.

   On November 14, 2001, Inergy paid a distribution of $0.40 per Common and Subordinated Unit with a proportionate amount to the 2% nonmanaging general partner, or an aggregate of $2,337, including $47 to the nonmanaging general partner.

13. Quarterly Financial Data (Unaudited)

   Summarized unaudited quarterly financial data is presented below. Inergy's business is seasonal due to weather conditions in its service areas. Propane sales to residential and commercial customers are affected by winter heating season requirements, which generally results in higher operating revenues and net income during the period from October through March of each year and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Sales to industrial and agricultural customers are much less weather sensitive.

                                                   Quarter Ended
                                     ------------------------------------------
                                     December 31 March 31 June 30  September 30
                                     ----------- -------- -------  ------------
Fiscal 2001
  Revenues..........................   $72,411   $98,028  $21,803    $30,897
  Operating income (loss)...........     4,076    10,726   (2,200)    (2,078)
  Net income (loss).................     3,209     8,978   (4,162)    (3,676)
  Basic and diluted net income
   (loss) per limited partner unit
   for the period from July 31, 2001
   through September 30, 2001.......                                   (0.40)

Fiscal 2000
  Revenues..........................   $20,563   $29,894  $13,208    $29,930
  Operating income (loss)...........     1,198     2,225   (1,298)    (1,442)
  Net income (loss).................       698     1,663   (1,953)    (2,237)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Independent Propane Company Holdings:

   We have audited the accompanying consolidated balance sheets of Independent Propane Company Holdings (a Delaware corporation) and subsidiaries (the "Company") as of September 30, 2000 and 2001, and the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Propane Company Holdings and subsidiaries as of September 30, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

Dallas, Texas,
November 16, 2001

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          September 30, 2000 and 2001

                                                        2000          2001
                                                    ------------  ------------
                      ASSETS
CURRENT ASSETS:
  Cash............................................  $    809,997  $  1,003,667
  Accounts receivable, net of allowance for
   doubtful accounts of approximately $707,000 and
   $867,000, respectively.........................     5,831,190     5,772,793
  Inventories, net................................     3,601,690     3,324,495
  Other current assets............................       396,306       586,764
                                                    ------------  ------------
    Total current assets..........................    10,639,183    10,687,719
                                                    ------------  ------------
PROPERTY, PLANT, AND EQUIPMENT:
  Land............................................     1,663,412     1,515,322
  Buildings.......................................     2,666,662     2,747,273
  Office furniture and equipment..................     3,276,085     3,169,399
  Shop equipment..................................       950,540     1,232,236
  Tanks...........................................    37,083,629    38,166,897
  Vehicles........................................     9,122,812    10,028,647
                                                    ------------  ------------
                                                      54,763,140    56,859,774
  Less--Accumulated depreciation..................   (14,158,003)  (18,201,121)
                                                    ------------  ------------
    Net property, plant, and equipment............    40,605,137    38,658,653
                                                    ------------  ------------
GOODWILL, net of accumulated amortization of
 $5,175,632 and $6,840,356, respectively..........    20,702,730    19,216,266
NONCOMPETITION AGREEMENTS, net of accumulated
 amortization of $1,993,740 and $2,696,431,
 respectively.....................................     2,031,873     1,341,582
DEBT ISSUANCE COSTS, net of accumulated
 amortization of $1,373,892 and $1,730,298,
 respectively.....................................     1,039,870       683,464
OTHER NONCURRENT ASSETS, net......................       389,017       490,517
                                                    ------------  ------------
    Total assets..................................  $ 75,407,810  $ 71,078,201
                                                    ============  ============
      LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable................................  $  5,322,396  $  4,879,937
  Accrued liabilities.............................     1,399,882     1,466,905
  Short-term notes payable........................       466,000            --
  Current maturities of long-term debt............     4,721,242     6,408,576
                                                    ------------  ------------
    Total current liabilities.....................    11,909,520    12,755,418
                                                    ------------  ------------
CUSTOMER DEPOSITS.................................       241,495       174,823
DEFERRED TAXES, net...............................       100,000       100,000
DIVIDENDS PAYABLE ON SERIES E SENIOR REDEEMABLE
 PREFERRED STOCK..................................     9,466,691    15,143,381
LONG-TERM DEBT, net of current maturities.........    56,687,136    48,557,593
SERIES E SENIOR REDEEMABLE PREFERRED STOCK, 35,000
 shares authorized, 29,000 issued and outstanding,
 $1,000 redemption and carrying value.............    29,000,000    29,000,000
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)
SHAREHOLDERS' DEFICIT:
  Common stock--par value $.01 per share, 170,613
   and 168,113 shares issued, respectively........         1,706         1,681
  Additional paid-in capital......................     1,221,127     1,221,152
  Retained deficit................................   (24,361,528)  (27,017,510)
                                                    ------------  ------------
                                                     (23,138,695)  (25,794,677)
  Treasury stock--86,033 shares, at cost..........    (8,858,337)   (8,858,337)
                                                    ------------  ------------
    Total shareholders' deficit...................   (31,997,032)  (34,653,014)
                                                    ------------  ------------
    Total liabilities and shareholders' deficit...  $ 75,407,810  $ 71,078,201
                                                    ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             For the Years Ended September 30, 1999, 2000, and 2001

                                          1999          2000         2001
                                       -----------  ------------  -----------
SALES:
  Propane............................. $37,685,218  $ 49,372,705  $67,358,523
  Other...............................   7,304,299     9,600,372    9,061,668
                                       -----------  ------------  -----------
    Total sales.......................  44,989,517    58,973,077   76,420,191
                                       -----------  ------------  -----------
COST OF SALES:
  Propane.............................  12,405,337    24,078,875   34,130,449
  Other...............................   3,631,276     4,249,833    3,630,779
                                       -----------  ------------  -----------
    Total cost of sales...............  16,036,613    28,328,708   37,761,228
                                       -----------  ------------  -----------
GROSS PROFIT..........................  28,952,904    30,644,369   38,658,963

OPERATING EXPENSES:
  Selling, general, and
   administrative.....................  21,305,182    21,922,915   22,321,832
  Depreciation and amortization.......   5,544,293     6,883,411    7,018,730
                                       -----------  ------------  -----------
    Total operating expenses..........  26,849,475    28,806,326   29,340,562
                                       -----------  ------------  -----------
OPERATING PROFIT......................   2,103,429     1,838,043    9,318,401
INTEREST EXPENSE, net.................   5,094,672     7,393,941    6,297,693
                                       -----------  ------------  -----------
NET INCOME (LOSS) BEFORE INCOME
 TAXES................................  (2,991,243)   (5,555,898)   3,020,708
INCOME TAXES..........................          --            --           --
                                       -----------  ------------  -----------
NET INCOME (LOSS).....................  (2,991,243)   (5,555,898)   3,020,708
LESS: DIVIDENDS ON PREFERRED STOCK....  (4,309,777)   (4,945,571)  (5,676,690)
                                       -----------  ------------  -----------
NET LOSS AVAILABLE TO COMMON
 SHAREHOLDERS......................... $(7,301,020) $(10,501,469) $(2,655,982)
                                       ===========  ============  ===========

NET LOSS PER COMMON SHARE:
  Basic and diluted................... $    (42.13) $     (61.07) $    (15.68)

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES AND COMMON SHARE EQUIVALENTS
 OUTSTANDING:
  Basic and diluted...................     173,304       171,959      169,363


  The accompanying notes are an integral part of these consolidated financial statements.

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
             For the Years Ended September 30, 1999, 2000, and 2001

                                 Additional                                Total
                         Common   Paid-in     Retained     Treasury    Shareholders'
                         Stock    Capital     Deficit        Stock        Equity
                         ------  ---------- ------------  -----------  -------------
BALANCE, September 30,
 1998................... $1,733  $1,221,100 $ (6,559,039) $(8,858,337) $(14,194,543)
  Preferred stock
   dividends............     --          --   (4,309,777)          --    (4,309,777)
  Net loss..............     --          --   (2,991,243)          --    (2,991,243)
                         ------  ---------- ------------  -----------  ------------
BALANCE, September 30,
 1999...................  1,733   1,221,100  (13,860,059)  (8,858,337)  (21,495,563)
  Cancellation of
   subscription
   receivable...........    (27)         27           --           --            --
  Preferred stock
   dividends............     --          --   (4,945,571)          --    (4,945,571)
  Net loss..............     --          --   (5,555,898)          --    (5,555,898)
                         ------  ---------- ------------  -----------  ------------
BALANCE, September 30,
 2000...................  1,706   1,221,127  (24,361,528)  (8,858,337)  (31,997,032)
  Cancellation of
   subscription
   receivable...........    (25)         25           --           --            --
  Preferred stock
   dividends............     --          --   (5,676,690)          --    (5,676,690)
  Net income............     --          --    3,020,708           --     3,020,708
                         ------  ---------- ------------  -----------  ------------
BALANCE, September 30,
 2001................... $1,681  $1,221,152 $(27,017,510) $(8,858,337) $(34,653,014)
                         ======  ========== ============  ===========  ============


   The accompanying notes are an integral part of these consolidated balance sheets.

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            For the Years Ended September 30, 1999 , 2000, and 2001

                                            1999         2000         2001
                                        ------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................... $ (2,991,243) $(5,555,898) $ 3,020,708
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities--
    Depreciation and amortization......    5,544,293    6,883,411    7,018,730
    Amortization of debt issuance
     costs.............................      707,265      389,508      356,406
    Changes in, (net of effects from
     acquisitions)--
      Accounts receivable, net.........   (1,019,744)  (2,090,924)      58,397
      Inventories, net.................     (398,640)    (308,756)     277,195
      Other current assets.............     (103,580)      (5,883)    (190,458)
      Accounts payable and accrued
       liabilities.....................    1,174,654    1,517,475     (375,436)
      Customer deposits................       14,150      (45,224)     (66,672)
                                        ------------  -----------  -----------
        Net cash provided by operating
         activities....................    2,927,155      783,709   10,098,870
                                        ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net............   (3,739,147)  (2,799,446)  (2,736,547)
  Net cash paid in acquisitions........  (18,675,845)  (5,273,317)          --
  (Increase) decrease in other
   noncurrent assets...................      580,909       18,588     (260,444)
                                        ------------  -----------  -----------
        Net cash used in investing
         activities....................  (21,834,083)  (8,054,175)  (2,996,991)
                                        ------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on short-term notes
   payable.............................     (160,000)  (1,212,000)    (466,000)
  Net (payments) proceeds from credit
   agreement...........................   19,490,330   10,200,878   (4,382,528)
  Proceeds from long-term debt.........      959,873           --           --
  Payments on long-term debt...........   (1,393,486)  (1,601,984)  (2,059,681)
  Debt issuance costs..................     (134,148)      (8,445)          --
                                        ------------  -----------  -----------
        Net cash (used in) provided by
         financing activities..........   18,762,569    7,378,449   (6,908,209)
                                        ------------  -----------  -----------
NET INCREASE (DECREASE) IN CASH........     (144,359)     107,983      193,670
CASH, beginning of period..............      846,373      702,014      809,997
                                        ------------  -----------  -----------
CASH, end of period.................... $    702,014  $   809,997  $ 1,003,667
                                        ============  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the year for
   interest............................ $  4,340,771  $ 6,904,101  $ 5,864,832
  Noncash activities--
    Debt issued in acquisitions........ $  1,919,000  $   696,500  $        --
    Preferred stock dividends.......... $  4,309,777  $ 4,945,571  $ 5,676,690

   The accompanying notes are an integral part of these consolidated balance sheets.

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 2000 and 2001

1. The Company:

   Independent Propane Company Holdings, a Delaware corporation, and subsidiaries (the "Company"), is a distributor of propane gas and related merchandise with operations primarily in the Southern and Southeastern United States. At September 30, 2001, the Company had 44 branch locations and 24 satellite locations. The Company's business expansion to date has occurred mainly through the acquisitions of other propane outlets. Acquisitions which occurred during the periods presented in the accompanying consolidated financial statements are discussed in Note 6.

2. Summary of Significant Accounting Policies:

 Consolidation

   All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

 Inventories

   Inventories are stated at the lower of cost (weighted average for propane and first-in, first-out for merchandise) or market.

 Property, Plant, and Equipment

   Property, plant, and equipment are stated at cost. Depreciation on property, plant, and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Original cost and related accumulated depreciation are removed from the accounts in the year assets are retired. Maintenance and repairs are charged to expense as incurred.

 Intangibles

   Intangible assets include the cost of noncompetition agreements and purchase price in excess of the estimated fair value of net assets acquired ("goodwill"). The cost of noncompetition agreements is being amortized over periods of 2 to 7 years, while goodwill is being amortized over 15 years, using the straight-line method.

 Accounting for the Impairment of Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company records impairment for losses on its long-lived assets and goodwill when events or circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. No such impairment losses have been recognized to date.

 Debt Issuance Costs

   Debt issuance costs incurred in connection with obtaining and amending the debt are being amortized over the life of the related loan and are included in interest expense in the accompanying consolidated statements of operations.

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

 Income Taxes

   Deferred income taxes are recorded, where appropriate, to reflect the estimated future tax effects of differences between financial statement bases and tax bases of assets and liabilities.

 Revenue Recognition

   Propane sales are recognized when the product is delivered to the customer. Other revenue, which primarily includes other fuel sales, merchandise sales, and tank rental income, is recognized when products are delivered and as services are rendered.

 Use of Estimates

   The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

 Credit Concentration

   The Company generally extends credit to its retail customers through delivery into company and customer owned propane tanks. No individual customer comprises more than 5% of the Company's business thus reducing the risk as a result of the large volume of customers. Provisions for doubtful accounts receivable are reflected in the consolidated financial statements and have generally been within management's expectations.

 Fair Value of Financial Instruments

   The Company enters into various financial instruments in the normal course of business. The carrying values of the Company's short-term financial instruments, including cash, receivables, and short-term notes payable approximate their fair value because of the short maturity of the instruments. The carrying value of the long-term debt approximates fair value because of its variable interest rate.

 New Accounting Standard

   In July 2001, SFAS No. 142 "Goodwill and Other Intangible Assets" was issued. The Company is required to adopt this new standard at the beginning of fiscal 2003, although early adoption is permitted at the beginning of fiscal 2002. Subsequent to the adoption of SFAS No. 142, recorded goodwill is not amortized. Adoption of the standard also includes transitional impairment testing of previously recorded goodwill. The Company has not early adopted this new standard and has not determined if impairment of goodwill will be required at the date of adoption.

3. Inventories:

   As of September 30, 2000 and 2001, inventories consisted of:

                                                            2000        2001
                                                         ----------  ----------
   Propane.............................................. $2,080,454  $1,845,677
   Merchandise..........................................  1,616,826   1,585,827
   Other fuels..........................................    164,410     152,991
   Reserves.............................................   (260,000)   (260,000)
                                                         ----------  ----------
                                                         $3,601,690  $3,324,495
                                                         ==========  ==========

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

4. Property, Plant, and Equipment:

   A summary of the estimated useful lives utilized for depreciation purposes is as follows:

                                                                       Estimated
                                                                         Lives
                                                                        (Years)
                                                                       ---------
   Buildings..........................................................       40
   Office furniture and equipment.....................................  5 to 10
   Shop equipment.....................................................       10
   Tanks..............................................................       20
   Vehicles...........................................................        5

   Depreciation expense related to property, plant, and equipment in 1999, 2000, and 2001 was approximately $3,759,000, $4,658,000, and $4,363,000, respectively. Certain of the Company's property, plant, and equipment has been pledged as security under certain long-term debt agreements and the Amended and Restated Credit Agreement (see Note 8).

5. Intangibles:

   As of September 30, 2000 and 2001, intangibles consisted primarily of goodwill and noncompetition agreements (see Note 2). Amortization expense related to intangible assets for 1999, 2000, and 2001 totaled approximately $1,785,000, $2,225,000, and $2,656,000, respectively.

6. Acquisitions:

   In fiscal 2000, the Company acquired assets of nine Texas propane companies. The total purchase price for those acquisitions included approximately $6,044,000 in cash and $697,000 in promissory notes with terms ranging from 1 to 7 years. In fiscal 2001, the Company did not complete any acquisitions.

   In connection with one acquisition, the Company also entered into a certain noncompetition agreement with the previous owner for approximately $235,000 for 7 years. Purchase price in excess of the fair value of assets acquired of approximately $3,067,000 was allocated to intangible assets.

7. Short-Term Notes Payable:

   As of September 30, 2000 and 2001, short-term notes payable consisted of notes payable, at varying interest rates, to previous owners of acquired companies totaling $466,000 and $0, respectively, payable within one year of the related acquisition date.

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

8. Long-Term Debt:

   As of September 30, 2000 and 2001 long-term debt consisted of the following:

                                                            2000        2001
                                                         ----------- -----------
Revolving line of credit up to a maximum of $21,000,000
 at September 30, 2000 and 2001, matures on September
 30, 2003, requires monthly payments of interest at
 either the Bank Prime Loan Rate or LIBOR, plus an
 incremental interest rate of up to 4% (10.6% and 7.1%
 at September 30, 2000 and 2001, respectively).........  $17,724,262 $16,541,734
Term A Loan, matures on September 30, 2003, requires
 quarterly payments of principal and interest at either
 the Bank Prime Loan Rate or LIBOR, plus an incremental
 interest rate of up to 4% (10.6% and 7.1% at September
 30, 2000 and 2001, respectively), quarterly
 installments range from $50,000 beginning after June
 30, 2000, to $2,500,000 beginning after December 31,
 2002..................................................   19,000,000  16,000,000
Term B Loan, matures on September 30, 2003, requires
 quarterly payments of principal and interest at either
 the Bank Prime Loan Rate or LIBOR, plus an incremental
 interest rate of up to 4% (10.6% and 7.1% at September
 30, 2000 and 2001, respectively), payable quarterly in
 installments of 0.25% of Term B loan outstanding......   19,650,000  19,450,000
Notes payable to sellers for acquisitions, mature on
 various dates from February 2001 through June 2010,
 principal and interest varying from 8% to 12% payable
 in monthly installments...............................    4,143,209   2,611,987
Other..................................................      890,907     362,448
                                                         ----------- -----------
                                                          61,408,378  54,966,169
Less--Current maturities...............................    4,721,242   6,408,576
                                                         ----------- -----------
Total long-term debt, net of current maturities........  $56,687,136 $48,557,593
                                                         =========== ===========

   The Company has a credit agreement which consists of a revolving line of credit, Term A loan, and Term B loan (collectively, the "Credit Agreement"). The Credit Agreement matures on September 30, 2003, and is collateralized by the assets of the Company.

   The Credit Agreement contains various financial covenants under which the Company is obligated. These financial covenants, among others, include requirements for debt to cash flow, interest coverage, and fixed charge coverage. As of September 30, 2001, the Company is in compliance with these covenants.

   At September 30, 2000 and 2001, the weighted average interest rate for outstanding balances under this agreement equaled 10.6% and 7.2%, respectively.

   As part of the Credit Agreement, the lender received a warrant to purchase 100 shares of Series D Convertible Preferred Stock (see Note 12). The lender also invested $1,000,000 in exchange for Series E Preferred Stock and a related warrant.

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

   Principal maturities of long-term debt outstanding at September 30, 2001, over the next five fiscal years and thereafter are as follows:

   2002............................................................. $ 6,408,576
   2003.............................................................  47,836,207
   2004.............................................................     263,561
   2005.............................................................     189,356
   2006.............................................................     116,607
   Thereafter.......................................................     151,862
                                                                     -----------
                                                                     $54,966,169
                                                                     ===========

9. Leases:

   The Company rents most of its office and branch location space under leases which range from 1 to 15 years. The Company also leases vehicles, equipment, and land under leases ranging from 6 months to 15 years. At September 30, 2001, the Company was committed to make future rental payments under several long-term operating lease agreements. The future minimum payments required over the next five fiscal years and thereafter are summarized below:

   2002............................................................. $  909,784
   2003.............................................................    833,316
   2004.............................................................    688,668
   2005.............................................................    571,441
   2006.............................................................    229,369
   Thereafter.......................................................    290,675
                                                                     ----------
   Total minimum lease payments..................................... $3,523,253
                                                                     ==========

   Total rent expense for the years ended September 30, 1999, 2000, and 2001, was approximately $820,000, $848,000, and $797,000, respectively, and is included in selling, general, and administrative expenses.

10. Income Taxes:

   The Company recorded no income tax benefit for the years ended September 30, 1999 and 2000, due to an offsetting amount increasing the valuation allowance. The Company made no provision for income taxes for the year ended September 30, 2001, due to the utilization of the net operating loss carryforward and a corresponding reduction in the valuation allowance.

   As of September 30, 2000 and 2001, the tax effects of temporary differences which gave rise to the net deferred income tax liability were as follows:

                                                         2000         2001
                                                      -----------  -----------
   Allowance for doubtful accounts................... $   240,380  $   294,780
   Property, plant, and equipment....................  (2,007,482)  (2,331,079)
   Net operating loss carryforwards..................   4,458,587    3,464,470
   Other.............................................     (58,380)      35,567
   Valuation allowance...............................  (2,733,105)  (1,563,738)
                                                      -----------  -----------
     Net noncurrent deferred tax liability........... $  (100,000) $  (100,000)
                                                      ===========  ===========

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

   As of September 30, 2001, the Company had net operating loss carryforwards of approximately $10,190,000 for federal income tax purposes. The Company's income tax provision differed from the federal statutory rate of 34% due to the establishment of a valuation allowance for the net operating loss carryforwards, the realization of which cannot be assured at this time. Substantially all of the net operating loss carryforwards at September 30, 2001, are subject to certain limitations under Internal Revenue Code Section 382.

11. Other Related-Party Transactions:

   For the years ended September 30, 1999, 2000, and 2001, the Company had purchased legal services totaling approximately $102,000, $86,000, and $32,000, respectively, from certain shareholders. These legal costs were primarily associated with the various acquisitions, and the amendments to the Credit Agreement.

   As of September 30, 1999, 2000, and 2001, in connection with the sale of stock, the Company had a note receivable from officers of the Company totaling $653,650, $250,000, and $0, respectively, which are included as a reduction in additional paid-in capital. The notes bore interest at 8%.

12. Put Warrants:

   In connection with the Credit Agreement, the lender received a warrant to purchase 100 shares of the Series D Convertible Preferred Stock, $.01 par value, at an exercise price of $1.00 per share. The warrant is exercisable from September 11, 1998, through September 11, 2008. The holder of the warrant has the right to put its warrant to the Company at a price as defined in the Credit Agreement. The put exercise period is anytime after September 11, 2003. The warrant is adjusted annually to its fair market value through earnings.

   Series E Senior Redeemable Preferred Stock (Note 13) includes warrants to purchase 82,492 shares of common stock at an exercise price of $.01 per share. The warrants may be exercised at any time up to the expiration date of September 11, 2008. These warrants have a put feature that allows the holder to put the warrants to the Company after September 11, 2003, at current market price as defined in the stock purchase agreement. The warrants are adjusted annually to their fair market value through earnings.

   The fair market value assigned to the warrants upon issuance was $0 and there has been no change in market value since their issuance.

13. Series E Redeemable Preferred Stock:

   Series E Senior Redeemable Preferred Stock ("Series E") consist of 35,000 designated shares of which 29,000 were issued and outstanding as of September 30, 2000 and 2001. Each share of Series E stock has a liquidation value of $1,000 plus accrued and unpaid dividends. Dividends accrue at a rate of 14% per year and are compounded on a quarterly basis and totaled approximately $15,144,000 at September 30, 2001. Series E stock has an optional redemption feature that allows the Company to redeem shares at a percentage of liquidation value. These percentages range from 112% in 1998, to 100% in 2004 and thereafter, and the percentage reduces 2% per year for all years between 1998 and 2004. The Series E stock is mandatorily redeemed beginning August 31, 2003, in 6.25% increments of original shares outstanding at the issuance date, payable quarterly. Any remaining shares outstanding as of August 31, 2005, must be redeemed in full as of that date.

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

14. Shareholders' Deficit:

   As of September 30, 2000 and 2001, the Company's authorized capital structure consisted of 500,000 shares of common stock and 50,000 shares of preferred stock, all of which have a par value of $.01 per share. Following is a summary of each class of stock:

  . Common stock--500,000 authorized shares of which 170,613 and 168,113 shares were issued as of September 30, 2000 and 2001, respectively, including 86,033 treasury shares.

  . Series D Convertible Preferred Stock ("Series D")--100 shares designated of which no shares are issued. Each share of Series D stock has no dividends, unless declared by the Board of Directors of the Company. The Series D stock can also be converted into a total of 7,228 shares of common stock.

   Certain current and former employees of the Company and other individuals have stock options exercisable beginning at a date subject to the grant date and vesting period. The remaining 1,250 unvested stock options vest in March 2002. These options are to purchase shares of common stock of the Company at values from $5 to $165 per share. At September 30, 2001, the Company had allocated 28,044 shares of common stock for issuance under the plan. During 2001, 5,000 options were granted that qualify for variable accounting treatment, which requires the recognition of compensation expense based on changes in the fair value of the common stock. During 2001, no compensation expense was recognized. A summary of stock option activity for the years ended September 30, 1999, 2000, and 2001, is presented in the table below:

                                September 30,   September 30,   September 30,
                                    1999            2000            2001
                               --------------- --------------- ---------------
                                      Weighted        Weighted        Weighted
                                      Average         Average         Average
                                      Exercise        Exercise        Exercise
                               Shares  Price   Shares  Price   Shares  Price
                               ------ -------- ------ -------- ------ --------
Outstanding, beginning of
 year......................... 8,299  $121.58  8,299  $121.58  6,210  $106.97
  Granted.....................    --       --     --       --  5,000     5.00
  Exercised...................    --       --     --       --     --       --
  Expired.....................    --       --     --       --  3,044   100.00
  Cancelled...................    --       --  2,089   165.00  2,500   100.00
                               -----  -------  -----  -------  -----  -------
Outstanding, end of year...... 8,299  $121.58  6,210  $106.97  5,666  $ 23.81
                               =====  =======  =====  =======  =====  =======
Exercisable at end of year.... 4,335  $109.99  4,960  $108.73  4,416  $ 29.13
                               =====  =======  =====  =======  =====  =======

   The Company has elected to account for stock-based compensation programs using the intrinsic value method under Accounting Principles Board Opinion No.
25. The following pro forma disclosures are presented to reflect amounts as if the fair value method defined in SFAS No. 123 were applied:

                                                  September 30,
                                       --------------------------------------
                                          1999          2000         2001
                                       -----------  ------------  -----------
Net loss available to common
 shareholders......................... $(7,792,528) $(10,764,686) $(2,718,513)
Net loss per common share--basic and
 diluted.............................. $    (44.96) $     (62.60) $    (16.05)

   The Company used the minimum value method to estimate the fair values of options for the above pro forma information. For purposes of the minimum value method, the Company used risk-free interest rates of 6.7%, 5.1% and 6.3%, respectively, assumed no volatility or future dividends, and assumed the expected life of the options to be through the applicable expiration dates.

             INDEPENDENT PROPANE COMPANY HOLDINGS AND SUBSIDIARIES

   The following table summarized information about stock options outstanding at September 30, 2001:

                                                                                Remaining
         Exercise            Number                    Number                  Contractual
          Price            Outstanding               Exercisable                  Life
         --------          -----------               -----------               -----------
          $5.00               5,000                     3,750                      9.1
         $165.00               666                       666                       1.9

15. Subsequent Events (Unaudited):

   On December 19, 2001, IPCH Acquisition Corp., a newly formed and wholly owned subsidiary of Inergy Holdings, LLC purchased all of the outstanding stock and assumed the outstanding debt of the Company.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Domex, Inc., Investors 300, Inc., L & L Leasing, Inc.

   We have audited the accompanying combined balance sheets as of September 30, 1999 and 2000 and December 31, 2000, of Domex, Inc., Investors 300, Inc. and
L & L Leasing, Inc. (the "Hoosier Propane Group"), and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000 and the three months ended December 31, 2000. These financial statements are the responsibility of the Hoosier Propane Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at September 30, 1999 and 2000 and December 31, 2000, of the Hoosier Propane Group, and the combined results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 and the three months ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Kansas City, Missouri
May 2, 2001

                             HOOSIER PROPANE GROUP

                            COMBINED BALANCE SHEETS
                       (In thousands, except share data)

                                                 September 30,
                                               ------------------  December 31,
                                                 1999      2000        2000
                                               --------  --------  ------------
               ASSETS (Note 3)
Current assets:
 Cash and cash equivalents...................  $    777  $    702    $  1,711
 Marketable securities.......................       424       460         453
 Accounts receivable.........................     2,482     4,423      13,134
 Inventories.................................     7,537     2,301       3,172
 Prepaid expenses and other current assets...       211       491         207
                                               --------  --------    --------
Total current assets.........................    11,431     8,377      18,677
Property, plant and equipment:
 Land and buildings..........................     2,283     2,310       2,310
 Office furniture and equipment..............       698       704         704
 Vehicles....................................    11,894    12,296      12,363
 Tanks and plant equipment...................    17,523    18,215      18,401
                                               --------  --------    --------
                                                 32,398    33,525      33,778
 Less accumulated depreciation...............   (10,291)  (11,299)    (11,643)
                                               --------  --------    --------
                                                 22,107    22,226      22,135
Intangible assets (Note 2)...................     1,566     1,566       1,566
 Less accumulated amortization...............      (119)     (223)       (249)
                                               --------  --------    --------
                                                  1,447     1,343       1,317
Notes receivable from stockholders (Note 6)..       352       292         285
Other assets.................................       742       879         884
                                               --------  --------    --------
Total assets.................................  $ 36,079  $ 33,117    $ 43,298
                                               ========  ========    ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable to bank (Note 3)..............  $  3,000  $  1,575    $  5,575
 Accounts payable............................     2,204     1,552       7,576
 Customer deposits...........................     3,678     3,927       2,626
 Accrued expenses............................       689       933       1,460
 Notes payable to stockholders (Note 6)......       --        --          995
 Current portion of long-term debt (Note 3)..       803     4,950       4,668
                                               --------  --------    --------
Total current liabilities....................    10,374    12,937      22,900

Long-term debt, less current portion (Note
 3)..........................................     8,740     2,609       1,600

Notes payable to stockholders (Note 6).......     1,265     1,065         --

Stockholders' equity:
 Common stock, no par value (Note 4).........     1,218     1,218       1,218
 Retained earnings...........................    15,735    16,506      18,805
 Accumulated other comprehensive income......       359       394         387
 Less 520 shares of treasury stock, at cost..    (1,612)   (1,612)     (1,612)
                                               --------  --------    --------
Total stockholders' equity...................    15,700    16,506      18,798
                                               --------  --------    --------
Total liabilities and stockholders' equity...  $ 36,079  $ 33,117    $ 43,298
                                               ========  ========    ========

                            See accompanying notes.

                             HOOSIER PROPANE GROUP

                         COMBINED STATEMENTS OF INCOME
                                 (In thousands)

                                  Year Ended September      Three Months Ended
                                           30,                 December 31,
                                 -------------------------  -------------------
                                  1998     1999     2000       1999      2000
                                 -------  -------  -------  ----------- -------
                                                            (Unaudited)
Revenue:
 Propane.......................  $50,646  $38,792  $58,712    $19,050   $29,174
 Freight.......................    4,806    4,530    5,669      1,367     2,037
 Other.........................      288      356    1,214        363       330
                                 -------  -------  -------    -------   -------
                                  55,740   43,678   65,595     20,780    31,541

Cost of product sold...........   42,823   28,889   49,049     15,604    25,172
                                 -------  -------  -------    -------   -------
Gross profit...................   12,917   14,789   16,546      5,176     6,369

Operating and administrative
 expenses......................    7,617    8,274    9,375      2,493     2,538
Depreciation and amortization..    1,529    1,690    1,623        389       373
                                 -------  -------  -------    -------   -------
Operating income...............    3,771    4,825    5,548      2,294     3,458

Other income (expense):
 Interest expense..............     (594)    (941)  (1,029)      (287)     (246)
 Interest and dividend income..      239      205      230         32        57
 Gain (loss) on sale of
  property, plant and
  equipment....................      (43)     (63)      51         17        10
 Other income, net.............      158      130      184         81        90
                                 -------  -------  -------    -------   -------
                                    (240)    (669)    (564)      (157)      (89)
                                 -------  -------  -------    -------   -------
Net income.....................  $ 3,531  $ 4,156  $ 4,984    $ 2,137   $ 3,369
                                 =======  =======  =======    =======   =======



                            See accompanying notes.

                             HOOSIER PROPANE GROUP

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                            Accumulated
                                               Other                   Total
                          Common Retained  Comprehensive Treasury  Stockholders'
                          Stock  Earnings     Income      Stock       Equity
                          ------ --------  ------------- --------  -------------
Balance at September 30,
 1997...................  $1,218 $13,477       $510      $(1,612)     $13,593
Net income..............     --    3,531        --           --         3,531
Net unrealized loss on
 available-for-sale
 securities.............     --      --         (77)         --           (77)
                                                                      -------
Comprehensive income....                                                3,454
Distributions to
 stockholders...........     --   (3,137)       --           --        (3,137)
                          ------ -------       ----      -------      -------
Balance at September 30,
 1998...................   1,218  13,871        433       (1,612)      13,910
Net income..............     --    4,156        --           --         4,156
Net unrealized loss on
 available-for-sale
 securities.............     --      --         (74)         --           (74)
                                                                      -------
Comprehensive income....                                                4,082
Distributions to
 stockholders...........     --   (2,292)       --           --        (2,292)
                          ------ -------       ----      -------      -------
Balance at September 30,
 1999...................   1,218  15,735        359       (1,612)      15,700
Net income..............     --    4,984        --           --         4,984
Net unrealized gain on
 available-for-sale
 securities.............     --      --          35          --            35
                                                                      -------
Comprehensive income....                                                5,019
Distributions to
 stockholders...........     --   (4,213)       --           --        (4,213)
                          ------ -------       ----      -------      -------
Balance at September 30,
 2000...................   1,218  16,506        394       (1,612)      16,506
Net income..............     --    3,369        --           --         3,369
Net unrealized loss on
 available-for-sale
 securities.............     --      --          (7)         --            (7)
                                                                      -------
Comprehensive income....                                                3,362
Distributions to
 stockholders...........     --   (1,070)       --           --        (1,070)
                          ------ -------       ----      -------      -------
Balance at December 31,
 2000...................  $1,218 $18,805       $387      $(1,612)     $18,798
                          ====== =======       ====      =======      =======


                            See accompanying notes.

                             HOOSIER PROPANE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                 Year Ended September      Three Months Ended
                                          30,                 December 31,
                                -------------------------  -------------------
                                 1998     1999     2000       1999      2000
                                -------  -------  -------  ----------- -------
                                                           (Unaudited)
Operating activities
Net income....................  $ 3,531  $ 4,156  $ 4,984    $ 2,137   $ 3,369
Adjustments to reconcile net
 income to net cash provided
 by (used in) operating
 activities:
  Depreciation................    1,515    1,586    1,519        363       347
  Amortization................       14      104      104         26        26
  (Gain) loss on sale of
   property, plant and
   equipment..................       43       63      (51)       (17)      (10)
  Changes in operating assets
   and liabilities:
   Accounts receivable........     (244)     397   (1,941)    (3,698)   (8,711)
   Inventories................    3,909   (2,557)   5,236      4,214      (871)
   Prepaid expenses and other
    current assets............     (277)     232     (280)       197       284
   Other assets...............      545      (50)    (137)       (12)       (5)
   Accounts payable...........    1,240   (1,157)    (652)     1,069     6,024
   Customer deposits..........   (1,617)  (1,605)     249       (986)   (1,301)
   Accrued expenses...........      186      (17)     243        441       527
                                -------  -------  -------    -------   -------
Net cash provided by (used in)
 operating activities.........    8,845    1,152    9,274      3,734      (321)
Investing activities
Acquisitions..................   (1,266)  (3,850)     --         --        --
Purchases of property, plant
 and equipment................   (2,697)  (2,361)  (1,935)      (709)     (278)
Proceeds from sale of
 property, plant and
 equipment....................      172      385      348         89        32
Purchases of short-term
 investments..................     (901)     --       --         --        --
Proceeds from sale of short-
 term investments.............      --       901      --         --        --
Collections on note receivable
 from stockholder.............       44       32       60          5         7
                                -------  -------  -------    -------   -------
Net cash used in investing
 activities...................   (4,648)  (4,893)  (1,527)      (615)     (239)
Financing activities
Proceeds from issuance of
 notes payable................      --     3,000    2,575      1,000     4,000
Principal payments on notes
 payable......................      --       --    (4,000)    (2,000)      --
Proceeds from issuance of
 long-term debt...............    2,000    5,000      500        500       --
Principal payments on long-
 term debt....................   (1,503)  (3,168)  (2,484)      (176)   (1,291)
Principal payments on notes
 payable to stockholders......      --       --      (200)       --        (70)
Distributions to
 stockholders.................   (3,137)  (2,292)  (4,213)      (331)   (1,070)
                                -------  -------  -------    -------   -------
Net cash provided by (used in)
 financing activities.........   (2,640)   2,540   (7,822)    (1,007)    1,569
                                -------  -------  -------    -------   -------
Net increase (decrease) in
 cash and cash equivalents....    1,557   (1,201)     (75)     2,112     1,009
Cash and cash equivalent at
 beginning of period..........      421    1,978      777        777       702
                                -------  -------  -------    -------   -------
Cash and cash equivalents at
 end of period................  $ 1,978  $   777  $   702    $ 2,889   $ 1,711
                                =======  =======  =======    =======   =======
Supplemental disclosure of
 cash flow information
Cash paid for interest during
 the period...................  $   596  $   937  $ 1,042    $   224   $   245
                                =======  =======  =======    =======   =======
Supplemental schedule of
 noncash financing activity
Acquisition of covenants not
 to compete through the
 issuance of noncompete
 obligations..................  $   949  $   --   $   --     $   --    $   --
                                =======  =======  =======    =======   =======
Note payable issued to seller
 of acquired company..........  $   200  $   --   $   --     $   --    $   --
                                =======  =======  =======    =======   =======

                            See accompanying notes.

                             HOOSIER PROPANE GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
               (Information pertaining to the three months ended
                        December 31, 1999 is unaudited)
                        (In thousands except share data)

1. Significant Accounting Policies

 Principles of Combination

   The combined financial statements of the Hoosier Propane Group include the accounts of three companies under common ownership: Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. (collectively referred to as the Hoosier Propane Group). All significant intercompany accounts and transactions have been eliminated in the combination. Although Domex, Inc.'s year end has historically been October 31, Investors 300, Inc.'s year end has historically been September 30, and L & L Leasing, Inc.'s year end has historically been December 31, all accounts have been presented in these combined financial statements as of September 30, 1999 and 2000 and December 31, 2000 and for each of the three years in the period ended September 30, 2000 and the three months ended December 31, 1999 and 2000.

 Business Activities and Credit Concentrations

   The Hoosier Propane Group is involved in the transportation and wholesale and retail distribution of propane gas. The Hoosier Propane Group also builds and services trucks used to transport propane gas. The Hoosier Propane Group generally extends unsecured credit to their wholesale customers in the midwestern United States. Credit is generally extended to retail customers through delivery into company and customer owned propane gas storage tanks.

 Unaudited Financial Information

   The financial information for the three-month period ended December 31, 1999 contained herein is unaudited. The Hoosier Propane Group believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and
Article 10 of Regulation S-X. The Hoosier Propane Group also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended.

 Use of Estimates

   The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   All highly liquid debt instruments purchased with a maturity of three months or less are deemed to be cash and cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.

                             HOOSIER PROPANE GROUP

 Inventories

   Propane inventories are stated at the lower of cost or market. Cost is determined using a weighted average method for propane and an actual cost basis for parts and materials. The major components of inventory consist of the following:

                                                      September 30,
                                                      ------------- December 31,
                                                       1999   2000      2000
                                                      ------ ------ ------------
   Propane........................................... $6,769 $1,647    $2,606
   Parts and materials...............................    653    623       561
   Other.............................................    115     31         5
                                                      ------ ------    ------
                                                      $7,537 $2,301    $3,172
                                                      ====== ======    ======

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost. Depreciation of the cost of the related asset, less estimated salvage value on certain vehicles, is determined using straight-line and accelerated depreciation methods over the estimated useful lives of the assets, as follows:

                                                                         Years
                                                                        --------
Buildings.............................................................. 30 to 40
Office furniture and equipment.........................................  5 to 7
Vehicles...............................................................  5 to 7
Tanks and plant equipment..............................................  7 to 50

 Marketable Securities

   Investments in marketable equity securities are classified as available for sale and are carried at their fair market value. Unrealized gains and losses are recorded as a separate component of stockholders' equity. The aggregate cost of the marketable equity securities was $65 at September 30, 1999 and 2000 and at December 31, 2000.

 Intangible Assets

   Intangible assets consist of goodwill and covenants not to compete which were acquired primarily in the 1998 and 1999 acquisitions described in Note 2 and are amortized on a straight-line basis over their estimated useful lives, not to exceed 15 years.

   The Hoosier Propane Group reviews its long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of," for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

 Customer Deposits

   Customer deposits primarily represent cash received by the Hoosier Propane Group from wholesale and retail customers for propane purchased that will be delivered at a future date.

                             HOOSIER PROPANE GROUP

 Income Taxes

   The stockholders of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. have elected under Subchapter S of the Internal Revenue Code to include the income of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. in the stockholders' income for income tax reporting purposes. Accordingly, Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. are not subject to income taxes.

 Revenue Recognition

   The sales and related cost of products and services sold are recognized upon delivery.

 Fair Value

   The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, investments and accounts payable approximate their fair value. Based on the estimated borrowing rates currently available to the Hoosier Propane Group for notes payable and long-term debt with similar terms and maturities, the aggregate fair value of the Hoosier Propane Group's long-term debt approximates the aggregate carrying amount as of September 30, 1999 and 2000 and December 31, 2000.

 Segment Information

   The Hoosier Propane Group adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in fiscal 1999. SFAS No. 131 established standards for reporting information about operating segments as well as related disclosures about products and services, geographic areas and major customers. In determining the Hoosier Propane Group's reportable segments under the provisions of SFAS No. 131, the Hoosier Propane Group examined the way they organize their business internally for making operating decisions and assessing business performance. Based on this examination, the Hoosier Propane Group has determined that it has a single reportable segment which engages in the distribution of propane and related equipment and supplies. No single customer represents 10% or more of combined revenues. In addition, all of the Hoosier Propane Group's revenues are derived from sources within the United States, and all of its long-lived assets are located in the United States.

 Pending Accounting Pronouncement

   In June 1988, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends on the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 (an amendment of FASB Statement No. 133)," which deferred the effective date of SFAS No. 133. The Hoosier Propane Group will be required to adopt SFAS No. 133 in fiscal 2001. As of September 30, 2000, the Hoosier Propane Group's only derivatives consist of contracts to purchase and sell fixed quantities of propane at fixed prices over specified periods, aggregating approximately $5,200 and $5,700, respectively. As of December 31, 2000, the Hoosier Propane Group had contracts to purchase and sell fixed quantities of propane aggregating approximately $2,000 and $2,400, respectively. As these commitments are generally settled by the physical delivery of propane in the normal course of the Hoosier Propane Group's business, they are excluded from scope of SFAS No. 133. As such, the fair value of the contracts will not be required to be reflected in the Hoosier Propane Group's financial position or results of operations, and the method of accounting for these contracts will be unaffected by SFAS No. 133.

                             HOOSIER PROPANE GROUP

2. Acquisitions

   In October 1998, the Hoosier Propane Group acquired certain assets of Dekalb Agra, Inc. (Dekalb) for a cash purchase price of $3,850 which was financed through the issuance of long-term debt.

   During August 1998, the Hoosier Propane Group acquired certain assets of Tri-State Propane, Inc. and Wolverine Propane, Inc. for an aggregate purchase price of $2,416. The acquisitions were financed through cash in the amount of $1,266, a note payable to the sellers of one of the companies in the amount of $200 and the issuance of noncompete obligations in the amount of $950.

   Each of the acquired companies is involved in the retail sale of propane to local customer bases in northern Indiana. The acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price of each acquisition has been allocated to assets acquired based on the fair market values at the date of acquisition. The excess of the purchase price over the fair market values of the tangible and identifiable intangible assets acquired has been recorded as goodwill. The Hoosier Propane Group recorded goodwill of $400 in connection with the Dekalb acquisition and $209 in connection with the 1998 acquisitions. In addition, $950 of the aggregate purchase price in the 1998 acquisitions was allocated to covenants not to compete.

   The operating results of all acquisitions are included in the Hoosier Propane Group's combined results of operations from the dates of acquisitions. The following unaudited pro forma data summarize the results of operations for the year indicated as if this acquisition had been completed October 1, 1997, the beginning of fiscal 1998. The pro forma data give effect to actual operating results prior to the acquisitions and adjustments to interest expense, depreciation expense and amortization of intangible assets. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on October 1, 1997 or that the Hoosier Propane Group will obtain in the future. Reported operating results for 1999 and 2000 include the results of the acquired companies due to the dates of acquisition.

                                                                      Pro Forma
                                                                     Fiscal 1998
                                                                     -----------
                                                                     (Unaudited)
   Revenue..........................................................   $60,235
   Net income.......................................................     3,475

3. Notes Payable and Long-Term Debt

   In May 2000, L & L Leasing, Inc. entered into a revolving credit agreement with a bank which provides available borrowings up to $2,000 collateralized by L & L Leasing, Inc.'s accounts receivable, inventory and machinery and equipment balances, under which $1,575 was outstanding at September 30, 2000. Interest is payable monthly at the bank's prime rate less 0.5% or at the London Interbank Offered Rate (LIBOR) plus 2%, with principal payable on June 1, 2001. The effective interest rate was 9% at September 30, 2000 and December 31, 2000. At December 31, 2000, the outstanding balance under this revolving credit agreement was $1,575.

   During 1999, Domex, Inc. entered into a revolving credit agreement with a bank which provided available borrowings up to $6,000, subject to specified percentages of Domex, Inc.'s accounts receivable, inventory and machinery and equipment balances, under which $2,500 and $0 was outstanding at September 30, 1999 and 2000, respectively. Interest was payable monthly at the bank's prime rate less 0.25% or a formula based on eurocurrency funding plus 2%, with principal payable on May 1, 2000. The effective interest rate was 7.44% at September 30, 1999. Effective May 1, 2000, Domex, Inc. entered into a new revolving credit agreement with the bank which provides available borrowings up to $5,000, collateralized by Domex, Inc.'s accounts receivable and inventory

                             HOOSIER PROPANE GROUP
balances, under which no borrowings were outstanding at September 30, 2000. Interest is payable monthly at the bank's prime rate less 0.5% or at LIBOR plus 2%, with principal payable on May 1, 2001. At December 31, 2000, the outstanding balance under this revolving credit agreement was $4,000. The effective interest rate was 7.51% at December 31, 2000.

   Investors 300, Inc. entered into a revolving credit agreement with a bank which provides available borrowings up to $500, subject to a specified percentage of Investors 300, Inc.'s accounts receivable balance, under which $500 and $-0- was outstanding at September 30, 1999 and 2000, respectively. Interest on this credit agreement was payable monthly at 8.25%, with principal payable on May 1, 2000.

   Long-term debt consists of the following:

                                                  September 30,    December 31,
                                                  ---------------  ------------
                                                   1999    2000        2000
                                                  ------  -------  ------------
Revolving credit agreement with a bank with
 interest payable monthly at the bank's prime
 rate or a formula based on eurocurrency funding
 plus 2.25% (effective interest rate of 7.63%
 and 8.88% at September 30, 1999 and 2000,
 respectively and 9.5% at December 31, 2000) and
 principal payable on May 1, 2002...............  $2,281  $ 1,000    $ 1,000
Term loan with a bank with monthly payments of
 $50 plus interest at the bank's prime rate or a
 formula based on eurocurrency funding plus
 2.25% (effective interest rate of 7.75% and 9%
 at September 30, 1999 and 2000, respectively
 and 9% at December 31, 2000) with the remaining
 principal balance payable on June 1, 2003, as
 discussed further below........................   6,000    5,400      5,250
Term loan with a bank with monthly payments of
 $4, including interest at the bank's prime rate
 (effective interest rate of 8.25% and 9.5% at
 September 30, 1999 and 2000, respectively),
 with the remaining principal balance payable on
 December 15, 2000..............................     109       76        --
Term loan with a bank with monthly payments of
 $2 plus interest at the bank's prime rate
 (effective interest rate of 8.25% and 9.5% at
 September 30, 1999 and 2000, respectively and
 8.25% at December 31, 2000) with the remaining
 principal balance payable on March 30, 2001....      47       24         18
Noncompete obligations with monthly payments of
 $9, including interest at 7.5%, repaid in
 December 2000..................................     913      875        --
Note payable to sellers of retail propane
 companies acquired in 1998 with monthly
 payments of $2, including interest at 7.5%,
 repaid in December 2000........................     193      184        --
                                                  ------  -------    -------
                                                   9,543    7,559      6,268
Less current portion............................    (803)  (4,950)    (4,668)
                                                  ------  -------    -------
                                                  $8,740  $ 2,609    $ 1,600
                                                  ======  =======    =======

   In July 1999, Investors 300, Inc. entered into an amended and restated credit agreement with its bank to increase the level of financing and to refinance most of Investors 300, Inc.'s outstanding long-term debt. This credit agreement consisted of a $6,000 term loan and a revolving loan of up to $6,000, subject to specified percentages of the company's accounts receivable, inventory, and machinery and equipment balances. Investors 300, Inc. must pay sufficient principal to reduce the outstanding revolving loan balance to an amount not greater than $5,400 on May 1, 2000 and $600 on May 1, 2001, with the remaining principal due on June 1, 2003. All of the credit agreements with the Hoosier Propane Group's bank are collateralized by substantially all of the assets of

                             HOOSIER PROPANE GROUP
the Hoosier Propane Group and contain covenants which, among other things, require the maintenance of various financial performance ratios. Repayment of borrowings pursuant to the credit agreements of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. is guaranteed by the other companies and, to a lesser extent, by the stockholders of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc.

   Due to the sale of the Hoosier Propane Group, as discussed in Note 7, management elected not to renew or negotiate extensions of its revolving credit and term loan agreements. As such, much of the Hoosier Propane Group's outstanding long-term debt is classified as a current liability in the accompanying fiscal year 2000 combined balance sheet.

   The noncompete obligations and notes payable to sellers of retail propane companies acquired in 1998 are collateralized by the assets purchased in the acquisition. These obligations and notes payable are subordinate to the obligations owed by the Hoosier Propane Group to its bank.

   Principal payments of long-term debt for each of the next five years ended September 30 and thereafter are as follows:

   Year Ending September 30,
   -------------------------
   2001................................................................. $4,950
   2002.................................................................  1,054
   2003.................................................................    658
   2004.................................................................     63
   2005.................................................................     67
   Thereafter...........................................................    767
                                                                         ------
                                                                         $7,559
                                                                         ======

4. Common Stock

   Shares of common stock of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. are as follows:

                                                         Investors     L & L
                                             Domex, Inc. 300, Inc. Leasing, Inc.
                                             ----------- --------- -------------
   Authorized shares........................    1,000      1,000       1,000
   Issued shares............................      666        315         515
   Outstanding shares.......................      346        315         315

5. Employee Benefit Plan

   The Hoosier Propane Group sponsors a multiemployer 401(k) profit-sharing plan for employees who have completed one year of service and have attained the age of 21. The Hoosier Propane Group's discretionary contributions charged to expense were $56, $54 and $55 in 1998, 1999 and 2000, respectively, and $14 for the three months ended December 31, 2000.

6. Related-Party Transactions

   The Hoosier Propane Group has notes receivable from and notes payable to various stockholders of each of Domex, Inc., Investors 300, Inc. and L & L Leasing, Inc. The notes receivable bear interest of 7% and are due October 31, 2004. The Hoosier Propane Group received interest income from these notes of $31, $28 and

                             HOOSIER PROPANE GROUP

$25 in 1998, 1999 and 2000, respectively, and $5 for the three months ended December 31, 2000. The unsecured notes payable bear interest of 7% and mature on October 1, 2001. The Hoosier Propane Group recorded interest expense related to these notes of $89, $89 and $88 in 1998, 1999 and 2000, respectively, and $18 for the three months ended December 31, 2000.

7. Subsequent Event

   On January 12, 2001, the Hoosier Propane Group sold substantially all of their assets to Inergy Partners, LLC for an aggregate purchase price of approximately $74,000 including assumed liabilities. A portion of these proceeds was used to repay in full the Hoosier Propane Group's notes payable to bank, notes payable to stockholders and long-term debt.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Inergy Partners, LLC

   We have audited the accompanying balance sheet of Inergy GP, LLC as of September 30, 2001. This balance sheet is the responsibility of Inergy Partners, LLC's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Inergy GP, LLC at September 30, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Kansas City, Missouri
May 22, 2002

                                 INERGY GP, LLC

                                 BALANCE SHEET

                                                                   September 30,
                              ASSETS                                   2001
                                                                   -------------

Current assets:
  Cash............................................................ $       1,000
                                                                   -------------
    Total assets.................................................. $       1,000
                                                                   =============

                          OWNER'S EQUITY

Owner's equity.................................................... $       1,000
                                                                   -------------
    Total owner's equity.......................................... $       1,000
                                                                   =============



                             See accompanying note.

                                 INERGY GP, LLC

                             NOTE TO BALANCE SHEET

1. Nature of Operations

   Inergy GP, LLC is a Delaware limited liability company formed on March 2, 2001 to become the managing general partner of Inergy Partners, L.P. Inergy GP, LLC is a wholly-owned subsidiary of Inergy Holdings, LLC. Inergy GP, LLC owns a non-economic managing general partner interest in Inergy, L.P.

   On March 2, 2001, Inergy Holdings, LLC contributed $1,000 to Inergy GP, LLC in exchange for a 100% ownership interest.

   On March 7, 2001, Inergy GP, LLC received a managing general partner interest in Inergy, L.P. There have been no other transactions involving Inergy GP, LLC as of September 30, 2001.

                                                                     APPENDIX A

                               GLOSSARY OF TERMS

   adjusted operating surplus: For any period, operating surplus generated during that period is adjusted to:

     (a) decrease operating surplus by:

       (1) any net increase in working capital borrowings during that period; and

       (2) any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; and

     (b) increase operating surplus by:

       (1) any net decrease in working capital borrowings during that period; and

       (2) any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

   Adjusted operating surplus does not include that portion of operating surplus included in clause (a)(1) of the definition of operating surplus.

   available cash: For any quarter ending prior to liquidation:

     (a) the sum of:

       (1) all cash and cash equivalents of Inergy, L.P. and its subsidiaries on hand at the end of that quarter; and

       (2) all additional cash and cash equivalents of Inergy, L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

     (b) less the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the managing general partner to:

       (1) provide for the proper conduct of the business of Inergy, L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Inergy, L.P. and its subsidiaries) after that quarter;

       (2) comply with applicable law or any debt instrument or other agreement or obligation to which Inergy, L.P. or any of its subsidiaries is a party or its assets are subject; and

       (3) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that the managing general partner may not establish cash reserves for distributions to the subordinated units unless the managing general partner has determined that in its judgment the establishment of reserves will not prevent Inergy, L.P. from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by Inergy, L.P. or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the managing partner so determines.

   capital account: The capital account maintained for a partner under the partnership agreement. The capital account of a partner for a common unit, a senior subordinated unit, a junior subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that common unit, senior subordinated unit, junior subordinated unit, incentive distribution right or other partnership interest were the only interest in Inergy, L.P. held by a partner.

   capital surplus: All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

   closing price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the managing general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by the managing general partner.

   common unit arrearage: The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

   current market price: For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

   incentive distribution right: A non-voting limited partner partnership interest issued to Inergy Holdings, LLC in connection with the transfer of substantially all of its member interest in Inergy Propane, LLC to Inergy, L.P. under the partnership agreement. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

   incentive distributions: The distributions of available cash from operating surplus initially made to Inergy Holdings, LLC that are in excess of the non-managing general partner's 2% general partner interest.

   interim capital transactions: The following transactions if they occur prior to liquidation:

     borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Inergy, L.P. or any of its subsidiaries;

     sales of equity interests by Inergy, L.P. or any of its subsidiaries;

     sales or other voluntary or involuntary dispositions of any assets of Inergy, L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).

   operating expenditures: All expenditures of Inergy, L.P. and its subsidiaries, including, but not limited to, taxes, reimbursements of the general partners, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

     (a) Payments (including prepayments) of principal of and premium on indebtedness other than working capital borrowings will not constitute operating expenditures.

     (b) Operating expenditures will not include:

       (1) capital expenditures made for acquisitions or for capital improvements;

       (2) payment of transaction expenses relating to interim capital transactions; or

       (3) distributions to partners.

   operating surplus: For any period prior to liquidation, on a cumulative basis and without duplication:

     (a) the sum of

       (1) $8.5 million plus all the cash of Inergy, L.P. and its subsidiaries on hand as of the closing date of our initial public offering;

       (2) all cash receipts of Inergy, L.P. and its subsidiaries for the period beginning on the closing date of our initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

       (3) all cash receipts of Inergy, L.P. and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

     (b) the sum of:

       (1) operating expenditures for the period beginning on the closing date of our initial public offering and ending with the last day of that period; and

       (2) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the managing general partner to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to Inergy, L.P. or its subsidiaries or disbursements on behalf of Inergy, L.P. or its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if the managing general partner so determines.

   subordination period: The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

     (a) the first day of any quarter beginning after June 30, 2006, in the case of the senior subordinated units, or June 30, 2008, in the case of the junior subordinated units, for which:

       (1) distributions of available cash from operating surplus on each of the outstanding common units, senior subordinated units and junior subordinated units equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units, senior subordinated units and junior subordinated units for each of the three consecutive non-overlapping four-quarter periods immediately preceding that date;

       (2) the adjusted operating surplus generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distribution on all of the common units, senior subordinated units and junior subordinated units that were outstanding during those periods on a fully-diluted basis, and the related distribution on the general partner interest in Inergy, L.P.; and

       (3) there are no outstanding cumulative common units arrearages.

     (b) the date on which the managing general partner is removed as general partner of Inergy, L.P. upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by the general partners and their affiliates are not voted in favor of the removal.

   working capital borrowings: Borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these common units in any circumstances under which the offer or solicitation is unlawful.

                                ---------------

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Guide to Reading This Prospectus.........................................  iv
Prospectus Summary.......................................................   1
Risk Factors.............................................................  14
Use of Proceeds..........................................................  24
Capitalization...........................................................  25
Price Range of Common Units and Distributions............................  26
Cash Distribution Policy.................................................  27
Unaudited Pro Forma Consolidated Financial Statements....................  35
Selected Historical Financial and Operating Data.........................  45
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  49
Business.................................................................  70
Management...............................................................  81
Security Ownership of Certain Beneficial Owners and Management...........  89
Selling Unitholders......................................................  92
Certain Relationships and Related Transactions...........................  93
Conflicts of Interest and Fiduciary Responsibilities.....................  96
Description of the Common Units.......................................... 100
Description of the Subordinated Units.................................... 102
The Partnership Agreement................................................ 103
Units Eligible for Future Sale........................................... 115
Tax Considerations....................................................... 116
Investment in Inergy, L.P. by Employee Benefit Plans..................... 130
Underwriting............................................................. 131
Validity of the Common Units............................................. 133
Experts.................................................................. 133
Other Matters............................................................ 134
Where You Can Find More Information...................................... 134
Forward-Looking Statements............................................... 135
Index to Financial Statements............................................ F-1
Appendix A--Glossary of Terms............................................ A-1


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             1,400,000 Common Units

                                 [INERGY LOGO]

                                  Representing
                           Limited Partner Interests

                                ---------------

                                   PROSPECTUS

                                ---------------

                           A.G. Edwards & Sons, Inc.

                               Raymond James


                                UBS Warburg


                            Wachovia Securities


                               June   , 2002


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13. Other Expenses of Issuance and Distribution.

   Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

   Registration fee................................................. $    4,925
   NASD filing fee..................................................      5,854
   Nasdaq Stock Market listing fee..................................     16,100
   Printing and engraving expenses..................................    300,000
   Fees and expenses of legal counsel...............................    400,000
   Accounting fees and expenses.....................................    250,000
   Transfer agent and registrar fees................................      5,000
   Miscellaneous....................................................    218,121
                                                                     ----------
     Total.......................................................... $1,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   The section of the Prospectus entitled "The Partnership Agreement-- Indemnification" is incorporated herein by this reference. Reference is made to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15. Recent Sales of Unregistered Securities

   No securities of Inergy, L.P. which were not registered under the Securities Act have been sold by Inergy, L.P. within the past three years, except as follows:

     1. In connection with the closing of our initial public offering on July 31, 2001, we issued (i) 3,143,143 senior subordinated units and 497,839 junior subordinated units to our non-managing general partner and (ii) 170,224 senior subordinated units and 74,703 junior subordinated units to a subsidiary of our non-managing general partner.


     2. On December 19, 2001, Inergy, L.P. sold 365,019 common units to IPCH Acquisition Corp. in exchange for approximately $9.6 million in cash.


     3. On December 19, 2001, Inergy, L.P. issued 394,601 common units to IPCH Acquisition Corp. as partial consideration for the transfer of its interest in IPC.


     4. On December 19, 2001, Inergy, L.P. sold 9,126 common units to David
  L. Scott in exchange for approximately $240,000 in cash.


     5. On December 19, 2001, Inergy, L.P. sold 9,126 common units to Robert
  R. Galvin in exchange for approximately $240,000 in cash.


     6. On June 7, 2002, Inergy Propane, LLC issued $85.0 million of senior secured notes. The senior secured notes are guaranteed by Inergy, L.P.


   Each common unit issued in connection with the IPC transaction was valued at $26.30, the 30-day average trading price of the common units on Nasdaq immediately prior to December 19, 2001. The issuances of the securities described above were made in reliance upon the exemption from the registration requirements provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

Item 16. Exhibits

   (a) The following documents are filed as exhibits to this registration statement:


 Exhibit
 Number  Description
 ------- -----------
 *1.1    Form of Underwriting Agreement

  3.1 Certificate of Limited Partnership of Inergy, L.P. (incorporated by reference to Exhibit 3.1 to Inergy, L.P.'s Registration Statement on
         Form S-1 (Registration No. 333-56976) filed on March 14, 2001)

 *3.2    Amended and Restated Agreement of Limited Partnership of Inergy, L.P.

 +3.2A   Amendment No. 1 to Amended and Restated Agreement of Limited
         Partnership of Inergy, L.P.

  3.3 Certificate of Formation as relating to Inergy Propane, LLC, as amended (incorporated by reference to Exhibit 3.3 to Inergy, L.P.'s
         Registration Statement on Form S-1/A (Registration No. 333-56976)
         filed on May 7, 2001)

 *3.4    Third Amended and Restated Limited Liability Company Agreement of
         Inergy Propane, LLC, dated as of July 31, 2001

  3.5 Certificate of Formation of Inergy GP, LLC (incorporated by reference to Exhibit 3.5 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on May 7, 2001)

  3.6 Limited Liability Company Agreement of Inergy GP, LLC (incorporated by reference to Exhibit 3.6 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  3.7 Certificate of Formation as relating to Inergy Partners, LLC, as amended (incorporated by reference to Exhibit 3.7 to Inergy, L.P.'s
         Registration Statement on Form S-1/A (Registration No. 333-56976)
         filed on May 7, 2001)

 *3.8    Second Amended and Restated Limited Liability Company Agreement of
         Inergy Partners, LLC, dated as of July 31, 2001

  4.1 Specimen Unit Certificate for Senior Subordinated Units (incorporated by reference to Exhibit 4.1 to Inergy, L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  4.2 Specimen Unit Certificate for Junior Subordinated Units (incorporated by reference to Exhibit 4.2 to Inergy, L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  4.3 Specimen Unit Certificate for Common Units (incorporated by reference to Exhibit 4.3 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on May 7, 2001)

 +4.4    Note Purchase Agreement entered into as of June 7, 2002, by Inergy
         Propane, LLC and the purchasers named therein

 +4.5 Parent Guaranty dated as of June 7, 2002, by Inergy, L.P. in favor of the noteholders named therein

 +4.6    Limited Guaranty dated as of June 7, 2002, by IPCH Acquisition Corp.
         in favor of the noteholders named therein

 +4.7 Subsidiary Guaranty dated as of June 7, 2002, by the guarantors named therein in favor of the noteholders named therein

 +5.1 Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

 *8.1    Opinion of Vinson & Elkins L.L.P. relating to tax matters

 10.1    Fourth Amended and Restated Credit Agreement by and among Inergy
         Propane, LLC and the lenders named therein, dated as of December 20, 2001 (incorporated by reference to Exhibit 10.1 to Inergy, L.P.'s
         Annual Report on Form 10-K filed on December 28, 2001)

 *10.1A  Amendment No. 1 to Fourth Amended and Restated Credit Agreement

 +10.1B  Amendment No. 2 to Fourth Amended and Restated Credit Agreement

  10.2   Asset Purchase Agreement by and between Inergy Partners, LLC and
         Country Gas Company, Inc., dated as of May 20, 2000 (incorporated by reference to Exhibit 10.2 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.3 Securities Purchase Agreement by and among Inergy Partners, LLC and various investors, dated as of January 12, 2001 (incorporated by reference to Exhibit 10.3 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.4 Investor Rights Agreement by and among Inergy Partners, LLC and various investors, dated as of January 12, 2001 (incorporated by reference to Exhibit 10.4 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.5   Asset Purchase Agreement by and among Inergy Partners, LLC and the
         Hoosier Group, dated as of September 8, 2000 (incorporated by reference to Exhibit 10.5 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.6   Inergy Employee Long-Term Incentive Plan (incorporated by reference to
         Exhibit 10.6 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on July 2, 2001)

  10.7   Inergy Unit Purchase Plan (incorporated by reference to Exhibit 10.1 to Inergy, L.P.'s Registration Statement on Form S-8 filed on March 6,
         2002)

  10.8   Employment Agreement--John J. Sherman (incorporated by reference to
         Exhibit 10.8 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on July 2, 2001)

  10.9   Employment Agreement--Phillip L. Elbert (incorporated by reference to
         Exhibit 10.9 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on May 7, 2001)

  10.9A  First Amendment to Employment Agreement--Phillip L. Elbert
         (incorporated by reference to Exhibit 10.9A to Inergy, L.P.'s
         Registration Statement on Form S-1/A (Registration No. 333-56976)
         filed on July 20, 2001)

  10.10 Employment Agreement--R Brooks Sherman, Jr. (incorporated by reference to Exhibit 10.10 to Inergy, L.P.'s Registration Statement on Form S-
         1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.10A First Amendment to Employment Agreement--R. Brooks Sherman, Jr.
         (incorporated by reference to Exhibit 10.10A to Inergy, L.P.'s
         Registration Statement on Form S-1/A (Registration No. 333-56976)
         filed on July 20, 2001)

  10.11  Employment Agreement--Carl A. Hughes (incorporated by reference to
         Exhibit 10.11 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on July 2, 2001)

  10.12  Employment Agreement--Michael D. Fox (incorporated by reference to
         Exhibit 10.12 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on July 2, 2001

  10.13 Employment Agreement--William C. Gautreaux (incorporated by reference to Exhibit 10.13 to Inergy, L.P.'s Registration Statement on Form S-
         1/A (Registration No. 333-56976) filed on July 2, 2001

 *10.14 Contribution, Conveyance, Assignment and Assumption Agreement by and among Inergy, L.P., Inergy Partners, LLC and the other parties named therein, dated as of July 31, 2001

  10.15 Agreement and Plan of Merger, dated as of December 19, 2001 by and among Inergy Holders, LLC, IPCH Acquisition Corp., IPCH Merger Corp.,
        Inergy, L.P., Independent Propane Company Holdings, certain holders of
        Series E Preferred Stock of Independent Propane Company Holdings and joined in by David L. Scott, Robert R. Galvin and Inergy Propane, LLC.
        (incorporated by reference to Exhibit 2.1 of Inergy, L.P.'s Current
        Report on Form 8-K filed on January 4, 2002)

  10.16 Transaction Agreement dated as of December 19, 2001 by and among Inergy, L.P., Inergy GP, LLC, Inergy Propane, LLC, Inergy Sales and
        Service, Inc., Inergy Holdings, LLC, IPCH Acquisition Corp., and IPCH
        Merger Corp. (incorporated by reference to Exhibit 2.2 of Inergy,
        L.P.'s Current Report on Form 8-K filed on January 4, 2002)

  10.17 Registration Rights Agreement entered into as of December 19, 2001 by and among Inergy, L.P. and certain investors (incorporated by reference to Exhibit 4.1 of Inergy, L.P.'s Current Report on Form 8-K filed on
        January 4, 2002)

  10.18 Registration Rights Agreement entered into as of December 19, 2001 by and between Inergy, L.P. and IPCH Acquisition Corp. (incorporated by reference to Exhibit 4.2 of Inergy, L.P.'s Current Report on Form 8-K filed on January 4, 2002)

 +10.19 Intercreditor and Collateral Agency Agreement entered into as of June
        7, 2002, by and among Wachovia Bank, National Association, the lenders named therein and the noteholders named therein

 *21.1  List of subsidiaries of Inergy, L.P.

 +23.1  Consent of Ernst & Young LLP

 *23.2  Consent of Arthur Andersen LLP

 +23.3  Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

  23.4  Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

 *24.1  Powers of Attorney

--------

* Previously Filed


+ Filed herewith


Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement (333-89010) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 13, 2002.

                                          Inergy, L.P.
                                          By: Inergy GP, LLC
                                             its Managing General Partner

                                               /s/ R. Brooks Sherman, Jr.
                                          By: _________________________________
                                          Name: R. Brooks Sherman Jr.
                                          Title: Vice President and Chief
                                          Financial Officer



   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement (333-89010) on Form S-1 has been signed below by the officers and directors of Inergy GP, LLC, as managing general partner of Inergy, L.P., the registrant, in the capacities and on the dates indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ John J. Sherman           President and Chief           June 13, 2002
______________________________________  Executive Officer and
           John J. Sherman              Chairman of the Board
                                        (principal executive
                                        officer)

                  *                    Senior Vice President--       June 13, 2002
______________________________________  Operations and Director
           Philip L. Elbert

      /s/ R. Brooks Sherman, Jr.       Chief Financial Officer       June 13, 2002
______________________________________  (principal accounting and
        R. Brooks Sherman Jr.           financial officer)

                                       Director
______________________________________
        Richard C. Green, Jr.

                  *                    Director                      June 13, 2002
______________________________________
          Warren H. Gfeller

                  *                    Director                      June 13, 2002
______________________________________
           David J. Schulte



     /s/ R. Brooks Sherman, Jr.
*By: _________________________________
        R. Brooks Sherman, Jr.
           Attorney-in-Fact

                                 EXHIBIT INDEX


 Exhibit
 Number  Description
 ------- -----------
 *1.1    Form of Underwriting Agreement

  3.1 Certificate of Limited Partnership of Inergy, L.P. (incorporated by reference to Exhibit 3.1 to Inergy, L.P.'s Registration Statement on
         Form S-1 (Registration No. 333-56976) filed on March 14, 2001)

 *3.2    Amended and Restated Agreement of Limited Partnership of Inergy, L.P.

 +3.2A   Amendment No. 1 to Amended and Restated Agreement of Limited
         Partnership of Inergy, L.P.

  3.3 Certificate of Formation as relating to Inergy Propane, LLC, as amended (incorporated by reference to Exhibit 3.3 to Inergy, L.P.'s
         Registration Statement on Form S-1/A (Registration No. 333-56976)
         filed on May 7, 2001)

 *3.4    Third Amended and Restated Limited Liability Company Agreement of
         Inergy Propane, LLC, dated as of July 31, 2001

  3.5 Certificate of Formation of Inergy GP, LLC (incorporated by reference to Exhibit 3.5 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on May 7, 2001)

  3.6 Limited Liability Company Agreement of Inergy GP, LLC (incorporated by reference to Exhibit 3.6 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  3.7 Certificate of Formation as relating to Inergy Partners, LLC, as amended (incorporated by reference to Exhibit 3.7 to Inergy, L.P.'s
         Registration Statement on Form S-1/A (Registration No. 333-56976)
         filed on May 7, 2001)

 *3.8    Second Amended and Restated Limited Liability Company Agreement of
         Inergy Partners, LLC, dated as of July 31, 2001

  4.1 Specimen Unit Certificate for Senior Subordinated Units (incorporated by reference to Exhibit 4.1 to Inergy, L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  4.2 Specimen Unit Certificate for Junior Subordinated Units (incorporated by reference to Exhibit 4.2 to Inergy, L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  4.3 Specimen Unit Certificate for Common Units (incorporated by reference to Exhibit 4.3 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on May 7, 2001)

 +4.4    Note Purchase Agreement entered into as of June 7, 2002, by Inergy
         Propane, LLC and the purchasers named therein

 +4.5 Parent Guaranty dated as of June 7, 2002, by Inergy, L.P. in favor of the noteholders named therein

 +4.6    Limited Guaranty dated as of June 7, 2002, by IPCH Acquisition Corp.
         in favor of the noteholders named therein

 +4.7 Subsidiary Guaranty dated as of June 7, 2002, by the guarantors named therein in favor of the noteholders named therein

 +5.1 Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

 *8.1    Opinion of Vinson & Elkins L.L.P. relating to tax matters

  10.1   Fourth Amended and Restated Credit Agreement by and among Inergy
         Propane, LLC and the lenders named therein, dated as of December 20, 2001 (incorporated by reference to Exhibit 10.1 to Inergy, L.P.'s
         Annual Report on Form 10-K filed on December 28, 2001)

 *10.1A  Amendment No. 1 to Fourth Amended and Restated Credit Agreement

 +10.1B  Amendment No. 2 to Fourth Amended and Restated Credit Agreement

  10.2   Asset Purchase Agreement by and between Inergy Partners, LLC and
         Country Gas Company, Inc., dated as of May 20, 2000 (incorporated by reference to Exhibit 10.2 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.3 Securities Purchase Agreement by and among Inergy Partners, LLC and various investors, dated as of January 12, 2001 (incorporated by reference to Exhibit 10.3 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.4 Investor Rights Agreement by and among Inergy Partners, LLC and various investors, dated as of January 12, 2001 (incorporated by reference to Exhibit 10.4 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.5   Asset Purchase Agreement by and among Inergy Partners, LLC and the
         Hoosier Group, dated as of September 8, 2000 (incorporated by reference to Exhibit 10.5 to Inergy, L.P.'s Registration Statement on
         Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.6   Inergy Employee Long-Term Incentive Plan (incorporated by reference to
         Exhibit 10.6 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on July 2, 2001)

  10.7   Inergy Unit Purchase Plan (incorporated by reference to Exhibit 10.1 to Inergy, L.P.'s Registration Statement on Form S-8 filed on March 6,
         2002)

  10.8   Employment Agreement--John J. Sherman (incorporated by reference to
         Exhibit 10.8 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on July 2, 2001)

  10.9   Employment Agreement--Phillip L. Elbert (incorporated by reference to
         Exhibit 10.9 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on May 7, 2001)

  10.9A  First Amendment to Employment Agreement--Phillip L. Elbert
         (incorporated by reference to Exhibit 10.9A to Inergy, L.P.'s
         Registration Statement on Form S-1/A (Registration No. 333-56976)
         filed on July 20, 2001)

  10.10 Employment Agreement--R Brooks Sherman, Jr. (incorporated by reference to Exhibit 10.10 to Inergy, L.P.'s Registration Statement on Form S-
         1/A (Registration No. 333-56976) filed on May 7, 2001)

  10.10A First Amendment to Employment Agreement--R. Brooks Sherman, Jr.
         (incorporated by reference to Exhibit 10.10A to Inergy, L.P.'s
         Registration Statement on Form S-1/A (Registration No. 333-56976)
         filed on July 20, 2001)

  10.11  Employment Agreement--Carl A. Hughes (incorporated by reference to
         Exhibit 10.11 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on July 2, 2001)

  10.12  Employment Agreement--Michael D. Fox (incorporated by reference to
         Exhibit 10.12 to Inergy, L.P.'s Registration Statement on Form S-1/A
         (Registration No. 333-56976) filed on July 2, 2001

  10.13 Employment Agreement--William C. Gautreaux (incorporated by reference to Exhibit 10.13 to Inergy, L.P.'s Registration Statement on Form S-
         1/A (Registration No. 333-56976) filed on July 2, 2001

 *10.14 Contribution, Conveyance, Assignment and Assumption Agreement by and among Inergy, L.P., Inergy Partners, LLC and the other parties named therein, dated as of July 31, 2001

  10.15 Agreement and Plan of Merger, dated as of December 19, 2001 by and among Inergy Holders, LLC, IPCH Acquisition Corp., IPCH Merger Corp.,
        Inergy, L.P., Independent Propane Company Holdings, certain holders of
        Series E Preferred Stock of Independent Propane Company Holdings and joined in by David L. Scott, Robert R. Galvin and Inergy Propane, LLC.
        (incorporated by reference to Exhibit 2.1 of Inergy, L.P.'s Current
        Report on Form 8-K filed on January 4, 2002)

  10.16 Transaction Agreement dated as of December 19, 2001 by and among Inergy, L.P., Inergy GP, LLC, Inergy Propane, LLC, Inergy Sales and
        Service, Inc., Inergy Holdings, LLC, IPCH Acquisition Corp., and IPCH
        Merger Corp. (incorporated by reference to Exhibit 2.2 of Inergy,
        L.P.'s Current Report on Form 8-K filed on January 4, 2002)

  10.17 Registration Rights Agreement entered into as of December 19, 2001 by and among Inergy, L.P. and certain investors (incorporated by reference to Exhibit 4.1 of Inergy, L.P.'s Current Report on Form 8-K filed on
        January 4, 2002)

  10.18 Registration Rights Agreement entered into as of December 19, 2001 by and between Inergy, L.P. and IPCH Acquisition Corp. (incorporated by reference to Exhibit 4.2 of Inergy, L.P.'s Current Report on Form 8-K filed on January 4, 2002)

 +10.19 Intercreditor and Collateral Agency Agreement entered into as of June
        7, 2002, by and among Wachovia Bank, National Association, the lenders named therein and the noteholders named therein

 *21.1  List of subsidiaries of Inergy, L.P.

 +23.1  Consent of Ernst & Young LLP

 *23.2  Consent of Arthur Andersen LLP

 +23.3  Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

  23.4  Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

 *24.1  Powers of Attorney

--------

* Previously filed


+ Filed herewith